Exhibit 10.1
EXECUTION VERSION

$410,000,000
FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT
among
PINNACLE ENTERTAINMENT, INC.,
as the Borrower,
The Several Lenders
from Time to Time Parties Hereto,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and
J.P. MORGAN SECURITIES LLC,
as Joint Lead Arrangers and Joint Book Runners,
BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A.,
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
DEUTSCHE BANK SECURITIES INC., and
WELLS FARGO BANK, N.A.
as Syndication Agents,
UBS SECURITIES LLC and CAPITAL ONE NATIONAL ASSOCIATION,
as Senior Managing Agents,
and
BARCLAYS BANK PLC,
as Administrative Agent
Dated as of August 2, 2011

ANNEX:

A	Pricing Grid
SCHEDULES:

1.1(a)	List of Mortgaged Properties (Leasehold and Fee)
1.1(b)	List of Preferred Ship Mortgages
1.1(c)	List of Post-Closing Gaming Pledge Agreement Amendments
1.1(d)	List of Existing Letters of Credit
4.4	List of Outstanding Consents, Authorizations, Filings, Proceedings and Notices
4.15(a)	List of Subsidiaries (Unrestricted and Restricted and Immaterial)
4.15(b)	List of outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments
4.19(a)	UCC Financing Statements Filing Jurisdictions
4.19(b)	List of Amendments to Mortgages
7.2(d)	List of Existing Indebtedness
7.3(f)	List of Existing Liens
7.5(g)	List of Designated Assets
7.7(d)	List of Existing Investments

v

EXHIBITS:

A	Form of Compliance Certificate
B-1	Form of Lender Addendum
B-2	Form of New Lender Supplement
B-3	Form of Incremental Facility Activation Notice
C	Form of Mortgage
D	Form of Preferred Ship Mortgage
E	[RESERVED]
F	[RESERVED]
G	[RESERVED]
H	Form of Borrowing Notice
I-1	Form of Incremental Term Note
I-2	Form of Incremental Delayed Draw Term Note
I-3	Form of Revolving Credit Note
I-4	Form of Swing Line Note
J	Form of Exemption Certificate
K	Form of Closing Certificate
L	[RESERVED]
M	[RESERVED]
N	[RESERVED]
O	Form of Assignment and Acceptance
P	[RESERVED]
Q	Form of Declining Lender Notice

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 2, 2011, among PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement, as Lenders, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC, as joint lead arrangers and joint book runners (in such capacities, the “Arrangers”), BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, DEUTSCHE BANK SECURITIES INC. and WELLS FARGO BANK, N.A., as Syndication Agents (in such capacities, the “Syndication Agents”), UBS SECURITIES LLC and CAPITAL ONE NATIONAL ASSOCIATION, as Senior Managing Agents (in such capacity, the “Senior Managing Agents”), and BARCLAYS BANK PLC (“Barclays”), as administrative agent (in such capacity, the “Administrative Agent”, it being understood and agreed that any successor administrative agent appointed pursuant to Section 9.9 hereof shall be the “Administrative Agent”).
W I T N E S S E T H:
A. The Borrower, together with and the other several lenders from time to time party thereto (the “Existing Lenders”) entered into that existing Third Amended and Restated Credit Agreement, dated as of February 5, 2010 (the “Original Credit Agreement”), as amended by (i) that certain First Amendment to the Third Amended and Restated Credit Agreement, dated as of April 28, 2010 and (ii) that certain Second Amendment to the Third Amended and Restated Credit Agreement, dated as of October 28, 2010, each by, among others, the Borrower, the lenders party thereto, and the Administrative Agent (collectively, the “Amendments”; the Original Credit Agreement, as amended by the Amendments, the “Existing Credit Agreement”), pursuant to which the Existing Lenders agreed to make certain advances to the Borrower; and
B. The Borrower has requested and the Lenders have agreed to amend and restate the Existing Credit Agreement for the purpose of, among other things, paying off the existing $375,000,000 revolving credit facility and replacing it with a $410,000,000 revolving credit facility, such that the aggregate principal amount of the available credit facilities shall be $410,000,000, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:
SECTION 1.
DEFINITIONS
1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“Accepting Term Loan Lender”: as defined in Section 2.13(f).
“Accounting Change”: as defined in Section 10.16.

“Act”: as defined in Section 10.19.
“Additional Extensions of Credit”: as defined in Section 10.1.
“Adjustment Date”: as defined in Annex A attached hereto.
“Administrative Agent”: as defined in the preamble hereto.
“Administrative Agent Removal”: as defined in Section 9.9(a).
“Administrative Agent Resignation”: as defined in Section 9.9(a).
“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agents”: the collective reference to the Arrangers, the Syndication Agents, the Senior Managing Agents and the Administrative Agent.
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding; (b) the aggregate then unpaid principal amount of such Lender’s Incremental Term Loans, if any; (c) the aggregate then unpaid principal amount of such Lender’s Incremental Delayed Draw Term Loans, if any; and (d) the amount of such Lender’s undrawn Incremental Delayed Draw Term Commitments, if any.
“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.
“Agreement”: this Fourth Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Amendments”: as defined in the recitals.
“Annualized Adjusted EBITDA”: for any period, for the Borrower and its Restricted Subsidiaries, Consolidated EBITDA for such period plus (a) to the extent deducted in arriving at Consolidated EBITDA for such period, non-cash write downs to goodwill required by Financial Accounting Standards Board Statement No. 142, and any non-cash reductions to the value of the assets of the Borrower and its Restricted Subsidiaries required by Financial Accounting Standards Board Statement No. 121 or No. 144, plus (b) the Foreign Subsidiary Receipts that were (x) received during such period by the Borrower or any Restricted Subsidiary and (y) irrevocably designated during such period as Reclassified Foreign Subsidiary Receipts; provided, that for any period ending on or after the last day of the first full fiscal quarter of operations following the date of the opening of any Project and ending on or before the last day of the fourth full fiscal quarter following such opening, that portion of Consolidated EBITDA which is attributable to the applicable Project shall be included only for the period consisting of the full fiscal quarters since the date of such Project’s opening, annualized on a straight-line basis; provided, that for purposes of calculating Annualized Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for any period, (i) the Consolidated EBITDA of any Person or operating gaming business or any other business not prohibited by Section 7.14 hereof acquired by the Borrower or its Restricted Subsidiaries during such period shall be included on a pro forma basis for such period (as if the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person or business and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and the Lenders and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by the Administrative Agent; and (ii) the Consolidated EBITDA of any Person Disposed of by the Borrower or its Restricted Subsidiaries during such period shall be excluded for such period (as if the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).
“Applicable Margin”: for each Type of Loan under the Revolving Credit Facility, the rate per annum over the Base Rate or Eurodollar Rate, as applicable, set forth in the relevant column heading on Annex A. For each Type of Loan under each Incremental Facility established pursuant to this Agreement, the rate per annum over the Base Rate or Eurodollar Rate, as applicable, set forth in the Incremental Facility Activation Notice with respect to such Incremental Facility.
“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.
“Arrangers”: as defined in the preamble hereto.
“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (f), (i), (j), (k), (l), (m), (o) and (p) of Section 7.5) which yields gross proceeds to the Borrower or any of its Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds), in excess of $5,000,000.
“Assignee”: as defined in Section 10.6(c).
“Assignment and Acceptance”: an agreement pursuant to which a Lender becomes a party to this Agreement, substantially in the form of Exhibit O, or another form reasonably acceptable to Administrative Agent.

“Assignor”: as defined in Section 10.6(c).
“Atlantic City Entities”: PNK Development 13, LLC, ACE Gaming, LLC, Mitre Associates, LLC, Brighton Park Maintenance Corp., AREP Boardwalk Properties LLC, PSW Properties LLC, and AREH MLK LLC.
“Atlantic City Property”: the approximately 19 acres of land located in Atlantic City, New Jersey, owned by one or more of the Atlantic City Entities, including all adjacent and adjoining land along the Boardwalk.
“Available Incremental Delayed Draw Term Commitment”: with respect to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Incremental Delayed Draw Term Commitment, if any, then in effect over (b) such Lender’s Incremental Delayed Draw Term Loans then outstanding.
“Available Revolving Credit Commitment”: with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Credit Commitment pursuant to Section 2.10(a), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.
“Back-Stop Arrangements”: collectively, the Letter of Credit Back-Stop Arrangements and the Swing Line Back-Stop Arrangements.
“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the sum of the Eurodollar Rate for such day assuming a one-month Interest Period and 1.00%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate (assuming a one-month Interest Period) shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate (assuming a one-month Interest Period), respectively.
“Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.
“Baton Rouge Project”: the casino and related developments to be located on land in Baton Rouge, Louisiana.
“Benefited Lender”: as defined in Section 10.7(a).
“Biloxi Property”: the Casino Magic Biloxi hotel and river-boat casino, which was located in Biloxi, Mississippi.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower”: as defined in the preamble hereto.
“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
“Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a written notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit H, delivered to the Administrative Agent.
“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
“Cabela’s Real Estate Purchase Agreement”: that certain Real Estate Purchase Agreement, dated as of March 7, 2005, by and between PNK (Reno), LLC, a Nevada limited liability company, as seller, and Cabela’s Retail, Inc., a Nebraska corporation, as purchaser, as amended by that certain (a) First Amendment to Real Estate Purchase Agreement, dated as of May 2, 2005, (b) Second Amendment to Real Estate Purchase Agreement, dated as of June 2, 2005, and (c) Third Amendment to Real Estate Purchase Agreement, dated as of July 5, 2005, as the same may be further amended or amended and restated from time to time.
“Cabela’s Transaction”: the disposition and development of the Cabela’s Transaction Property by PNK (Reno), LLC and Cabela’s Retail, Inc., as more particularly described in the Cabela’s Real Estate Purchase Agreement and the Cabela’s Truck Stop Purchase Agreement.
“Cabela’s Transaction Property”: collectively, (a) approximately thirty-eight (38) acres of unimproved real property located in the City of Reno, County of Washoe, Nevada, as more particularly described in the Cabela’s Real Property Purchase Agreement, and (b) approximately two (2) acres of real property in the City of Reno, County of Washoe, Nevada on which PNK (Reno), LLC operates a truck stop, as more particularly described in the Cabela’s Truck Stop Purchase Agreement.
“Cabela’s Truck Stop Purchase Agreement”: that certain Truck Stop Purchase Agreement, dated as of March 7, 2005, by and between PNK (Reno), LLC, a Nevada limited liability company, as seller, and Cabela’s Retail, Inc., a Nebraska corporation, as purchaser, as amended by that certain (a) First Amendment to Truck Stop Purchase Agreement, dated as of May 2, 2005, (b) Second Amendment to Trust Stop Purchase Agreement, dated as of June 2, 2005, and (c) Third Amendment to Truck Stop Purchase Agreement, dated as of July 5, 2005, as the same may be further amended or amended and restated from time to time.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person.
“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. Notwithstanding the foregoing and Section 10.16, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) classified as a capital lease under GAAP as in effect on the Effective Date, shall not be treated as a capital lease solely as a result of the adoption of changes in GAAP.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Cash”: all monetary items treated as cash in accordance with GAAP, consistently applied.
“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States or issued by FNMA, FHLMC or FFCB, in each case maturing within one year from the date of acquisition; (b) corporate notes issued by domestic corporations that are rated at least A by S&P or A by Moody’s, in each case maturing within one year from the date of acquisition; (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States Government; (d) commercial paper of a domestic issuer rated at least A-1 by S&P or P-1 by Moody’s, maturing within six months of the date of acquisition; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) auction rate securities including taxable municipals, taxable auction notes, and money market preferred; provided, that the availability of principal, credit quality, and “reset period” are consistent with clause (b) of this definition; and (h) shares of money market mutual or similar funds which invest primarily in assets satisfying the requirements of clauses (a) through (g) of this definition.

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of the Borrower; (b) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; (c) the Borrower shall cease, other than pursuant to or as a result of a transaction not otherwise prohibited by this Agreement, to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Restricted Subsidiaries listed on Schedule 4.15(a) attached hereto free and clear of all consensual Liens (except Liens created by the Security Documents or this Agreement); or (d) a Specified Change of Control.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
“Collateral Proceeds”: as defined in Section 2.13(f).
“Commitment”: with respect to any Lender, each of the Revolving Credit Commitment, Incremental Term Loan Commitment and the Incremental Delayed Draw Term Commitment, if any, of such Lender.
“Commitment Fee Rate”: with respect to the Revolving Credit Commitment, the percentage per annum set forth in Annex A.
“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
“Completion of Construction”: as to any Project, shall be deemed to have occurred when the items on the Construction Plans for such Project have been substantially completed except for punch list items.
“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit A.
“Condo Component”: residential housing or mixed-use/retail development or developments within downtown City of St. Louis to be developed in connection with the Lumière Property, or in Baton Rouge, Louisiana to be developed in connection with the L’Auberge Baton Rouge Property.
“Condo Information Package”: as defined in Section 6.2(g).
“Consolidated Current Assets”: of any Person at any date, all amounts (other than Cash, Cash Equivalents and deferred tax accounts) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date.

“Consolidated Current Liabilities”: of any Person at any date, all amounts (other than deferred tax accounts) that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date, but excluding, with respect to the Borrower, (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b), without duplication, all Indebtedness consisting of Revolving Credit Loans or Swing Line Loans, to the extent otherwise included therein.
“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries that are Restricted Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense of such Person and its Subsidiaries that are Restricted Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization and write-off of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) pre-opening and related promotional expenses incurred in connection with any Project, (h) any other non-cash charges, and (i) any amount expended towards the development of businesses not prohibited by Section 7.l4, in an amount not to exceed $10,000,000 in any fiscal year minus, without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Interest Expense), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on sales of assets outside of the ordinary course of business, but not including business interruption insurance proceeds), and (c) any other non-cash income, all as determined on a consolidated basis.
“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Annualized Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for such period to (b) Consolidated Interest Expense for such period.
“Consolidated Interest Expense”: for any period, (a) total interest expense for such period determined in accordance with GAAP (including that attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) minus (b) to the extent included in calculating interest expense pursuant to clause (a), amortization of capitalized interest and debt issuance costs for such period determined in accordance with GAAP plus (c) interest required to be capitalized during such period in accordance with GAAP.

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary; provided further, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for such period (i) any business interruption insurance received or expected to be received and included in the calculation of Consolidated Net Income in accordance with GAAP for such period shall be excluded from Consolidated Net Income and (ii) there shall be included in Consolidated Net Income for such fiscal quarter the Estimated Business Interruption Insurance; provided further, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded from Consolidated Net Income any impairment charge taken as a result of any insured loss in such period and any portion of the Consolidated Net Income (in an amount not to exceed the amount of such impairment charge) which relates to casualty or property insurance received or to be received with respect to the same insured loss and included in the calculations of Consolidated Net Income in accordance with GAAP for such period.
“Consolidated Senior Secured Debt”: at any date, all Consolidated Total Debt as of such date that is secured by a Lien on any Property of the Borrower and/or any of its Restricted Subsidiaries.
“Consolidated Senior Secured Debt Ratio”: as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Senior Secured Debt less Excess Cash on such day to (b) Annualized Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for such period.
“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness (including the undrawn amounts under letters of credit) of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, except that notwithstanding the foregoing and Section 10.16, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) classified as a capital lease under GAAP as in effect on the Effective Date, shall not be treated as a capital lease solely as a result of the adoption of changes in GAAP; provided, however, that (a) with respect to the Indebtedness permitted under Section 7.2(j), such Indebtedness is only included for purposes of this definition to the extent (if at all) that on such date the amount of such Indebtedness is greater than the market value of the assets held in the Rabbi Trust in connection with the Deferred Compensation Plan by an amount that exceeds $10,000,000; and (b) Consolidated Total Debt shall not include any Indebtedness that is a long term liability arising solely as a result of lease payments which, pursuant to the lease with respect to the River City Property, are not required to be paid in cash until after the opening of the River City Property for business; provided, that the maximum aggregate amount excluded in this clause (b) shall not exceed $15,000,000.

“Consolidated Total Leverage Ratio”: as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt less Excess Cash on such day to (b) Annualized Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for such period.
“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets of the Borrower on such date less (b) Consolidated Current Liabilities of the Borrower on such date.
“Construction Budget”: the budget setting forth the costs for construction of any Project, as such budget may be amended, updated, supplemented, restated and/or modified at anytime and from time to time.
“Construction Plans”: the construction plans and drawings for any Unfinished Project, as such construction plans may be amended, updated, supplemented, restated and/or modified at anytime and from time to time.
“Continuing Directors”: the directors of the Borrower on the Effective Date, and each other director of the Borrower, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Term Amount”: as defined in Section 2.13(f).

“Declining Lender Notice”: as defined in Section 2.13(f).
“Declining Term Loan Lender”: as defined in Section 2.13(f).
“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender”: any Lender that (a) has failed to perform its obligation to fund any portion of its Loans (or participations in respect of Letters of Credit or Swing Line Loans) within three (3) Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute as to which such Lender has delivered to the Borrower and the Administrative Agent a written notice setting forth in reasonable detail the basis for such dispute; (b) has notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within three (3) Business Days after written request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent, the Issuing Lenders and the Swing Line Lenders that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (or participations in respect of Letters of Credit or Swing Line Loans), (d) otherwise has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute as to which such Lender has delivered to the Borrower and the Administrative Agent a written notice setting forth in reasonable detail the basis for such dispute, or (e) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority. A Lender that has become a Defaulting Lender because of an event referenced in this definition may cure such status and shall no longer constitute a Defaulting Lender as provided in the last paragraph of Section 2.27.
“Deferred Compensation Plan”: that certain Pinnacle Entertainment, Inc. Executive Deferred Compensation Plan, as amended and restated effective January 1, 2011, as it may be further amended, modified or supplemented from time to time, and the 2008 Amended and Restated Pinnacle Entertainment, Inc. Directors Deferred Compensation Plan, as it may be further amended, modified or supplemented from time to time.
“Derivatives Counterparty”: as defined in Section 7.6.
“Designated Asset Sale”: any Disposition of any of the assets listed on Schedule 7.5(g) attached hereto.

“Directors’ and Officers’ Trust”: an irrevocable grantor trust holding funds deposited by the Borrower to fund indemnification obligations to directors and officers of the Borrower and its Subsidiaries.
“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose”, “Disposed” and “Disposed of” shall have correlative meanings.
“Dollars” and “$”: lawful currency of the United States of America.
“Domestic”: as to any Subsidiary, a Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.
“Effective Date”: August 2, 2011.
“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.
“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Estimated Business Interruption Insurance”: the amount (determined in good faith by senior management of the Borrower) of business interruption insurance the Borrower expects to collect in any applicable period; provided, that with respect to damage to any Property, such amount shall not exceed the sum of (i) the historical quarterly Consolidated EBITDA for the previous four quarters for such Property ending prior to the date the damage occurred (or annualized if such Property has less than four full quarters of operations), and (ii) the amount of business interruption insurance not reflected in clause (i) that the Borrower expects to collect as a reimbursement in respect of other expenses incurred at such Property with respect to such period (provided that the amount included pursuant to this clause (ii) shall not exceed the amount of the other expenses incurred at such Property that are actually included in calculating Consolidated Net Income for such fiscal period).
“Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal or a fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.
“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.
“Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 — Eurocurrency Reserve Requirements
“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Excess Cash”: as of any date, an amount (but not less than zero) equal to (a) the total unrestricted Cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date minus (b) the Minimum Cash Requirement as of such date, minus (c) any amounts outstanding under the Revolving Credit Facility as of such date.
“Excess Cash Flow”: for any fiscal year of the Borrower, the difference, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital of the Borrower and its Restricted Subsidiaries for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, (v) the net increase during such fiscal year (if any) in deferred tax accounts of the Borrower and its Restricted Subsidiaries, and (vi) all business interruption insurance actually received in Cash during such fiscal year by the Borrower and its Restricted Subsidiaries minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income (including non-cash credits received from business interruption insurance), (ii) the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in Cash during such fiscal year on account of Capital Expenditures (minus, if there is no Unfinished Projects during such fiscal year, the principal amount of

Indebtedness incurred during such fiscal year in connection with such expenditures and minus the amount of any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Credit Loans and Swing Line Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments and all optional prepayments of the Incremental Term Loans and the Incremental Delayed Draw Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Incremental Term Loans and the Incremental Delayed Draw Term Loans) of the Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) the amount of the increase, if any, in Consolidated Working Capital of the Borrower and its Restricted Subsidiaries for such fiscal year, (vi) the aggregate net amount of gain on all Dispositions of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) the net decrease during such fiscal year (if any) in deferred tax accounts of the Borrower and its Restricted Subsidiaries and (viii) the Estimated Business Interruption Insurance.
“Excess Cash Flow Application Date”: as defined in Section 2.13(d).
“Existing Credit Agreement”: as defined in the recitals.
“Existing Lenders”: as defined in the recitals.
“Existing Letters of Credit”: the letters of credit set forth on Schedule 1.1(d).
“Existing Senior Unsecured Obligations”: the $450,000,000 8.625% Senior Notes due 2017 of the Borrower issued pursuant to the Indenture dated as of August 10, 2009 among the Borrower, the initial guarantors referred to therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, as further amended from time to time.
“Existing Subordinated Obligations”: (a) the $385,000,000 7.50% Senior Subordinated Notes due 2015 of the Borrower issued pursuant to the Indenture dated as of June 8, 2007 among the Borrower, the initial guarantors referred to therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, as further amended from time to time and (b) the $350,000,000 8.75% Senior Subordinated Notes due 2020 of the Borrower issued pursuant to the Indenture dated as of May 6, 2010 among the Borrower, the initial guarantors referred to therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, as further amended from time to time.
“Existing Unsecured Obligations”: the Existing Senior Unsecured Obligations and the Existing Subordinated Obligations.
“Expenses”: with regards to any Unfinished Project, the aggregate costs and expenses (including construction costs, design, FF&E, soft costs, pre-opening and promotional costs) expended in the construction and development of such Project in accordance with the applicable Construction Plans and the applicable Construction Budget.

“Facility”: each of the Revolving Credit Facility, each Incremental Revolving Facility, each Incremental Term Facility and each Incremental Delayed Draw Term Facility.
“Fair Value Determination”: with respect to any Disposition of Property, a determination by the management of the Borrower, that such Disposition, taking into account all current consideration and direct and indirect future benefits anticipated to be received by the Borrower and its Subsidiaries in connection with such Disposition, is a reasonable and good faith exercise of business judgment.
“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Financial Condition Covenants”: the covenants of the Borrower set forth in Section 7.1.
“Foreign”: as to any Subsidiary, a Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Foreign Subsidiary Receipts”: any dividend, distribution, payment, reimbursement or other amounts received in Cash from any Foreign Unrestricted Subsidiary of the Borrower by the Borrower or any Restricted Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lenders, such Defaulting Lender’s Revolving Credit Percentage of the outstanding L/C Obligations other than L/C Obligations as to which (i) such Defaulting Lender’s participation obligation has been reallocated pursuant to Section 2.27(d), or (ii) Letter of Credit Back Stop Arrangements shall have been provided in accordance with Section 3.9, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Revolving Credit Percentage of Swing Line Loans other than Swing Line Loans as to which (i) such Defaulting Lender’s participation obligation has been reallocated pursuant to Section 2.27(d), or (ii) Swing Line Back-Stop Arrangements shall have been provided in accordance with Section 2.7.
“Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section, excluding any Indebtedness described in Section 7.2(j).
“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.
“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of Section 7.1 and subject to Section 10.16, GAAP shall be determined on the basis of such principles used in the preparation of the December 31, 2010 audited financial statements.

“Gaming Board”: collectively, (a) the California Attorney General (acting pursuant to the California Gambling Control Act), (b) the Nevada Gaming Commission, (c) the Nevada State Gaming Control Board, (d) the Indiana Gaming Commission, (e) the Mississippi Gaming Commission, (f) the Louisiana Gaming Control Board, (g) the Missouri Gaming Commission, (h) the Ohio State Racing Commission, (i) the Ohio Lottery Commission, and (j) any other Governmental Authority that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted or proposed to be conducted by the Borrower and its Subsidiaries.
“Gaming Laws”: all Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Borrower and its Subsidiaries.
“Gaming License”: in any jurisdiction in which the Borrower or any of its Subsidiaries conducts or proposes to conduct any casino and gaming business or activities, any license, permit or other authorization to conduct gaming activities that is granted or issued by the applicable Gaming Board for such business activities.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the Gaming Boards and Liquor Authorities.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to the Subsidiary Guarantors.
“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.
“Hotel Agreements”: (a) a franchise/license agreement, a management agreement and other related agreements (including an information technology agreement), by the Borrower or its Restricted Subsidiary in connection with operation and management of the hotel that is part of the Lumière Property, in the form of the customary franchise or management agreement for the applicable franchisor or manager or such other form as shall be reasonably acceptable to the Administrative Agent; and (b) the other franchise/license agreements, management agreements and other related agreements, including, without limitation, information technology agreements, entered into by the Borrower or its Restricted Subsidiaries in connection with the operation and management of an existing hotel, or a hotel to be built as part of any potential development project of the Borrower or its Restricted Subsidiaries, in the form of the customary franchise or management agreement for the applicable franchisor or manager or such other form as shall be reasonably acceptable to the Administrative Agent.
“Immaterial Subsidiaries”: any Subsidiary of the Borrower or its Restricted Subsidiaries that does not (i) hold or own assets with an aggregate net book value of greater than $10,000,000 and (ii) hold any Gaming Licenses.
“Incremental Delayed Draw Term Commitment”: as to any Lender a Commitment to make an Incremental Delayed Draw Term Facility.
“Incremental Delayed Draw Term Commitment Period”: with respect to any Incremental Delayed Draw Term Facility, the commitment period for such Incremental Delayed Draw Term Facility.
“Incremental Delayed Draw Term Facilities”: as defined in Section 2.8(a).
“Incremental Delayed Draw Term Lender”: each Lender that has an Incremental Delayed Draw Term Commitment or that is the holder of Incremental Delayed Draw Term Loans.
“Incremental Delayed Draw Term Loans”: Incremental Loans under an Incremental Delayed Draw Term Facility.
“Incremental Delayed Draw Term Maturity Date”: for any Incremental Delayed Draw Term Loan, the maturity date for such Incremental Delayed Draw Term Loan as set forth in the applicable Incremental Facility Activation Notice (or such earlier date on which such Incremental Delayed Draw Term Loan becomes due and payable pursuant to Section 8).

“Incremental Delayed Draw Term Percentage”: as to any Incremental Delayed Draw Term Lender at any time, the percentage which the sum of such Lender’s unfunded Incremental Delayed Draw Term Commitment plus the aggregate principal amount of such Lender’s Incremental Delayed Draw Term Loans then outstanding constitutes of the sum of the aggregate unfunded Incremental Delayed Draw Term Commitments and the aggregate principal amount of the Incremental Delayed Draw Term Loans then outstanding.
“Incremental Delayed Draw Term Note”: as described in Section 2.9(e).
“Incremental Facilities”: as defined in Section 2.8(a).
“Incremental Facility Activation Notice”: a notice substantially in the form of Exhibit B-3.
“Incremental Facility Amendments”: as defined in Section 2.8(a).
“Incremental Facility Effective Date”: as defined in Section 2.8(a).
“Incremental Loans”: additional Loans or Additional Extensions of Credit made pursuant to any Incremental Facility.
“Incremental Revolving Credit Commitments”: as defined in Section 2.8(a).
“Incremental Revolving Facilities”: as defined in Section 2.8(a).
“Incremental Revolving Facility Commitment”: as to any Lender a Commitment to make an Incremental Revolving Facility.
“Incremental Revolving Loans”: Incremental Loans under an Incremental Revolving Facility.
“Incremental Term Commitment”: as to any Lender a Commitment to make an Incremental Term Facility.
“Incremental Term Facilities”: as defined in Section 2.8(a).
“Incremental Term Lender”: each Lender that has an Incremental Term Commitment or that is the holder of Incremental Term Loans.
“Incremental Term Loans”: Incremental Loans under an Incremental Term Facility.
“Incremental Term Maturity Date”: for any Incremental Term Loan, the maturity date for such Incremental Term Loan as set forth in the applicable Incremental Facility Activation Notice (or such earlier date on which such Incremental Term Loan becomes due and payable pursuant to Section 8).
“Incremental Term Note”: as described in Section 2.9(e).

“Incremental Term Percentage”: as to any Incremental Term Lender at any time, the percentage which such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (other than chip and token liability incurred in the ordinary course of such Person’s business), (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables and accrued expenses that are current liabilities), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements.
“Indemnified Liabilities”: as defined in Section 10.5.
“Indemnitee”: as defined in Section 10.5.
“Indentures”: collectively, the Senior Subordinated Indentures and the Senior Unsecured Indentures.
“Indiana Power of Attorney”: a power of attorney required, pursuant to applicable Requirements of Law, to be entered into by the Borrower or any of its Restricted Subsidiaries by the Indiana Gaming Commission.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent”: pertaining to a condition of Insolvency.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.
“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:
(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(b) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on any Incremental Term Loans or Incremental Delayed Draw Term Loans, as the case may be, shall end on the Revolving Credit Termination Date or such due date, as applicable; and
(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.
“Investments”: as defined in Section 7.7.
“Issuing Lender”: (a) Barclays Bank PLC and (b) any other Revolving Credit Lender from time to time designated by the Borrower as an Issuing Lender with the consent of such Revolving Credit Lender and notice to the Administrative Agent, subject to Section 9.9(c) hereof, as applicable.
“L/C Commitment”: $75,000,000.
“L/C Fee Payment Date”: the last day of each March, June, September and December and the Revolving Credit Termination Date.
“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that issued such letter of Credit.
“L’Auberge Baton Rouge Property”: the complex known as L’Auberge Casino and Hotel located in Baton Rouge, Louisiana.
“Laws”: collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents, including, without limitation, Gaming Laws.
“Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit B-1, to be executed and delivered by such Lender on the Effective Date as provided in Section 10.17.
“Lenders”: collectively, the Revolving Credit Lenders, the Incremental Term Lenders, if any, and the Incremental Delayed Draw Term Lenders, if any, and includes the Issuing Lenders (unless the context otherwise requires).
“Letter of Credit Back-Stop Arrangements”: as defined in Section 3.9.
“Letters of Credit”: as defined in Section 3.1(a).
“License Revocation”: the revocation, failure to renew, suspension of, refusal to issue, or the appointment of a receiver, supervisor or similar official with respect to, any Gaming License covering any present or reasonably proposed casino or gaming facility of the Borrower or any Restricted Subsidiary.
“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Liquor Authorities”: in any jurisdiction in which the Borrower or any of its Subsidiaries sells and/or distributes beer, wine or liquor, or proposes to sell and/or distribute beer, wine or liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering or enforcing the Liquor Laws.
“Liquor Laws”: the laws, rules, regulations and orders applicable to or involving the sale and/or distribution of beer, wine or liquor by the Borrower or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations or administration thereof by the applicable Liquor Authorities.

“Liquor License”: in any jurisdiction in which the Borrower or any of its Subsidiaries sells and/or distributes beer, wine or liquor, or proposes to sell and/or distribute beer, wine or liquor, any license, permit or other authorization to sell and distribute beer, wine or liquor that is granted or issued by the Liquor Authorities.
“Loan”: any loan made by any Lender pursuant to this Agreement.
“Loan Documents”: this Agreement, the Subsidiary Guaranty, the Security Documents, the Applications and the Notes.
“Loan Parties”: the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.
“Lumière Property”: the complex known as Lumière Place located in downtown St. Louis, Missouri, including the Lumière Place Casino and the Four Seasons Hotel St. Louis.
“Madison House Lease”: that certain Lease dated December 18, 2000, by and between Madison House Group, L.P., a New Jersey limited partnership, and Greate Bay Hotel and Casino, Inc. (a predecessor to ACE Gaming, LLC, a subsidiary of the Borrower), a New Jersey corporation, for the Madison House Hotel located in Atlantic City, New Jersey (which was collaterally assigned on December 26, 2000 by Madison House Group, L.P. to Crown Mortgage Company, pursuant to the Collateral Assignment of Lease dated as of that date), as may be amended, extended, renewed, supplemented, restated, amended and restated or otherwise modified from time to time.
“Majority Facility Lenders”: with respect to (a) the Revolving Credit Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Total Revolving Extensions of Credit outstanding under the Revolving Credit Facility (or, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments); (b) any Incremental Term Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Incremental Term Loans outstanding under such Incremental Term Facility; (c) any Incremental Delayed Draw Term Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Incremental Delayed Draw Term Loans and unfunded Incremental Delayed Draw Term Commitments under such Incremental Delayed Draw Term Facility; or (d) any Incremental Revolving Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Incremental Revolving Loans and unfunded Incremental Revolving Facility Commitments under such Incremental Revolving Facility.
“Majority Revolving Credit Facility Lenders”: the Majority Facility Lenders in respect of the Revolving Credit Facility.
“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement, the Subsidiary Guarantee, the Notes, the Security Documents (including amendments thereto), taken as a whole, or the other Loan Documents (including amendments thereto), taken as a whole, or the rights or remedies of the Agents or the Lenders under this Agreement, the Subsidiary Guarantee, the Notes, the Security Documents (including amendments thereto), taken as a whole, or the other Loan Documents (including amendments thereto), taken as a whole, or (c) on the ability of the Borrower and the Loan Parties to fulfill their obligations under the Loan Documents.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.
“Maximum Foreign Subsidiary Investment Amount”: as of any date of determination, the sum of (a) $1,500,000; plus (b) all amounts received by the Borrower or any Restricted Subsidiary as Foreign Subsidiary Receipts after January 1, 2011 through such date of determination, minus (c) all Reclassified Foreign Subsidiary Receipts.
“Minimum Cash Requirement”: as of any date, the sum as of such date of (a) $65,000,000 plus (b) on any date after the Baton Rouge Project opens, $10,000,000 plus (c) on any date after River Downs Project opens with video lottery terminals, $5,000,000 plus (d) $10,000,000 for each Material Operating Property which opened after the Effective Date and prior to such date plus (e) $10,000,000 for each Material Operating Property which was acquired after the Effective Date and prior to such date minus (f) $10,000,000 for each Material Operating Property which was Disposed of or otherwise ceased operations after the Effective Date and prior to such date. For purposes of this definition, “Material Operating Property” means (i) the Reno Property or (ii) any other Property which either was acquired for $100,000,000 or more or had a Construction Budget of $100,000,000 or more and at which gaming operations are conducted.
“Moody’s”: Moody’s Investors Service, Inc.
“Mortgaged Properties”: the real properties listed on Schedule 1.1(a) as and when the Administrative Agent for the benefit of the Secured Parties is granted a Lien pursuant to one or more Mortgages in accordance with the terms of this Agreement.
“Mortgages”: collectively, (a) each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the secured parties, (b) each of the amended and restated mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the secured parties, and (c) any other mortgages or deeds of trust which are made by any Loan Party in favor of the Administrative Agent from time to time in accordance with this Agreement, which mortgages and deeds of trust shall be substantially in the form of Exhibit C, in each case with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgages and deeds of trust are to be recorded and in each case as the same may be further amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds”: (a) in connection with any Asset Sale, any Recovery Event or any Designated Asset Sale, the proceeds thereof in the form of Cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale, Recovery Event or Designated Asset Sale, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale, Recovery Event or Designated Asset Sale (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the Cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
“Net Disposition Proceeds”: in connection with any Disposition, the proceeds thereof in the form of Cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Disposition, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Disposition (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).
“New Capital Asset Disposition Proceeds”: as of any date, the Net Disposition Proceeds received by the Borrower and its Restricted Subsidiaries on or after January 1, 2011 and prior to such date from Recovery Events and Dispositions of Property other than those permitted pursuant to clause (b), (d), (f), (j), (k) and (n) of Section 7.5.
“New Capital Available Proceeds”: as of any date, the sum of (a) New Capital Asset Disposition Proceeds as of such date; (b) the amount of tax refunds received by the Borrower and its Restricted Subsidiaries in Cash and/or Cash Equivalents on or after January 1, 2011 and prior to such date; (c) the amount of litigation settlements and/or awards received in cash (net of the expenses incurred to obtain such litigation settlements and/or awards) by the Borrower and its Restricted Subsidiaries on or after January 1, 2011 and prior to such date; (d) the amount of gross proceeds received by the Borrower from the issuance and sale of the Borrower’s Capital Stock (other than Capital Stock which is Indebtedness); and (e) with respect to each Unrestricted Subsidiary for which cash dividends and distributions are received by the Borrower and/or its Restricted Subsidiaries from such Unrestricted Subsidiary on or after January 1, 2011 and prior to such date is in excess of the Investments (excluding Investments made pursuant to Section 7.7(k)) made by the Borrower and/or its Restricted Subsidiaries in such Unrestricted Subsidiary on or after January 1, 2011 and prior to such date, the amount of such excess.

“New Lender”: as defined in Section 2.8(d).
“New Lender Supplement”: as defined in Section 2.8(d).
“New Subordinated Obligations”: unsecured subordinated Indebtedness of the Borrower that (a) does not have any scheduled principal payment, mandatory principal prepayment or sinking fund payment due prior to the date that is six months following the latest of the Incremental Term Maturity Date, Incremental Delayed Draw Term Maturity Date and Revolving Credit Termination Date, (b) is not secured by any Lien on the Property of the Borrower or any of its Subsidiaries, and (c) is otherwise on terms (except for pricing) which are (i) in the aggregate not more favorable to the holders of such Indebtedness than those contained in the Existing Subordinated Obligations as in effect on the date hereof in any manner which is detrimental to the Agents or the Lenders or substantially identical thereto (in each case, as determined by the Administrative Agent in its discretion) or (ii) otherwise approved by the Required Lenders; provided, however, for purposes of this clause (c) the Borrower shall be permitted to incur convertible subordinated debt on terms reasonably acceptable to the Administrative Agent and otherwise in compliance with clauses (a) and (b) above.
“Non-Excluded Taxes”: as defined in Section 2.21(a).
“Non-U.S. Lender”: as defined in Section 2.21(d).
“Note”: any promissory note evidencing any Loan.
“Notice Period”: as defined in Section 9.9(a).
“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Original Credit Agreement”: as defined in the recitals.
“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Participant”: as defined in Section 10.6(b).
“Participant Register”: as defined in Section 10.6(b).
“Payment Amount”: as defined in Section 3.5.
“Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Permitted Refinancing Subordinated Notes”: the notes evidencing the Permitted Refinancing Subordinated Obligations.
“Permitted Refinancing Subordinated Obligations”: unsecured Indebtedness of the Borrower that (a) does not have any scheduled principal payment, mandatory principal prepayment or sinking fund payment due prior to the date that is six months following the latest of the Incremental Term Maturity Date, Incremental Delayed Draw Term Maturity Date and the Revolving Credit Termination Date; (b) is not secured by any Lien on the Property of the Borrower or any of its Subsidiaries, and (c) is otherwise on terms (except for pricing) which are (i) not, in the aggregate, more favorable to the holders of such Indebtedness than those contained in the Existing Subordinated Obligations as in effect on the date hereof in any manner which is detrimental to the Agents or the Lenders or substantially identical thereto (in each case, as determined by the Administrative Agent in its discretion) or (ii) otherwise approved by the Lenders who will represent Required Lenders after giving effect to the application of any proceeds of Permitted Refinancing Subordinated Obligations to prepay Incremental Term Loans and Incremental Delayed Draw Term Loans (or if all Incremental Term Loans and Incremental Delayed Draw Term Loans have been repaid, to prepay Permitted Refinancing Subordinated Obligations and/or Permitted Senior Unsecured Obligations), or Revolving Credit Loans.
“Permitted Senior Unsecured Notes”: the notes evidencing the Permitted Senior Unsecured Obligations.

“Permitted Senior Unsecured Obligations” unsecured Indebtedness of the Borrower in respect of debt securities (a) that does not have any scheduled principal payment, mandatory principal prepayment, sinking fund payment or similar provision (including the rights on the part of any holder to require the redemption or repurchase of any such Indebtedness), in each case that could require any payment of or on account of principal in respect thereof until the date that is six months following the latest of the Incremental Term Maturity Date, the Incremental Delayed Draw Term Maturity Date and the Revolving Credit Termination Date (other than pursuant to change of control or asset sale provisions customary for debt securities issued by issuers with credit ratings comparable to that of the Borrower), (b) that is not secured by any Lien on the Property of the Borrower or any of its Subsidiaries, (c) that ranks pari passu with the Loans and Commitments hereunder and does not constitute Subordinated Obligations, and (d) is otherwise on terms (except for pricing) which are (i) not, in the aggregate, more favorable to the holders of such Indebtedness than those contained in the Existing Senior Unsecured Obligations as in effect on the date hereof in any manner which is detrimental to the Agents or the Lenders or substantially identical thereto (in each case, as determined by the Administrative Agent in its discretion) or (ii) otherwise approved by the Lenders who will represent Required Lenders after giving effect to the application of any proceeds of Permitted Senior Unsecured Obligations to prepay Incremental Term Loans and Incremental Delayed Draw Term Loans (or if all Incremental Term Loans and Incremental Delayed Draw Term Loans have been repaid, to prepay Permitted Refinancing Subordinated Obligations or Permitted Senior Unsecured Obligations), or Revolving Credit Loans.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any Single Employer Plan or employee benefit plan other than a Multiemployer Plan that is subject to Section 412 or 430 of the Code or Section 302 or 303 of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledge Agreement (Gaming Regulated)”: the amended and restated pledge agreements executed and delivered by the Borrower and the Restricted Subsidiaries (other than Immaterial Subsidiaries) covering, subject to exceptions set forth in such agreements, the Capital Stock owned by the Borrower or any Restricted Subsidiary in any Subsidiary (other than Foreign Unrestricted Subsidiaries) that conducts gambling, gaming or casino activities that are subject to Gaming Laws, as may be supplemented, modified, amended, extended or supplanted from time to time, including by any Post-Closing Gaming Pledge Agreement Amendments.
“Pledge Agreement (General)”: the amended and restated pledge agreement executed and delivered by the Borrower and the Restricted Subsidiaries (other than Immaterial Subsidiaries) covering, subject to exceptions set forth in such agreements, the Capital Stock held by the Borrower and any of such Subsidiaries in all Subsidiaries of the Borrower, other than the Foreign Unrestricted Subsidiaries or the Subsidiaries the Capital Stock of which is pledged pursuant to a Pledge Agreement (Gaming Regulated) as may be supplemented, modified, amended, extended or supplanted from time to time.
“Pledge Agreements”: collectively, the Pledge Agreements (Gaming Regulated) and the Pledge Agreement (General).

“Pledged Stock”: Capital Stock pledged to the Administrative Agent for the benefit of the Secured Parties, pursuant to the Pledge Agreements.
“Post-Closing Gaming Pledge Agreement Amendments”: the Pledge Agreements (Gaming Regulated) listed on Schedule 1.1(c).
“Preferred Ship Mortgages”: collectively (a) each of the amended and restated preferred ship mortgages made by any Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties, as described in Schedule 1.1(b), and (b) any other preferred ship mortgages which are made by any Loan Party in favor of the Administrative Agent from time to time in accordance with this Agreement, which preferred ship mortgages shall be substantially in the form of Exhibit D, as the same may be further supplemented, modified, amended, extended or supplanted from time to time.
“Project”: the construction and/or renovation of any improvements (a) on any interest in any real property or any interest in any ship or barge owned by the Borrower and/or any of its Restricted Subsidiaries, if the Expenses of such construction and/or renovation could reasonably be expected to exceed $75,000,000, and (b) in connection with the River Downs Temporary Facility; provided, that in each case if the construction and/or renovation of any improvements on any interest in any such real property or any interest in any such ship or barge has been divided into separate phases for the construction and/or renovation thereof, then each phase of such construction and/or renovation will be treated as a separate Project for all purposes under this Agreement.
“Projections”: as defined in Section 6.2(c).
“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender.
“Rabbi Trust”: that certain Grantor Trust Agreement made the 1st day of January, 2000 by and between the Borrower and Wells Fargo Bank, National Association (as successor-in-interest to Wachovia Bank, N.A.), as trustee (or any successor trustee), as amended, modified and supplemented from time to time in accordance with this Agreement.
“Reclassified Foreign Subsidiary Receipts”: as of any date of determination, the aggregate amount of Foreign Subsidiary Receipts received by the Borrower or any Restricted Subsidiary after the Effective Date and through the date of determination (a) which have not been invested in any Foreign Unrestricted Subsidiary in accordance with the provisions of Section 7.7(j); and (b) with respect to which the Borrower has provided the Administrative Agent an irrevocable written notice prior to such date of determination that Foreign Subsidiary Receipts in such amount is not available for investment in any Foreign Unrestricted Subsidiary.

“Recovery Event”: any payment in excess of $2,500,000 in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Restricted Subsidiaries.
“Redevelopment Agreement”: that certain Redevelopment Agreement dated as of April 22, 2004 by and between the Land Clearance for Redevelopment Authority of the City of St. Louis and the Borrower, as may be amended, extended, renewed, supplemented, restated, amended and restated or otherwise modified from time to time.
“Refunded Swing Line Loans”: as defined in Section 2.7(b).
“Refunding Date”: as defined in Section 2.7(c).
“Register”: as defined in Section 10.6(d).
“Regulation H”: Regulation H of the Board as in effect from time to time.
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.
“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries in connection therewith that are not applied to prepay the Incremental Term Loans or the Incremental Delayed Draw Term Loans or to reduce the Revolving Credit Commitments pursuant to Section 2.13(b) or Section 2.13(c), as applicable, as a result of the delivery of a Reinvestment Notice.
“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
“Reinvestment Notice”: a written notice executed by a Responsible Officer and delivered to the Administrative Agent within ten (10) Business Days after an Asset Sale or Recovery Event stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in the business of the Borrower or the applicable Restricted Subsidiary.
“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring fifteen (15) months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets permitted under this Agreement with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor (or an Affiliate of such investment adviser) as such Lender, by such Lender or an Affiliate of such Lender.
“Reno Property”: the Boomtown Hotel and Casino located in Reno, Nevada.
“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28,  _____  ..29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid amount of the Incremental Term Loans then outstanding, (b) the aggregate unpaid amount of the Incremental Delayed Draw Term Loans then outstanding, (c) the unfunded Incremental Delayed Draw Term Commitments (if any), and (d) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided, that the Incremental Term Loans, the Incremental Delayed Draw Term Loans and that portion of the Total Revolving Extensions of Credit held or deemed held by, and the Commitments of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Prepayment Lenders”: the Majority Facility Lenders in respect of each Facility.
“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower; provided, that the treasurer or vice president of finance of the Borrower may act as a Responsible Officer with respect to any Borrowing Notices to be delivered under this Agreement.
“Restricted Payments”: as defined in Section 7.6.
“Restricted Subsidiaries”: as of the date of determination, all Subsidiaries of the Borrower other than Subsidiaries of the Borrower which have been properly designated as Unrestricted Subsidiaries of the Borrower in accordance with the definition thereof. The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary in writing to Administrative Agent, provided that no Default or Event of Default would be in existence following such designation.

“Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swing Line Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Total Revolving Credit Commitments is $410,000,000.
“Revolving Credit Commitment Period”: the period from and including the Effective Date to the Revolving Credit Termination Date.
“Revolving Credit Facility”: the revolving credit facility described in Section 2.4.
“Revolving Credit Lender”: each Lender (including Incremental Revolving Credit Lenders) that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.
“Revolving Credit Loans”: as defined in Section 2.4.
“Revolving Credit Note”: as defined in Section 2.9(e).
“Revolving Credit Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the amount of the Total Revolving Extensions of Credit then outstanding).
“Revolving Credit Termination Date”: August 2, 2016; provided, that such date shall be accelerated to December 15, 2014 if any portion of the Borrower’s 7.50% Senior Subordinated Notes due June 15, 2015 are outstanding on December 15, 2014 (or such earlier date on which the Loans become due and payable pursuant to Section 8).
“Revolving Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.
“River City Property”: the River City complex and casino located in south St. Louis County, Missouri.
“River Downs Project”: the River Downs race track and associated improvements located in Cincinnati, Ohio.
“River Downs Temporary Facility”: the temporary facility with video lottery terminals to be located at the River Downs Project.

“S&P”: Standard & Poor’s Ratings Services.
“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).
“Secured Parties”: as defined in the Security Agreement.
“Security Agreement”: the Second Amended and Restated Security Agreement executed and delivered by the Borrower and the Restricted Subsidiaries (other than Immaterial Subsidiaries) on December 14, 2005, as has been amended and supplemented through the Effective Date and as may be further supplemented, modified, amended, extended or supplanted from time to time in accordance with the terms of this Agreement.
“Security Documents”: the collective reference to the Security Agreement, the Trademark Collateral Assignment, the Pledge Agreements (Gaming Regulated), the Pledge Agreement (General), the Mortgages, the Preferred Ship Mortgages, and any other security agreement, pledge agreement, deed of trust, mortgage, and all other security documents hereafter delivered to the Administrative Agent, as each may have been amended, restated, supplemented, or otherwise modified from time to time, granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
“Senior Managing Agent”: as defined in the preamble hereto.
“Senior Subordinated Indentures”: the Senior Subordinated Notes Indenture 2007 and the Senior Subordinated Notes Indenture 2010, and any future indentures or other agreements governing any New Subordinated Obligations or any Permitted Refinancing Subordinated Obligations.
“Senior Subordinated Notes Indenture 2007”: Indenture dated as of June 8, 2007 among the Borrower, the initial guarantors referred to therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee, as amended from time to time, pursuant to which certain of the Existing Subordinated Obligations were issued.
“Senior Subordinated Notes Indenture 2010”: Indenture dated as of May 6, 2010 among the Borrower, the initial guarantors referred to therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee, as amended from time to time, pursuant to which certain of the Existing Subordinated Obligations were issued.
“Senior Unsecured Indentures”: the Senior Unsecured Notes Indenture 2009 and any future indentures or other agreements governing any Permitted Senior Unsecured Obligations.
“Senior Unsecured Notes”: the notes evidencing the Existing Senior Unsecured Obligations or the Permitted Senior Unsecured Obligations.
“Senior Unsecured Notes Indenture 2009”: Indenture dated as of August 10, 2009 among the Borrower, the initial guarantors referred to therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee, as amended from time to time, pursuant to which certain of the Existing Subordinated Obligations were issued.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“Specified Change of Control”: a “Change of Control”, or like event, as defined in any of the Indentures or other document entered into by the Borrower or any Restricted Subsidiary with respect to any New Subordinated Obligations, Permitted Refinancing Subordinated Obligations or Permitted Senior Unsecured Obligations.
“Specified Hedge Agreement”: any Hedge Agreement entered into by the Borrower or any Subsidiary Guarantor and any Qualified Counterparty.
“STAR and TIF Bonds”: collectively, tax based bonds and tax increment financing bonds issued by a governmental authority to finance the development of the properties subject to the Cabela’s Transaction.
“Stated Amount”: at any time, the maximum amount available to be drawn under a Letter of Credit (in each case determined without regard to whether any conditions to drawing could then be met).
“St. Louis County Ground Lease”: that certain Lease and Development Agreement, dated as of August 12, 2004, by and between the Borrower and the St. Louis County Port Authority, as it may be amended, amended and restated or otherwise modified from time to time, for an approximate 56 acre tract of land, together with the improvements thereon covered by such ground lease, located in the Lemay area of St. Louis County, Missouri.
“Subordinated Notes”: the notes evidencing the Existing Subordinated Obligations or the New Subordinated Obligations.

“Subordinated Obligations”: collectively, the Existing Subordinated Obligations and the New Subordinated Obligations.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantor”: each direct and indirect Domestic Subsidiary of the Borrower and, to the extent that it would not result in an adverse tax, foreign gaming, or foreign law consequence that is material for or with respect to such Subsidiary, Foreign Subsidiary of the Borrower (in each case, other than the Immaterial Subsidiaries and the Unrestricted Subsidiaries), that has executed a Subsidiary Guaranty or a joinder thereto.
“Subsidiary Guaranty”: the Second Amended and Restated Subsidiary Guaranty executed and delivered by the Restricted Subsidiaries (other than Immaterial Subsidiaries) parties thereto on December 14, 2005, as has been amended and supplemented through the Effective Date and as may be further supplemented, modified, amended, extended or supplanted from time to time in accordance with the terms of this Agreement.
“Supermajority Lenders”: at any time, the holders of more than 66.7% of the sum of (a) the aggregate unpaid amount of the Incremental Term Loans then outstanding, (b) the aggregate unpaid amount of the Incremental Delayed Draw Term Loans then outstanding, (c) the unfunded Incremental Delayed Draw Term Commitments (if any), and (d) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided, that the Incremental Term Loans, the Incremental Delayed Draw Term Loans and that portion of the Total Revolving Extensions of Credit held or deemed held by, and the Commitments of, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.
“Swing Line Back-Stop Arrangements”: as defined in Section 2.7.
“Swing Line Commitment”: the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.
“Swing Line Lender”: any Revolving Credit Lender from time to time designated by the Borrower as the Swing Line Lender with the consent of such Revolving Credit Lender and notice to the Administrative Agent; provided, that in no event shall (a) there be more than one Swing Line Lender at any time and (b) any change in the Swing Line Lender be permitted to occur while any Swing Line Loans are outstanding. As of the Effective Date, there is no Swing Line Lender.

“Swing Line Loans”: as defined in Section 2.6.
“Swing Line Note”: as defined in Section 2.9(e).
“Swing Line Participation Amount”: as defined in Section 2.7(c).
“Syndication Agents”: as defined in the preamble hereto.
“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.
“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.
“Trademark Collateral Assignment”: the Second Amended and Restated Trademark Collateral Assignment executed and delivered by the Borrower and the Restricted Subsidiaries dated as of December 14, 2005, as amended by that certain First Amendment to Amended and Restated Trademark Collateral Assignment dated as of August 10, 2009, and as further amended by that certain Second Amendment to Amended and Restated Trademark Collateral Assignment dated October 1, 2009, and as further amended by that certain Third Amendment to Amended and Restated Trademark Collateral Assignment dated December 8, 2009, and as further amended by that certain Fourth Amendment to Amended and Restated Trademark Collateral Assignment dated                     , 2010, and as further amended by that certain Fifth Amendment to Amended and Restated Trademark Collateral Assignment dated October 15, 2010, and as further amended by that certain Sixth Amendment to Amended and Restated Trademark Collateral Assignment dated October 22, 2010, and as further amended by that certain Seventh Amendment to Amended and Restated Trademark Collateral Assignment dated November 10, 2010, and as further amended by that certain Eight Amendment to Amended and Restated Trademark Collateral Assignment dated May 5, 2011, and as further amended by that certain Ninth Amendment to Amended and Restated Trademark Collateral Assignment dated July 19, 2011, and as may be further supplemented, modified, amended, extended or supplanted from time to time.
“Transferee”: as defined in Section 10.14.
“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
“UCC”: the Uniform Commercial Code under New York law except to the extent the law of any local jurisdiction applies.
“Undeveloped Baton Rouge Property”: approximately 500 acres of undeveloped land adjacent to the L’Auberge Baton Rouge property in Baton Rouge, Louisiana, owned by the Borrower and/or any of its Restricted Subsidiaries as of the Effective Date.

“Undeveloped Land”: collectively, the Undeveloped Baton Rouge Property and the Undeveloped Reno Property.
“Undeveloped Reno Property”: approximately 800 acres of undeveloped land adjacent to the Boomtown Hotel and Casino in Reno, Nevada owned by the Borrower and/or any of its Restricted Subsidiaries as of the Effective Date.
“Unfinished Projects”: as of any date, any Project for which the Completion of Construction has not occurred.
“Unrestricted Subsidiaries”: the Foreign Subsidiaries and the Domestic Subsidiaries designated on the Effective Date as Unrestricted Subsidiaries on Schedule 4.15(a) and any other Subsidiary of the Borrower formed or acquired after the Effective Date and designated as “Unrestricted” by the Borrower to Administrative Agent in writing, provided, however, that (a) no Subsidiary may be designated as an Unrestricted Subsidiary at any time when a Default or Event of Default has occurred and remains continuing, or would result from such designation, (b) the Borrower shall make any such designation prior to or substantially concurrently with the acquisition or formation of the relevant Subsidiary; provided, however, that any Immaterial Subsidiary may be re-designated as “Unrestricted” at any time before such Subsidiary ceases to be an Immaterial Subsidiary.
“Vietnam Project”: the Ho Tram Strip complex of resorts and residential developments being developed by Asian Coast Development (Canada) Ltd. or any of its Affiliates in which the Borrower or any of its Affiliates are or will be investors.
“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.
1.2 Other Definitional Provisions.
(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.
(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(e) All calculations of financial ratios set forth in Section 7.1 and the calculation of the Consolidated Total Leverage Ratio for purposes of determining the Applicable Margin shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.
SECTION 2.
AMOUNT AND TERMS OF COMMITMENTS
2.1 Incremental Term Loans and Incremental Delayed Draw Term Loans.
(a) The Incremental Term Loans, if any, shall be made by the Incremental Term Lenders in a single drawing on the date set forth in the Incremental Facility Activation Notice with respect to the applicable Incremental Term Facility. The Incremental Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.2 and Section 2.14; provided, that no Incremental Term Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Incremental Term Maturity Date for such Incremental Term Loan.
(b) Each Incremental Delayed Draw Term Lender, if any, severally agrees to make term loans to the Borrower in the manner and subject to the terms and conditions set forth in the Incremental Facility Activation Notice with respect to the applicable Incremental Delayed Draw Term Facility. The Incremental Delayed Draw Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.2 and Section 2.14; provided, that no Incremental Term Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Incremental Delayed Draw Term Maturity Date for such Incremental Delayed Draw Term Loan.
2.2 Procedure for Incremental Term Loan and Incremental Delayed Draw Term Loan Borrowing.
(a) The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (ii) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) requesting that the Incremental Term Lenders make the requested Incremental Term Loans. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Incremental Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Borrowing Date, each Incremental Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Incremental Term Loan to be made by such Incremental Term Lender.

(b) The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (ii) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) requesting that the Incremental Delayed Draw Term Lenders make the requested Incremental Delayed Draw Term Loans. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Incremental Delayed Draw Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Borrowing Date, each Incremental Delayed Draw Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Incremental Delayed Draw Term Loan to be made by such Incremental Delayed Draw Term Lender.
(c) The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Lenders under clause (a) or (b) of this Section 2.2, in like funds as received by the Administrative Agent. Any Incremental Term Loans and Incremental Delayed Draw Term Loans made on each Incremental Facility Effective Date shall initially be Base Rate Loans.
2.3 Repayment of Incremental Term Loans and Incremental Delayed Draw Term Loans.
(a) Each Incremental Term Loan shall be payable in accordance with the Incremental Facility Activation Notice with respect to the applicable Incremental Term Facility.
(b) Each Incremental Delayed Draw Term Loan shall be payable in accordance with the Incremental Facility Activation Notice with respect to the applicable Incremental Delayed Draw Term Facility.
2.4 Revolving Credit Commitments. Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for such Revolving Credit Lender which, when added to such Lender’s Revolving Credit Percentage of the sum of (i) the L/C Obligations then outstanding (exclusive of Payment Amounts which are repaid with the proceeds of, and simultaneously with, the incurrence of, the respective incurrence of Revolving Credit Loans) and (ii) the aggregate principal amount of the Swing Line Loans then outstanding (exclusive of Swing Line Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Credit Loans), does not exceed the amount of such Lender’s Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.5 and Section 2.14, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date. The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date. Each borrowing by the Borrower hereunder of Revolving Credit Loans shall be made pro rata according to the Revolving Credit Percentages of the Revolving Credit Lenders.

2.5 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans). Any Revolving Credit Loans made on the Effective Date shall initially be Base Rate Loans. Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $1,000,000 (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $1,000,000; provided, that the Swing Line Lender may request, on behalf of the Borrower, borrowings of Base Rate Loans under the Revolving Credit Commitments in other amounts pursuant to Section 2.7. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.
2.6 Swing Line Commitment. Subject to the terms and conditions hereof, the Swing Line Lender agrees that, during the Revolving Credit Commitment Period, it will make available to the Borrower in the form of swing line loans (“Swing Line Loans”) a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments; provided, that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or such Swing Line Lender’s Revolving Credit Commitment then in effect) and (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be Base Rate Loans only. The Borrower shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.

2.7 Procedure for Swing Line Borrowing; Refunding of Swing Line Loans.
(a) Subject to the terms and conditions hereof, the Borrower may borrow under the Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period, provided, the Borrower shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in the borrowing notice in respect of any Swing Line Loan, the Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of such Swing Line Loan. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date in like funds as received by the Administrative Agent.
(b) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender to the Administrative Agent no later than 12:00 Noon, New York City time, request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan (which shall initially be a Base Rate Loan), in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be made immediately available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.
(c) If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.7(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(b) (the “Refunding Date”), purchase for Cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Revolving Credit Lender’s Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.
(d) Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Revolving Credit Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due);

provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender. If any amount required to be paid by any Revolving Credit Lender to the Administrative Agent, for the account of the Swing Line Lender, pursuant to Section 2.7(b) or Section 2.7(c) in respect of any Swing Line Loan is not paid to the Swing Line Lender within three Business Days after the date such payment is due, the Swing Line Lender shall so notify the Administrative Agent, who shall notify such Revolving Credit Lender and such Revolving Credit Lender shall pay to the Administrative Agent, for the account of the Swing Line Lender on demand (and thereafter the Administrative Agent shall promptly pay to the Swing Line Lender) an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender, times (iii) a fraction, the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by the Swing Line Lender pursuant to Section 2.7(b) or Section 2.7(c) is not made available to the Administrative Agent, for the account of the Swing Line Lender, by such Revolving Credit Lender within three Business Days after the date such payment is due, the Administrative Agent on behalf of the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility.
(e) Each Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(f) The Swing Line Lender shall not be obligated to make any Swing Line Loans if (i) any Revolving Credit Lender is at such time a Defaulting Lender or (ii) if the Swing Line Lender, in its reasonable discretion, determines that there may be a risk of any Revolving Credit Lender becoming a Defaulting Lender, unless, in either case, the Swing Line Lender has entered into arrangements satisfactory to the Swing Line Lender to eliminate the Swing Line Lender’s actual or potential Fronting Exposure with respect to such Revolving Credit Lender, including by cash collateralizing such Revolving Credit Lender’s Revolving Credit Percentage of the outstanding Swing Line Loans (such arrangements, the “Swing Line Back-Stop Arrangements”).

2.8 Incremental Loans.
(a) Borrower may at any time, by notice to Administrative Agent, request that, subject to the following conditions and otherwise in accordance with this Agreement, Lenders and/or New Lenders provide (w) one or more term loan facilities (the “Incremental Term Facilities”), (x) one or more delayed draw term loan facilities (the “Incremental Delayed Draw Term Facilities”), (y) additional Revolving Credit Commitments (the “Incremental Revolving Credit Commitments”) and/or (z) one or more additional revolving credit facilities (the “Incremental Revolving Facilities” and, together with the Incremental Term Facilities, the Incremental Delayed Draw Term Facilities and the Incremental Revolving Credit Commitments, collectively, the “Incremental Facilities” and individually an “Incremental Facility”); provided, that on the date that any such Incremental Facility becomes effective (the “Incremental Facility Effective Date”): (i) no Default or Event of Default shall have occurred and be continuing or result from such Incremental Facility and/or the Incremental Loans made pursuant to such Incremental Facility; (ii) after giving effect to all Incremental Loans made under such Incremental Facility of the applicable Incremental Facility Effective Date, the Borrower will be in compliance on a pro forma basis with the provisions of Section 7.1(a) and Section 7.1(b) (determined as of the last day of the most recent fiscal quarter for which financial statements are required to be delivered under Section 6.1(a) or Section 6.1(b) as if such Incremental Loans had been funded and the application of such proceeds had occurred on such last day); (iii) the terms of such Incremental Facility and the applicable Incremental Loans are in compliance with Section 2.8(c) below; (iv) the Borrower shall have received all approvals from all applicable Governmental Authorities necessary or, in the discretion of the Administrative Agent, advisable in connection with such Incremental Facility; (v) the Borrower shall have delivered to the Administrative Agent a legal opinion of each such special or local counsel as may be reasonably requested by the Administrative Agent with respect to such Incremental Facility and the applicable Incremental Facility Amendments; (vi) the Borrower shall have delivered to the Administrative Agent title and extended coverage insurance for each real property Collateral covering the amount of such Incremental Facility containing such endorsements and affirmative coverage as the Administrative Agent may reasonably request; (vii) the Administrative Agent and the Borrower shall execute conforming amendments to this Agreement and the other Loan Documents (collectively, the “Incremental Facility Amendments”) to reflect such Incremental Facility without the consent of any Lender, including, without limitation, to provide for the terms set forth in the Incremental Facility Activation Notice described below or Section 2.8(c); and (viii) the Incremental Facility Effective Date shall not occur prior to five (5) Business Days (or such shorter period as shall be agreed by the Administrative Agent) after the date which the Administrative Agent receives the Incremental Facility Activation Notice.
(b) Upon receipt of such notice and an officer’s certificate as to the satisfaction of the foregoing conditions, the Administrative Agent shall use all commercially reasonable efforts to arrange for Lenders or New Lenders to provide such Incremental Facilities. Alternatively, any Lender may commit to provide the full amount of any requested Incremental Facility and then offer portions of such Incremental Facility to the other Lenders or other financial institutions, subject to the approval of the Administrative Agent. Nothing contained in this paragraph or otherwise in this Agreement is intended or will be required to commit any Lender or any Agent to provide any portion of any such additional Incremental Facility.

(c) The Incremental Loans (i) shall rank pari passu in right of payment and of security with the Revolving Loans; (ii) shall not mature earlier than six months after the Revolving Credit Termination Date if they are Incremental Term Loans or Incremental Delayed Draw Term Loans (but may, subject to clause (iii) below, have amortization prior to such date) and shall not mature prior to the Revolving Credit Termination Date if they are Incremental Revolving Credit Commitments or Incremental Revolving Credit Facilities; (iii) shall not have a weighted average life that is shorter than the then-remaining weighted average life of the then outstanding Incremental Term Loans or Incremental Delayed Draw Term Loans, if any; and (iv) except as set forth above, shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans or other Incremental Term Loans and Incremental Delayed Draw Term Loans, as applicable (in each case, including with respect to mandatory and voluntary prepayments); provided, that (x) if the Applicable Margin relating to any Incremental Term Facility or Incremental Delayed Draw Term Facility (as adjusted for upfront fees payable to the Lenders and original issue discount with respect to such Incremental Facility) exceeds the Applicable Margin relating to the Incremental Term Loans and the Incremental Delayed Draw Term Loans immediately prior to the effectiveness of the applicable Incremental Facility Amendments by more than 0.25%, the Applicable Margin relating to the Incremental Term Loans and the Incremental Delayed Draw Term Loans then outstanding shall be adjusted to an amount equal to the Applicable Margin of the Incremental Loans (as such Applicable Margin is adjusted to reflect for upfront fees payable to the Lenders and original issue discount of the Incremental Loans) minus 0.25%, or (y) if the Applicable Margin (as adjusted for upfront fees payable to the Lenders and original issue discount with respect to such Incremental Facility) relating to any Incremental Revolving Credit Commitments or Incremental Revolving Facility that have a maturity date that is earlier than six months after the Revolving Credit Termination Date exceeds the Applicable Margin relating to the Revolving Credit Loans immediately prior to the effectiveness of the applicable Incremental Facility Amendments by more than 0.50%, the Applicable Margin relating to the Revolving Credit Facility and any Incremental Revolving Credit Facility then outstanding shall be adjusted to an amount equal to the Applicable Margin of the Incremental Loans (as such Applicable Margin is adjusted to reflect for upfront fees payable to the Lenders and original issue discount of the Incremental Facility) minus 0.50%.
(d) The Borrower and any one or more Lenders (including New Lenders) that agree to provide any Incremental Facility shall execute and deliver to the Administrative Agent an Incremental Facility Activation Notice specifying, in compliance with Section 2.8(c): (i) the amount of the Incremental Loans and the Incremental Facility or Incremental Facilities involved; (ii) the applicable Incremental Facility Effective Date which shall be a Business Day, (iii) the maturity date for the Incremental Loans made pursuant to such Incremental Facility or Incremental Facilities; (iv) the amortization schedule for the Incremental Term Loans and Incremental Delayed Draw Term Loans, as applicable, and (v) the Applicable Margin for the Incremental Loans made pursuant to such Incremental Facility or Incremental Facilities. Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.8(c) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit B-2, whereupon (x) such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement and (y) the Incremental Loans shall be treated as “Loans” for all purposes of this Agreement, other than for purposes of the provisions of this Agreement specifically modified or addressed in the Incremental Facility Activation Notice.

2.9 Repayment of Loans; Evidence of Debt.
(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender, Swing Line Lender, Incremental Term Lender or Incremental Delayed Draw Term Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan on the Revolving Credit Termination Date, (ii) the then unpaid principal amount of each Swing Line Loan on the Revolving Credit Termination Date, (iii) the principal amount of each Incremental Term Loan of such Incremental Term Lender in installments according to the amortization schedule set forth in the Incremental Facility Activation Notice with respect to the applicable Incremental Term Loan Facility and (iv) the principal amount of each Incremental Delayed Draw Term Loan of such Incremental Delayed Draw Term Lender in installments according to the amortization schedule set forth in the Incremental Facility Activation Notice with respect to applicable Incremental Delayed Draw Term Loan Facility. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.16.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.9(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
(e) The Borrower agrees that, upon request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Incremental Term Loans, Incremental Delayed Draw Term Loans, Revolving Credit Loans, or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit I-1, I-2, I-3 or I-4, respectively (an “Incremental Term Note”, an

“Incremental Delayed Draw Term Note”, a “Revolving Credit Note”, or a “Swing Line Note”, respectively), with appropriate insertions as to the date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the making of Loans on a Borrowing Date.
2.10 Commitment Fees, etc.
(a) Revolving Credit Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Effective Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate applicable to the Revolving Credit Commitment on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.
(b) Incremental Delayed Draw Term Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Incremental Delayed Draw Term Lender a commitment fee at the times and in the amounts provided pursuant to the applicable Incremental Facility Activation Notice or Notices.
(c) Arrangers Fees. The Borrower agrees to pay to the Arrangers the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Arrangers.
(d) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.
2.11 Termination or Reduction of Commitments.
(a) The Borrower shall have the right, upon not less than five Business Days’ irrevocable notice delivered to the Administrative Agent (which notice shall specify the date and amount of such commitment reduction), to terminate the Revolving Credit Commitments or, from time to time, reduce the unused Revolving Credit Commitments; provided, that (i) no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments, (ii) each such reduction shall be applied ratably among the Revolving Credit Lenders to permanently reduce the Revolving Credit Commitments and (iii) the reduction to the aggregate Available Revolving Credit Commitments shall in no case be in an amount which would cause the Revolving Credit Commitment of any Lender to be reduced by an amount which exceeds the Available Revolving Credit Commitment of such Lender as in effect immediately before giving effect to such reduction.
(b) Each Lender’s Revolving Credit Commitment shall terminate in its entirety on the Revolving Credit Termination Date.

2.12 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of Incremental Term Loans, Incremental Delayed Draw Term Loans or Revolving Credit Loans, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that (i) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.22, and (ii) no prior notice is required for the prepayment of Swing Line Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Incremental Term Loans, Incremental Delayed Draw Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.
2.13 Mandatory Prepayments and Commitment Reductions.
(a) Unless the Required Prepayment Lenders shall otherwise agree, upon any sale, issuance or incurrence of Indebtedness (other than Indebtedness permitted pursuant to Section 7.2) by the Borrower, then upon receipt of the Net Cash Proceeds from such sale, issuance or incurrence, the Incremental Term Loans and the Incremental Delayed Draw Term Loans shall be prepaid, and/or the Revolving Credit Commitments shall be reduced, by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 2.13(e).
(b) Unless the Required Prepayment Lenders shall otherwise agree, on any date the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale, the Incremental Term Loans and the Incremental Delayed Draw Term Loans shall be prepaid, and/or the Revolving Credit Commitments shall be reduced by an amount equal to the amount of such Net Cash Proceeds, which prepayments and reductions shall be applied as set forth in Section 2.13(e); provided, that:
(i) if (x) no Default or Event of Default would exist or arise therefrom and (y) not later than ten (10) Business Days after the date of the receipt by the Borrower of the Net Cash Proceeds from any Asset Sale, Borrower shall have delivered to Administrative Agent a Reinvestment Notice stating the amount of such Net Cash Proceeds which is intended to be used to acquire assets useful in the business of the Borrower or the applicable Restricted Subsidiary prior to the Reinvestment Prepayment Date with respect to such Reinvestment Notice, then the amount set forth in such Reinvestment Notice as intended to be reinvested shall not be required to be applied as set forth in this Section 2.13(b);

(ii) to the extent such Net Cash Proceeds are from an Asset Sale of Collateral, the assets in which such Net Cash Proceeds are reinvested must also be Collateral; and
(iii) if all or any portion of such Net Cash Proceeds are not reinvested in assets in accordance with the applicable Reinvestment Notice (and in the case of Net Cash Proceeds from an Asset Sale of Collateral, in compliance with clause (ii) above) on or prior to the applicable Reinvestment Prepayment Date, such remaining portion shall be applied on the applicable Reinvestment Prepayment Date to prepay Incremental Term Loans and/or the Incremental Delayed Draw Term Loans and/or to reduce the Revolving Credit Commitments, all in accordance with Section 2.13(e).
(c) Unless the Required Prepayment Lenders shall otherwise agree, on any date the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Recovery Event, the Incremental Term Loans and the Incremental Delayed Draw Term Loans shall be prepaid, and/or the Revolving Credit Commitments shall be reduced by an amount equal to the amount of such Net Cash Proceeds, which prepayments and reductions shall be applied as set forth in Section 2.13(e); provided, that
(i) if (x) no Default or Event of Default would exist or arise therefrom and (y) not later than ten (10) Business Days after the date of the receipt by the Borrower of the Net Cash Proceeds from any Recovery Event, Borrower shall have delivered to Administrative Agent a Reinvestment Notice stating the amount of such Net Cash Proceeds which is intended to be used to acquire assets useful in the business of the Borrower or the applicable Restricted Subsidiary prior to the Reinvestment Prepayment Date with respect to such Reinvestment Notice, then the amount set forth in such Reinvestment Notice as intended to be reinvested shall not be required to be applied as set forth in this Section 2.13(c);
(ii) to the extent such Net Cash Proceeds are from a Recovery Event with respect to Collateral, the assets in which such Net Cash Proceeds are reinvested must also be Collateral; and
(iii) if all or any portion of such Net Cash Proceeds are not reinvested in assets in accordance with the applicable Reinvestment Notice (and in the case of Net Cash Proceeds from a Recovery Event with respect to Collateral, in compliance with clause (ii) above) on or prior to the applicable Reinvestment Prepayment Date, such remaining portion shall be applied on the applicable Reinvestment Prepayment Date to prepay Incremental Term Loans and/or the Incremental Delayed Draw Term Loans and/or to reduce the Revolving Credit Commitments, all in accordance with Section 2.13(e); provided, however, that if any portion has not been used prior to the applicable Reinvestment Prepayment Date and Borrower is diligently pursuing the reinvestment of such amount, then such application of the remaining portion shall not be required for so long as such reinvestment is being diligently pursued.
Notwithstanding the foregoing provisions of Section 2.13(b) and Section 2.13(c), up to $50,000,000 of Net Cash Proceeds of Asset Sales and Recovery Events received by Borrower and its Restricted Subsidiaries from and after January 1, 2011, shall be excluded from the mandatory prepayment provisions contained in Section 2.13(b) and Section 2.13(c).

(d) Unless the Required Prepayment Lenders shall otherwise agree, commencing with fiscal year 2011, if there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Incremental Term Loans and the Incremental Delayed Draw Term Loans shall be prepaid and/or the Revolving Loans shall be prepaid (without any reduction in the Revolving Credit Commitments), by an amount equal to 50% of such Excess Cash Flow, as set forth in Section 2.13(e). Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five (5) days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.
(e) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to clauses (a), (b), (c) or (d) of this Section 2.13 shall be allocated, first, if any Incremental Term Facility or Incremental Delayed Draw Term Facility is then outstanding, pro rata to such Incremental Facility or Facilities, to be applied (x) with respect to any Incremental Term Facility, for the benefit of all Incremental Term Lenders in accordance with their respective Incremental Term Percentages as a prepayment towards the Incremental Term Loans and (y) with respect to any Incremental Delayed Draw Term Facility, the then unfunded Incremental Delayed Draw Term Commitments will be reduced by the lesser of the amount of such prepayment allocated to the Incremental Delayed Draw Term Facility and the then amount of the unfunded Incremental Delayed Draw Term Commitments, and if the amount of such prepayment applied to such Incremental Delayed Draw Term Facility is greater than the then unfunded Incremental Delayed Draw Term Commitments, such excess shall be allocated, for the benefit of all applicable Incremental Delayed Draw Term Lenders in accordance with their respective Incremental Delayed Draw Term Percentages as a prepayment towards the funded Incremental Delayed Draw Term Loans, and second, to reduce permanently the Revolving Credit Commitments; provided that (i) the Revolving Credit Commitments shall not be required to be reduced below $200,000,000 and (ii) the Revolving Credit Commitments shall not be required to be reduced in connection with any prepayments under clause (d) of this Section 2.13. Any such reduction of the Revolving Credit Commitments shall be accompanied by prepayment of the Revolving Credit Loans and/or Swing Line Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Credit Commitments as so reduced, provided that if the aggregate principal amount of Revolving Credit Loans and Swing Line Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in Cash into a cash collateral account subject to documentation reasonably satisfactory to the Administrative Agent.

(f) The Borrower shall provide each of the Incremental Term Lenders and the Incremental Delayed Draw Term Lenders with five (5) Business Days prior written notice of each such prepayment and any Incremental Term Lender or Incremental Delayed Draw Term Lender, at its option, may elect, so long as there are any Incremental Term Loans or Incremental Delayed Draw Term Loans outstanding, not to accept its ratable portion of such prepayment in which event the provisions of the next sentence shall apply. Any Incremental Term Lender or Incremental Delayed Draw Term Lender declining such prepayment (each such Lender being a “Declining Term Loan Lender” and the amount of such Lender’s ratable portion of such prepayment being the “Declined Term Amount”) shall give written notice to the Administrative Agent substantially in the form of Exhibit Q (each, a “Declining Lender Notice”), by 11:00 A.M., New York City time, on the Business Day immediately preceding the date on which such prepayment would otherwise be made, and then the Declined Term Amount for all Declining Term Loan Lenders may be retained by the Borrower; provided, that if part or all of a Declined Term Amount consists of proceeds from the sale or other disposition of Collateral (“Collateral Proceeds”), the portion of any Declined Term Amount that consists of Collateral Proceeds shall be paid to all Lenders that are not Declining Term Loan Lenders (the “Accepting Term Loan Lenders,” and each such Accepting Term Loan Lender being an “Accepting Term Loan Lender”) on a pro rata basis based upon the total amount outstanding (including all accrued but unpaid interest) then owed by Borrower to each such Accepting Term Loan Lender along with any prepayment amount to be paid pursuant to this Section 2.13; provided, further, that in the event that the Collateral Proceeds exceed the total amount owed to Accepting Term Loan Lenders following mandatory prepayments under this Section 2.13 (other than the Collateral Proceeds), such amount shall be returned to the Borrower.
2.14 Conversion and Continuation Options.
(a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
(b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.15 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than fifteen Eurodollar Tranches shall be outstanding at any one time.
2.16 Interest Rates and Payment Dates.
(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.
(b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.
(c) If all or a portion of the principal amount of any Loan or the amount of any Reimbursement Obligation or the amount of any other obligation hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such unpaid amount (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (i) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.16 plus 2% or (ii) in the case of Reimbursement Obligations or any other obligations hereunder, the rate applicable to Base Rate Loans under the Revolving Credit Facility plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until the date such amount is paid in full (after as well as before judgment).
(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
2.17 Computation of Interest and Fees.
(a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.16(a).
2.18 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.
2.19 Pro Rata Treatment and Payments.
(a) Each borrowing by the Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders and, except as provided otherwise in Section 2.27, each payment by the Borrower on account of any Commitment fee or Letter of Credit fee, shall be made pro rata according to the respective Incremental Term Percentages, Incremental Delayed Draw Term Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders. Each payment (other than prepayments) in respect of principal or interest in respect of the Incremental Term Loans and Incremental Delayed Draw Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
(b) Each payment (including each prepayment) of the Incremental Term Loans shall be allocated among the Incremental Term Lenders pro rata based on the principal amount of such Incremental Term Loans held by such Incremental Term Lenders, and shall be applied pro rata to the installments of such Incremental Term Loans; provided, however, that subject to the provisions of Section 2.8(c), it shall not be a violation of this Section 2.19(b) if the Borrower pays different interest rates on Incremental Term Loans under different Incremental Term Facilities. Amounts prepaid on account of the Incremental Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) of the Incremental Delayed Draw Term Loans shall be allocated among the Incremental Delayed Draw Term Lenders pro rata based on the principal amount of such Incremental Delayed Draw Term Loans held by such Incremental Delayed Draw Term Lenders, and shall be applied pro rata to the installments of such Incremental Delayed Draw Term Loans; provided, however, that subject to the provisions of Section 2.8(c), it shall not be a violation of this Section 2.19(c) if the Borrower pays different interest rates on Incremental Delayed Draw Term Loans under different Incremental Delayed Draw Term Facilities. Amounts prepaid on account of the Incremental Delayed Draw Term Loans may not be reborrowed.
(d) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders; provided, however, that subject to the provisions of Section 2.8(c), it shall not be a violation of this Section 2.19(d) if the Borrower pays different interest rates on Revolving Credit Loans and/or Incremental Revolving Credit Loans under different Incremental Revolving Credit Facilities. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letters of Credit.
(e) The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans under such Facility and, second, to Eurodollar Loans under such Facility. Each payment of the Loans (except in the case of Swing Line Loans and Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.
(f) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(g) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.
(h) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
(i) If at any time insufficient funds are received by and available to the Administrative Agent to pay amounts of principal, unreimbursed L/C Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Obligations.
2.20 Requirements of Law.
(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.21 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
(iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower in writing (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled, and setting forth in such notice, in reasonable detail, the basis and calculation of such amounts.
(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which request shall set forth, in reasonable detail, the basis and calculation of the additional amount sought), the Borrower shall pay to such Lender such additional amount or amounts as set forth in the aforesaid notice; provided, that the Borrower shall not be required to compensate a Lender pursuant to this clause (b) for any amounts incurred more than six months prior to the date on which such Lender notified the Borrower of such Lender’s intention to claim compensation therefor; provided, further, that if the circumstances giving rise to such claim have a retroactive effect, then such six month period shall be extended to include the period of such retroactive effect.
(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) and setting forth, in reasonable detail, the basis and calculation of such amounts shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Notwithstanding anything to the contrary herein, all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III by United States regulatory authorities, the Bank for International Settlements or the Basel Committee on Banking Supervision (or any successor or similar authority) shall be deemed to be a change in a Requirement of Law under subsection (a) above and (b) above, as applicable, regardless of the date enacted, adopted or issued.
2.21 Taxes.
(a) All payments made by the Borrower or any Guarantor under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder that would have been received hereunder or under any other Loan Document had such withholding not been required; provided, however, that neither the Borrower nor any Guarantor shall be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) or (f) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower or a Guarantor with respect to such Non-Excluded Taxes pursuant to this paragraph (a). The Borrower or the applicable Guarantor shall make any such required withholding and pay the full amount withheld to the relevant tax authority or other Governmental Authority in accordance with applicable Requirements of Law.
(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Borrower shall indemnify the Administrative Agent and each Lender within twenty (20) days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 2.21) paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (subject to the remaining provisions of this Section 2.21 and provided that this Section 2.21(c) shall not apply to the extent that any such amounts are compensated for by an increased payment under Section 2.21(a)). A certificate stating the amount of such payment or liability and setting forth in reasonable detail the calculation thereof delivered to the Borrower by the Administrative Agent or a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error; provided, that if the Borrower objects to any payment or liability within ten (10) days of receipt of such certificate, the Lender or the Administrative Agent shall work in good faith with the Borrower to resolve any such objection
(d) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(e) Each Lender (or Transferee) that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit J and a Form W-8BEN, or (iii) two copies of Internal Revenue Service Form W-8IMY (together with forms listed under clauses (i) or (ii) hereof, as may be required) or any subsequent versions thereof or successors thereto, in each case, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents together with such supplementary documentation as may be prescribed by applicable law and reasonably requested by the Borrower or the Administrative Agent to permit such Person to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(f) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
2.22 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.23 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.22.

2.24 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.20, Section 2.21(a) or Section 2.23 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.20, Section 2.21(a) or Section 2.23.
2.25 Replacement of Lenders. If any Lender (a) requests reimbursement for amounts owing pursuant to Section 2.20(a) or Section 2.21(a), (b) is affected in the manner described in Section 2.23 and as a result thereof any of the actions described in such Section 2.23 is required to be taken, (c) becomes a Defaulting Lender or (d) refuses to consent to an amendment, modification or waiver pursuant to Section 10.1, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Assignee that shall assume such obligations (which Assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have paid to the Administrative Agent the registration and processing fee (if applicable), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Assignee (to the extent of such outstanding principal, accrued interest, fees and/or breakage costs) or the Borrower (in the case of all other amounts), (iii) such Assignee is able to make, maintain or continue, as applicable, Eurodollar Loans and (iv) such assignment does not conflict with any applicable Law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
2.26 Back-Stop Arrangements.
(a) Section 2.7 and Section 3.9 contemplate Back-Stop Arrangements in certain circumstances to support the issuance of Letters of Credit and funding of Swing Line Loans. The Borrower, and to the extent provided by any Revolving Credit Lender (which is provided solely at the option of such Revolving Credit Lender), such Revolving Credit Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers, the Revolving Credit Lenders and the Swing Line Lender, a security interest in all such cash, deposit accounts and all balances therein, and all other property provided as collateral pursuant to Section 2.7 and Section 3.9, and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, interest bearing deposit accounts at the Administrative Agent. For the avoidance of doubt, to the extent that any other Person may have a claim, by virtue of an intercreditor arrangement, tag-along right or any other term in any other document or instrument, to share in any Back-Stop Arrangement provided pursuant to any of the aforementioned sections of this Agreement, the L/C Issuers, the Swing Line Lender or the Administrative Agent, as applicable, may take such provisions into account in determining whether any Back-Stop Arrangement is satisfactory.

(b) Notwithstanding anything to the contrary contained in this Agreement, Back-Stop Arrangements provided by any Defaulting Lender pursuant to Section 2.7 or Section 3.9 to support the obligations of such Lender in respect of Letters of Credit or Swing Line Loans shall be held and applied, first, to fund the participations of such Lender in Letters of Credit and Swing Line Loans, or such Lender’s Revolving Credit Percentage of Revolving Credit Loans used to repay L/C Obligations or Swing Line Loans with respect to which Back-Stop Arrangements were provided, as applicable, and, second, to fund any interest accrued for the benefit of the Issuing Lender or Swing Line Lender pursuant to Section 2.7(d) or Section 3.4(b) and Section 2.16(c) allocable to such Lender.
(c) Back-Stop Arrangements shall be released (except as the Issuing Lender and/or the Swing Line Lender and the Person providing such Back-Stop Arrangements may agree otherwise (as applicable)) promptly following the earlier to occur of (i) the termination of such Lender’s status as a Defaulting Lender; (ii) following the applicable Issuing Lender’s or the Swing Line Lender’s (as applicable) good faith determination that there remain outstanding no L/C Obligations or Swing Line Loans, as applicable, as to which it has actual or potential Fronting Exposure in relation to such Defaulting Lender as to which it desires to maintain Back-Stop Arrangements; or (iii) following the replacement of such Lender as provided for in Section 2.25 of this Agreement and the assumption of such Defaulting Lender’s Commitments by the applicable replacement Lender.
2.27 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1.
(b) Reallocation of Loan Payments. (i) Any payment or prepayment of any portion of the principal amount of Revolving Credit Loans of such Lender (whether voluntary or mandatory, as a result of set-off, at maturity, pursuant to Section 8 or otherwise) shall be applied, first, to the Revolving Credit Loans of other Lenders as if such Defaulting Lender had no Loans outstanding, until such time as the Revolving Credit Extensions of each Revolving Credit Lender shall equal its Revolving Credit Percentage of the Total Revolving Extensions of Credit (without giving effect to Section 2.27(d)) ratably to the Revolving Credit Lenders in accordance with their Revolving Credit Percentages of Revolving Credit Loans being repaid or prepaid; second, to the then outstanding amounts (including interest thereon) owed under the terms hereof by such Defaulting Lender to the Administrative Agent or (to the extent the Administrative Agent has received notice thereof) to any other Lender, ratably to the Persons entitled thereto, and third, to the posting of Cash Collateral in respect of its Revolving Credit Percentage of the L/C Obligations and the Swing Line Loans, ratably to the Issuing Lenders and the Swing Line Lender in accordance with their respective applicable Fronting Exposures, and (ii) any other amounts thereafter received by the Administrative Agent for the account of such Defaulting Lender (including amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7) shall be applied, first, to the liabilities above referred to in item second of clause (i) above, and second, to the matters above referred to in item third of clause (i) above. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are reallocated to pay outstanding amounts owed by a Defaulting Lender or to provide Back-Stop Arrangements pursuant to this Section 2.27(b) shall be deemed paid to such Defaulting Lender, and each Lender hereby irrevocably consents thereto.

(c) Certain Fees. Such Defaulting Lender (i) shall not be entitled to receive any commitment fee pursuant to Section 2.10(a) or Section 2.10(b) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) shall only be entitled to receive any fee pursuant to Section 3.3(a) for any period during which such Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Percentage of the stated amount Letters of Credit for which Letter of Credit Back-Stop Arrangements have been provided by such Lender pursuant to Section 3.9, as applicable (and the Borrower shall (x) be required to pay to each Issuing Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from such Defaulting Lender and (y) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to such Defaulting Lender).
(d) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender as to which the Issuing Lenders or the Swing Line Lender (as applicable) has not received Back-Stop Arrangements acceptable to it in respect of the related participation and funding obligations of such Defaulting Lender, then for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Section 2.4(b), Section 2.4(c) and Section 3.4, the “Revolving Credit Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of such Defaulting Lender; provided, that in all cases, the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans shall not exceed the positive difference, if any, between (1) the Revolving Credit Commitment of such non-Defaulting Lender and (2) the Revolving Extension of Credit of such Lender.
A Lender that has become a Defaulting Lender because of an event referenced in the definition of Defaulting Lender may cure such status and shall no longer constitute a Defaulting Lender as a result of such event when (i) such Defaulting Lender shall have fully funded or paid, as applicable, all Loans, participations in respect of Letters of Credit or Swing Line Loans or other amounts required to be funded or paid by it hereunder as to which it is delinquent (together, in each case, with such interest thereon as shall be required to be paid to any Person as otherwise provided in this Agreement), (ii) the Administrative Agent and the Borrower shall have received a certification by such Defaulting Lender of its ability and intent to comply with the provisions of this Agreement going forward and (iii) each of (v) the Administrative Agent, (w) each Issuing lender, (x) the Swing Line Lender, (y) any other Lender as to which a delinquent obligation was owed and (z) in the case of the failure to fund any Loan, the Borrower, shall have determined (and notified the Administrative Agent) that they are satisfied, in their sole discretion, that such Defaulting Lender intends to continue to perform its obligations as a Lender hereunder and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. No reference in this subsection to an event being “cured” shall preclude any claim by any Person (including the Borrower) against any Lender that becomes a Defaulting Lender for such direct damages as may otherwise be available to such Person arising from any failure to fund or pay any amount when due hereunder or from any other event that gives rise to any Lender becoming a Defaulting Lender.

SECTION 3.
LETTERS OF CREDIT
3.1 L/C Commitment.
(a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit and, to the extent available from such Issuing Lender, commercial letters of credit (collectively, the “Letters of Credit”) for the account of the Borrower on any Business Day from the Effective Date until the Revolving Credit Termination Date in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (A) be denominated in Dollars and (B) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date; provided, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). The parties hereto agree that the Existing Letters of Credit shall be deemed to be Letters of Credit issued under and pursuant to the provisions of this Section 3.1(a).
(b) Notwithstanding the foregoing, no Letter of Credit shall be issued the Stated Amount of which, when added to the L/C Obligations then outstanding (in each case exclusive of Payment Amounts which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed (x) the L/C Commitment and (y) when added to the aggregate outstanding principal amount of all Revolving Credit Loans and all Swing Line Loans then outstanding, the Total Revolving Credit Commitment.
(c) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent at their addresses for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after receipt by such Issuing Lender and the Administrative Agent of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent. Each Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each Letter of Credit issued by such Issuing Lender (including the amount thereof).
3.3 Fees and Other Charges.
(a) The Borrower will pay a fee on the aggregate drawable amount of all outstanding Letters of Credit in consideration of the L/C Participations noted in Section 3.4 below at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date; provided, however, any such fee otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral or other credit support arrangements satisfactory to the applicable L/C Issuer pursuant to Section 3.1(c) shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Lenders in accordance with the upward adjustments in their respective Revolving Credit Percentages allocable to such Letter of Credit pursuant to Section 2.27(d), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee (in an amount to be agreed to by the Borrower and such Issuing Lender) on the aggregate drawable amount of all outstanding Letters of Credit issued by it, which fee shall be payable quarterly in arrears on the last day of each March, June, September and December, and the Revolving Credit Termination Date.
(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations.
(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, a participation interest as described below. Each L/C Participant shall be deemed to have irrevocably accepted and purchased from such Issuing Lender and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent, for the account of such Issuing Lender, upon demand at the Administrative Agent’s Payment Office (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to such L/C Participant’s Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Upon any change in the respective Revolving Credit Commitments or Revolving Credit Percentages of the Lenders pursuant to the terms hereof, it is hereby agreed that, with respect to all such outstanding Letters of Credit and, in each case, any related Payment Amounts, there shall be an automatic adjustment to the participations pursuant to this Section 3.4 to reflect the new Revolving Credit Percentages of the assignor and assignee Lender or of all Lenders with respective Revolving Credit Commitments, as applicable.
(b) If any amount required to be paid by any L/C Participant to the Administrative Agent, for the account of an Issuing Lender, pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is not paid to such Issuing Lender within three Business Days after the date such payment is due, such Issuing Lender shall so notify the Administrative Agent, who shall notify such L/C Participant and such L/C Participant shall pay to the Administrative Agent, for the account of such Issuing Lender on demand (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent, for the account of such Issuing Lender, by such L/C Participant within three Business Days after the date such payment is due, the Administrative Agent on behalf of such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility. A certificate the Administrative Agent submitted on behalf of such Issuing Lender submitted to any L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.
(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from the Administrative Agent or any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent, for the account of such L/C Participant (and thereafter the Administrative Agent shall promptly pay such L/C Participant), its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent, for the account of such Issuing Lender (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender), the portion thereof previously distributed by such Issuing Lender.

3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender, on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.16(b) and (ii) thereafter, Section 2.16(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans (or, at the option of the Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.7 of Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans (or, if applicable, Swing Line Loans) could be made, pursuant to Section 2.5 (or, if applicable, Section 2.7), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.
3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.
3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
3.9 Lender Defaults. No Issuing Lender shall have any obligation to issue any Letter of Credit if (a) any Revolving Credit Lender is at such time a Defaulting Lender or (b) such Issuing Lender, in its reasonable discretion, determines that there may be a risk of one or more Revolving Credit Lenders becoming a Defaulting Lender(s), unless, in either case, such Issuing Lender has entered into arrangements satisfactory to such Issuing Lender and the Borrower to eliminate such Issuing Lender’s actual or potential Fronting Exposure with respect to such Revolving Credit Lender, including by cash collateralizing such Revolving Credit Lender’s Revolving Credit Percentage of L/C Obligations then outstanding (such arrangements, the “Letter of Credit Back-Stop Arrangements”).
SECTION 4.
REPRESENTATIONS AND WARRANTIES
To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:
4.1 Financial Condition.
(a) [Intentionally Omitted].
(b) The audited consolidated and unaudited consolidating balance sheets of the Borrower as of December 31, 2010, and as of the most recent fiscal year for which financial statements are required to be delivered under Section 6.1(a) and the related consolidated and consolidating statements of income and consolidated statements of cash flows for the fiscal years ended on such dates, (in the case of consolidated financial statements, reported on by and accompanied by an unqualified report from a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to the Administrative Agent) in each case, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(c) The unaudited consolidated and consolidating balance sheets of the Borrower as of March 31, 2011, and as of the most recent fiscal quarter for which financial statements are required to be delivered under Section 6.1(b) and the related consolidated and consolidating statements of income and consolidated statements of cash flows for the fiscal quarter and the year-to-date ended on such dates, in each case, present fairly the consolidated and consolidating financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated and consolidating results of its operations and its consolidated cash flows for the respective fiscal period then ended (subject to year end adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).
(d) The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases other than those not prohibited hereunder or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this Section 4.1.
4.2 No Change. Since December 31, 2010 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
4.3 Organizational Existence; Compliance with Law. Each of the Borrower and its Restricted Subsidiaries, other than Immaterial Subsidiaries, (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.4 Organizational Power; Authorization; Enforceable Obligations. Each Loan Party has the organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect; and certain consents, authorization, filings and notices specifically identified on Schedule 4.4 which have not been obtained, but have been requested and are anticipated to be received in the due course of business of the applicable party from whom such consent or authorization has been requested and (ii) the filings referred to in Section 4.19 and Section 6.11. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate in any material respect any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
4.6 No Material Litigation. No litigation, action, suit, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby except proceedings of the Gaming Boards identified on Schedule 4.4, or (b) that could reasonably be expected to have a Material Adverse Effect.
4.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
4.8 Ownership of Property; Liens. Each of the Borrower and its Restricted Subsidiaries has marketable and insurable title to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material Property, and the Property is not subject to any Lien except as permitted by Section 7.3.
4.9 Intellectual Property. The Borrower and its Restricted Subsidiaries own, or are licensed to use, all material Intellectual Property necessary for the conduct of their business as currently conducted, taken as a whole. No material claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property in a manner that reasonably could be expected to result in a Material Adverse Effect, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person in any material respect in a manner that reasonably could be expected to result in a Material Adverse Effect.

4.10 Taxes. Each of the Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than those with respect to which the amount or validity thereof is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); and no tax Lien, other than Liens permitted under Section 7.3(a), has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
4.11 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” (within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect) in a manner that is in violation of any of the Regulations of the Board or for any purpose that otherwise violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
4.12 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.
4.13 ERISA. None of (i) a Reportable Event, (ii) any failure by any Plan to satisfy the minimum funding standard applicable to such Plan under Section 412 or 430 of the Code or Section 302 or 303 of ERISA or (iii) any “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Plan has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code except where such noncompliance could not reasonably be expected to result in a Material Adverse Effect. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Except those arising out of the operations of the Atlantic City Entities (which arose prior to January 1, 2010 and all of the related liabilities have been paid), neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.
4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.
4.15 Subsidiaries.
(a) The Subsidiaries listed on Schedule 4.15(a) constitute all the Subsidiaries of the Borrower at the Effective Date. Schedule 4.15(a) sets forth as of the Effective Date the name and jurisdiction of formation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party. Schedule 4.15(a) also identifies all of the Unrestricted Subsidiaries and Immaterial Subsidiaries as of the Effective Date.
(b) As of the Effective Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options, restricted stock and phantom stock units issued or granted to employees or directors pursuant to an equity plan adopted by the Borrower and directors’ qualifying shares, and with respect to the Capital Stock of the Borrower, subscriptions, options, warrants, calls, rights or other agreements or commitments to which the Borrower is not a party) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as disclosed on Schedule 4.15(b).
4.16 Use of Proceeds. The proceeds of the Incremental Term Loans and Incremental Delayed Draw Term Loans shall be used for general corporate purposes of the Borrower and its Restricted Subsidiaries, including (i) to repay the revolving loans under this Agreement and for fees and expenses associated therewith, (ii) to pay the fees and expenses related to this amendment and restatement of this Agreement and (iii) to pay for all or a portion of the Expenses associated with the Unfinished Projects and any other development property. The proceeds of the Revolving Credit Loans shall be used for general corporate purposes of the Borrower and its Restricted Subsidiaries, including (A) to pay for all or a portion of the Expenses associated with the Unfinished Projects and any other development property and (B) to pay the fees and expenses related to this amendment and restatement of the Existing Credit Agreement; provided, that the proceeds of the Revolving Credit Loans may not be used to make an optional prepayment of Incremental Term Loans.

4.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:
(a) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: (A) each of their Environmental Permits will be timely renewed and complied with, without material expense; (B) any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and (C) compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.
(b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.
(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.
(d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.
(e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.
(f) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

4.18 Accuracy of Information, etc. No statement or information (other than projections and pro forma financial information) contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (giving effect to any updates and/or supplements which were provided prior to the date of making this representation), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The financial projections and pro forma financial information in the material referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that because the projections are based on estimates and assumptions as to future events, they are inherently uncertain and actual results during the period or periods covered by such projections may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
4.19 Security Documents.
(a) The Security Documents (including, to the extent that amendments to any Pledge Agreements (Gaming Regulated) are required in connection with this Agreement, after the execution and delivery of the applicable Post-Closing Gaming Pledge Agreement Amendment, each such Pledge Agreements (Gaming Regulated), as so amended) are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. From and after execution and delivery thereof, the Post-Closing Gaming Pledges will be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock pledged in favor of the Administrative Agent pursuant to the Pledge Agreements, when any certificates representing such Pledged Stock that is a security under Section 8-102(a)(15) of the UCC are delivered to the Administrative Agent, and in the case of the other Collateral described in the Security Documents as to which a security interest can be perfected by filing of the UCC financing statement, when UCC financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a) (which financing statements have been duly completed and delivered to the Administrative Agent), the security interests created by the Security Documents securing such Collateral shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and each Mortgage shall (as of the Effective Date in the case of the Mortgages filed on or prior to the Effective Date (after giving effect to the amendments set forth on Schedule 4.19(b) (which have been executed and delivered to the Administrative Agent)) and when such Mortgage is filed in the recording office designated by the Borrower in the case of any Mortgage to be executed and delivered pursuant to Section 6.10(b)) constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage).
4.20 Solvency. The Borrower and its Subsidiaries, taken as a whole, are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.
4.21 Senior Indebtedness. The Obligations constitute “Senior Debt” of the Borrower under and as defined in the Indentures governing Subordinated Obligations or Permitted Refinancing Subordinated Obligations. The obligations of each Subsidiary Guarantor under the Subsidiary Guaranty constitute “Guarantor Senior Indebtedness” of such Subsidiary Guarantor under and as defined in the Indentures governing Subordinated Obligations or Permitted Refinancing Subordinated Obligations.
4.22 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).
4.23 Gaming Laws. The Borrower and the Restricted Subsidiaries are in compliance with all applicable Gaming Laws in all respects which are applicable to the operations, businesses and prospects of the Borrower and the Restricted Subsidiaries, taken as a whole, except where such noncompliance could not reasonably be expected to result in a Material Adverse Effect.
4.24 Insurance Proceeds. The Estimated Business Interruption Insurance included in the most recent certificate delivered by the Borrower pursuant to Section 6.2 is a good faith estimate of the aggregate amount to be received with respect to business interruption insurance for the applicable periods with respect to the Property of the Borrower or its Restricted Subsidiaries.

SECTION 5.
CONDITIONS PRECEDENT
5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Effective Date, of the following conditions precedent:
(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, the Administrative Agent and each Lender, (ii) a ratification of the Subsidiary Guaranty, executed and delivered by a duly authorized officer of each Subsidiary Guarantor, (iii) a ratification of each of the Security Documents (including the Mortgages with respect to each of the Mortgaged Properties) executed and delivered by each party thereto, (iv) if not previously delivered pursuant to the Existing Credit Agreement, a Lender Addendum executed and delivered by each Lender with a Revolving Credit Commitment and accepted by the Borrower and (v) such changes to the other Loan Documents as may be reasonably requested by the Administrative Agent or the Lead Arrangers to reflect the amendment and restatement of the Existing Credit Agreement and the changes incorporated as a result of such amendment and restatement pursuant to this Agreement.
(b) No Default. No Default or Event of Default shall have occurred and be continuing on the Effective Date after giving effect to the extensions of credit to be made on such date and the application of the proceeds of such extensions of credit.
(c) Financial Statements, Pro-Forma Balance Sheet and Projections. The Lenders shall have received (i) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of fiscal year 2010 and the related audited consolidated statements of income and of cash flows for such year and (ii) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of the most recent fiscal quarter end 45 days prior to the Effective Date and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter. There shall not have occurred any event, development or circumstance since December 31, 2010 that has caused or could reasonably be expected to have a Material Adverse Effect or that calls into question in any material respect the projections previously supplied to the Lenders or any of the material assumptions on which such projections were prepared.
(d) Approvals. All governmental and third party approvals (excluding only the consents and approvals listed on Schedule 4.4 attached hereto) necessary or, in the discretion of the Administrative Agent, advisable in connection with the transactions contemplated by this Agreement and the continuing operations of the Borrower and its Subsidiaries as presently conducted shall have been obtained and be in full force and effect or otherwise applied for or requested (and the Borrower has no reason to believe that they will not be obtained in due course), and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.
(e) Termination of Revolving Credit Commitments; Amendment and Restatement of the Existing Credit Agreement. The Administrative Agent shall have received evidence (in a form reasonably satisfactory to the Administrative Agent) that the Borrower has terminated all Revolving Credit Commitments under the Existing Credit Agreement as of the Effective Date and paid all amounts due to the Lenders under the Existing Credit Agreement (as in effect immediately prior to the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement). In connection with the foregoing and the execution and delivery of this Agreement, the Existing Credit Agreement shall be simultaneously amended and restated pursuant to the terms hereof, and arrangements satisfactory to the Administrative Agent shall have been made for the amendment of Liens and security interests granted in connection therewith.

(f) Fees. The Arrangers, Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.
(g) Business Plan. The Lenders shall have received a business plan for fiscal years 2011-2015 and a satisfactory written analysis of the business and prospects of the Borrower and its Subsidiaries for the period from the Effective Date through the final maturity of the Facilities, all in form and substance reasonably satisfactory to the Lenders.
(h) Solvency Analysis. The Lenders shall have received a satisfactory solvency certificate and analysis by the chief financial officer of the Borrower in a form reasonably acceptable to the Administrative Agent, which shall document the solvency of the Borrower and its Restricted Subsidiaries considered as a whole after giving effect to the transactions contemplated hereby, in form and substance reasonably satisfactory to the Lenders.
(i) Lien Searches. The Administrative Agent shall have received the results of recent lien searches in each of the jurisdictions in which Uniform Commercial Code financing statement or other filings or recordations should be made to evidence or perfect security interests in all or any portion of the assets of the Loan Parties (including, without limitation, tax liens, judgments, litigation, trademark liens, ship mortgages and UCC filings), and such searches shall reveal no liens on any of the assets of the Loan Parties, except for Liens permitted by Section 7.3.
(j) Flood Insurance. The Administrative Agent shall have received (i) a policy of flood insurance that (x) covers any parcel of improved real property that is encumbered by any Mortgage that is in a designated flood zone and for which insurance can be obtained under the National Flood Insurance Act of 1968; (y) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less; and (z) has a term ending not later than the maturity of the indebtedness secured by such Mortgage or that may be extended to such maturity date; and (ii) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.
(k) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit K, with appropriate insertions and attachments.

(l) Legal Opinions. The Lenders shall have received satisfactory opinions of counsels (including opinions of appropriate local counsels in relevant jurisdictions) to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of this Agreement and the other Loan Documents as amended or otherwise modified in connection with this Agreement and the validity of the Liens pursuant to the Security Documents). Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as are customary for similar transactions.
(m) Corporate Documents. Such certificates with respect to resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers as the Administrative Agent or the Lenders may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party.
(n) No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.
(o) Pledged Stock; Stock Powers. To the extent not previously delivered, the Administrative Agent shall have received the certificates representing the shares of Capital Stock that are securities under Section 8-102(a)(15) of the UCC pledged pursuant to the Pledge Agreements, together with an undated stock power or assignment for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; provided, the Lenders and the Administrative Agent acknowledge that the perfection of a security interest in Capital Stock subject to the Pledge Agreements (Gaming Regulated) requires prior approval of such Pledge Agreements (Gaming Regulated) by the applicable Gaming Boards.
(p) Filings, Registrations and Recordings. The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent and the Arrangers that the Liens created pursuant to the Security Document continue on and after the Effective Date to be valid and perfected Liens (excluding any Liens that can only be perfected by entering into control agreements), prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), and that each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to maintain such perfection and priority in favor of the Administrative Agent, for the benefit of the Secured Parties shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent and be in proper form for filing, registration or recordation.
(q) Title Insurance. The Administrative Agent shall have received, and the title insurance company shall have issued such endorsements to the mortgagee’s extended coverage (ALTA) title insurance policy in respect of each Mortgaged Property as the Administrative Agent may reasonably request.
(r) Insurance. To the extent not previously delivered, the Administrative Agent shall have received insurance certificates evidencing that the requirements of this Agreement and the Mortgages with respect to the maintenance of insurance have been satisfied.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit on the Effective Date) is subject to the satisfaction of the following conditions precedent:
(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except for those representations and warranties that speak as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such specific date).
(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date and the application of the proceeds of such extensions of credit.
(c) Pro Forma Compliance. With respect to the closing of any Incremental Facility, after giving pro forma effect to the funding of all Incremental Loans funded under such Incremental Facility on the Incremental Facility Effective Date, and the application of the proceeds thereof on such funding date, the Borrower is in pro forma compliance with the Financial Condition Covenants set forth in Section 7.1 as of the last day of the most recently ended fiscal quarter of the Borrower, with respect to which financial statements have been delivered or required to be delivered pursuant to Section 6.1(a) or Section 6.1(b), as if such Incremental Loans had been outstanding on the last day of such fiscal quarter of the Borrower for testing compliance therewith.
SECTION 6.
AFFIRMATIVE COVENANTS
The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall and shall cause each of its Restricted Subsidiaries to:
6.1 Financial Statements. Furnish to the Administrative Agent:
(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, (i) a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to the Administrative Agent; and (ii) supporting consolidating financial information in a form reasonably acceptable to the Administrative Agent; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, (i) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, and (ii) supporting consolidating financial information in a form reasonably acceptable to the Administrative Agent, in each case, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);
all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
6.2 Certificates; Other Information. Furnish to the Administrative Agent:
(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);
(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;
(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, detailed quarterly consolidated budgets for such fiscal year (including quarterly projected consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of the end of the following fiscal year, and the related quarterly consolidated statements of projected cash flow, quarterly projected changes in financial position and quarterly projected income), and, as soon as available, significant revisions, if any, of such budget and projections for such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) if the Borrower is not required to file financial statements with the SEC, within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;
(e) within five days after the same are sent, copies (or if such statements are publicly available, notice of such availability) of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower makes to, or files with, the SEC;
(f) promptly, such additional financial and other information as any Lender may from time to time reasonably request; and
(g) if all or any portion of the Condo Component is to be developed by the Borrower or any of its Restricted Subsidiaries, as soon as practicable, the Borrower shall deliver to the Administrative Agent, with respect to the Condo Component, the following information and materials (collectively, the “Condo Information Package”):
(i) the construction budget, the construction timetable and the construction plans and specifications; and
(ii) the organizational documents of any Person formed as a Restricted Subsidiary to own and/or develop the Condo Component.
The Borrower shall cause representatives of the Borrower to be available to discuss the Condo Information Package (and its contents) with the Administrative Agent, and shall attempt to answer and resolve any questions the Administrative Agent may have concerning the Condo Information Package.
6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, if any, and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be or (b) to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.
6.4 Conduct of Business and Maintenance of Existence, etc.
(a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b) comply with all Contractual Obligations and Requirements of Law, except (i) to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) with respect to Contractual Obligations and/or Requirements of Law being diligently contested in good faith; provided, that the result of such contest could not reasonably be expected to have a Material Adverse Effect; and
(c) conduct the operations of the Property subject to the Indiana Power of Attorney (the “Indiana Gaming Property”) in a manner so as to avoid any authorization by the Indiana Gaming Commission for the trustee under the Indiana Power of Attorney to conduct the operations at the Indiana Gaming Property unless such authorization and conducting of business could not reasonably be expected to have a Material Adverse Effect.
6.5 Maintenance of Property; Insurance. (a) Except as in the aggregate could not reasonably be expected to result in a Material Adverse Effect, keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to the business and activities of the Borrower and its consolidated Subsidiaries and (b) subject to any Gaming Laws restricting such actions, permit representatives of any Lender, coordinated through the Administrative Agent, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and, if no Default or Event of Default has occurred, upon reasonable advance notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.
6.7 Notices. Promptly give notice to the Administrative Agent of:
(a) the occurrence of any Default or Event of Default;
(b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(c) any litigation or proceeding against the Borrower or any of its Restricted Subsidiaries in which the amount involved is $25,000,000 or more and not covered by insurance or which could reasonably be expected to have a Material Adverse Effect;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any material required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;
(e) in any event within ten days of obtaining knowledge thereof, the issuance of any authorization by the Indiana Gaming Commission for the trustee under the Indiana Power of Attorney to conduct the operations at the Indiana Gaming Property; and
(f) in any event within ten days of obtaining knowledge thereof, any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Restricted Subsidiary proposes to take with respect thereto.
6.8 Environmental Laws.
(a) Except as in the aggregate could not reasonably be expected to result in a Material Adverse Effect, comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
(b) Except as in the aggregate could not reasonably be expected to result in a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
6.9 Control Agreements. Not later than 30 days after delivery of a written request from either the Administrative Agent or the Arrangers (which request can only be delivered if an Event of Default has occurred and is continuing), enter into a control agreement, in form and substance reasonably satisfactory to the Arrangers and the Administrative Agent, with respect to each Deposit Account (as defined in the UCC) and each Securities Account (as defined in the UCC) of the Borrower and the Restricted Subsidiaries, each such control agreement to be among the Administrative Agent, the Borrower or Restricted Subsidiary that is the holder of the applicable Deposit Account or Securities Account and the financial institution at which such Deposit Account or Securities Account is maintained

6.10 Additional Collateral, etc.
(a) With respect to any Property that is of the type that would otherwise be subject to Liens created under the Security Documents and is acquired after the Effective Date by any Loan Party (other than (w) any Property described in paragraph (b) or paragraph (c) of this Section; (x) any Property, the pledge of which requires a consent of a third party that has not been obtained; provided, that the Borrower and/or the applicable Loan Party has taken commercially reasonable efforts to obtain such consent; (y) any Property subject to a Lien expressly permitted by Section 7.3(g), (h) and (s); and (z) any interest in any real property) and subject to compliance with applicable Gaming Laws (which the Borrower agrees and agrees to cause the applicable Loan Party to pursue approvals to permit any such pledges) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property (subject only to Liens permitted pursuant to Section 7.3 of this Agreement), including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent; provided, (1) if the Borrower gives notice that a Property acquired after the Effective Date will be used for the Condo Component, the Borrower will have thirty (30) days to execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property, and (2) if such Property is transferred in a transaction permitted pursuant to Section 7.7(n), no such security interest shall be required.
(b) With respect to (x) any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 and (y) any leasehold interest in any real property pursuant to leases entered into by any Loan Party, as a tenant, with gross annual rent payments for each lease in excess of $2,000,000 or the term in excess of three (3) years), in each case acquired or entered into after the Effective Date by the Loan Parties (other than (w) any leasehold interests with respect to solely office space; (x) any leasehold interest if the granting of a mortgage requires a consent of a third party that has not been obtained; provided, that the Borrower and/or the applicable Loan Party has taken commercially reasonable efforts to obtain such consent; (y) any leasehold interest if a memorandum of lease for such leasehold has not been recorded; provided, that the Borrower and/or the applicable Loan Party has taken commercially reasonable efforts to obtain such memorandum of lease; and (z) any such real property subject to a Lien expressly permitted by Section 7.3(g) and Section 7.3(h)), promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property (subject only to Liens permitted pursuant to Section 7.3 of this Agreement), (ii) if requested by the Administrative Agent in writing, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters opined on with respect to the original version of the Loan Documents delivered by the Borrower, which opinions shall be in form and substance and from counsel, reasonably satisfactory to the Administrative Agent; provided, if the Borrower gives notice that a Property acquired after the Effective Date will be used for the Condo Component, the Borrower will have thirty (30) days to execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and if such Property is transferred in a transaction permitted pursuant to Section 7.7(n), no such security interest shall be required.
(c) With respect to any new Domestic Restricted Subsidiary (other than an Immaterial Subsidiary) created or acquired after the Effective Date and, to the extent that it would not result in an adverse tax, foreign gaming or foreign law consequence that is material for or with respect to such Subsidiary, any new Foreign Restricted Subsidiary created or acquired after the Effective Date (which in each case, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Unrestricted Subsidiary by designation or otherwise) and subject to compliance with applicable Gaming Laws (which the Borrower agrees and agrees to cause the applicable Loan Party to pursue approvals to permit any such security interests), by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Domestic Restricted Subsidiary (subject only to Liens permitted pursuant to Section 7.3 of this Agreement) and in the 66% of the total outstanding Capital Stock of such new Foreign Restricted Subsidiary, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock that are securities under Section 8-102(a)(15) of the UCC, together with undated stock powers or assignments, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Loan Documents and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Security Documents with respect to such new Subsidiary (subject only to Liens permitted pursuant to Section 7.3 of this Agreement), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters opined on with respect to the original version of the Loan Documents delivered by the Borrower, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
(d) With respect to any new Unrestricted Subsidiary (other than (x) the Foreign Unrestricted Subsidiaries and (y) to the extent actions described herein are prohibited by the terms of the formation or organizational documents of an Unrestricted Subsidiary or agreements by which such Unrestricted Subsidiary or its assets are bound, the Unrestricted Subsidiaries created or acquired for purposes of the transactions permitted under Section 7.7(l), (n) and (s)) created or acquired after the Effective Date by the Borrower or any of its Restricted Subsidiaries, and subject to compliance with applicable Gaming Laws (which the Borrower agrees and agrees to cause the applicable Unrestricted Subsidiary to pursue approvals to permit any such pledges), promptly (i) execute and deliver to the

Administrative Agent such amendments to the Loan Documents or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Domestic Unrestricted Subsidiary, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock that are securities under Section 8-102(a)(15) of the UCC, together with undated stock powers or assignments, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters opined on with respect to the original version of loan documents delivered by the Borrower, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
(e) With respect to any material third party agreements or material entitlements that do not attach to the real property entered into or received by the Borrower or any of its Restricted Subsidiaries in connection with the construction of any Unfinished Project, use best efforts to promptly execute and deliver to the Administrative Agent such collateral assignment of the applicable third party agreement or entitlement in a form as is reasonably acceptable to the Administrative Agent.
(f) The provisions of this Section 6.10 shall not apply to assets as to which the Administrative Agent determines in its sole discretion that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.
6.11 Post-Closing Filings with Gaming Boards.
(a) Promptly after the Effective Date, make filings with the Gaming Boards of all relevant jurisdictions in respect of the transactions contemplated by the Loan Documents to the extent that such filings are required by applicable Gaming Laws.
(b) Not later than 75 days after the Effective Date, the Borrower shall execute and deliver, and cause the applicable Restricted Subsidiary, to execute and deliver each of the Post-Closing Gaming Pledge Agreement Amendments.
6.12 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Restricted Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 7.
NEGATIVE COVENANTS
The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
7.1 Financial Condition Covenants.
(a) Consolidated Senior Secured Debt Ratio. Permit the Consolidated Senior Secured Debt Ratio as of the last day of any four consecutive fiscal quarter period of the Borrower and its Restricted Subsidiaries, to be greater than 2.75 to 1.00.
(b) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the last day of any four consecutive fiscal quarter period of the Borrower and its Restricted Subsidiaries ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Maximum Consolidated
Fiscal Quarter Ending	Total Leverage Ratio
June 30, 2011	7.25 to 1.00
September 30, 2011	7.25 to 1.00
December 31, 2011	7.25 to 1.00
March 31, 2012	7.50 to 1.00
June 30, 2012	7.75 to 1.00
September 30, 2012	7.25 to 1.00
December 31, 2012	6.75 to 1.00
March 31, 2013	6.75 to 1.00
June 30, 2013	6.50 to 1.00
September 30, 2013	6.50 to 1.00
December 31, 2013	6.25 to 1.00
March 31, 2014	6.00 to 1.00
June 30, 2014	5.75 to 1.00
September 30, 2014	5.50 to 1.00
December 31, 2014	5.25 to 1.00
March 31, 2015	5.00 to 1.00
June 30, 2015	4.75 to 1.00
September 30, 2015	4.75 to 1.00
December 31, 2015	4.50 to 1.00
March 31, 2016	4.50 to 1.00
June 30, 2016	4.50 to 1.00

(c) Minimum Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower and its Restricted Subsidiaries ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Minimum Consolidated
Fiscal Quarter Ending	Interest Coverage Ratio
June 30, 2011	1.50 to 1.00
September 30, 2011	1.50 to 1.00
December 31, 2011	1.50 to 1.00
March 31, 2012	1.65 to 1.00
June 30, 2012	1.65 to 1.00
September 30, 2012	1.75 to 1.00
December 31, 2012	1.75 to 1.00
March 31, 2013	1.85 to 1.00
June 30, 2013	1.90 to 1.00
September 30, 2013	2.00 to 1.00
December 31, 2013	2.00 to 1.00
March 31, 2014	2.00 to 1.00
June 30, 2014	2.00 to 1.00
September 30, 2014	2.00 to 1.00
December 31, 2014	2.00 to 1.00
March 31, 2015	2.00 to 1.00
June 30, 2015	2.00 to 1.00
September 30, 2015	2.00 to 1.00
December 31, 2015	2.00 to 1.00
March 31, 2016	2.00 to 1.00
June 30, 2016	2.00 to 1.00

7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a) Indebtedness of any Loan Party pursuant to any Loan Document;
(b) Indebtedness of (i) the Borrower to any Subsidiary, (ii) any Wholly Owned Subsidiary Guarantor to the Borrower or any other Wholly Owned Subsidiary Guarantor, and (iii) any Restricted Subsidiary that is not a Wholly Owned Subsidiary Guarantor to any other Restricted Subsidiary that is not a Wholly Owned Subsidiary Guarantor; provided any such Indebtedness is unsecured and subordinated to the Obligations in a manner satisfactory to the Administrative Agent;
(c) (i) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) and (ii) Indebtedness of any Person that becomes a direct or indirect Subsidiary of the Borrower after the Effective Date in an acquisition, provided such Indebtedness existed prior to the time such Person becomes a Subsidiary and neither the Borrower nor any other Loan Party (other than the newly acquired Subsidiary) is liable for such Indebtedness; provided, that the aggregate principal amount of Indebtedness permitted pursuant to this Section 7.2(c) shall not exceed $50,000,000 at any time outstanding;
(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d);
(e) Guarantee Obligations made by Borrower or any of its Restricted Subsidiaries of obligations incurred in connection with activities not inconsistent with Section 7.14 of the Borrower or any Restricted Subsidiary;
(f) (i) Indebtedness of the Borrower in respect of the Existing Subordinated Obligations and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness; provided, that such Guarantee Obligations are subordinated to the obligations of such Subsidiary Guarantor under the Security Documents to the same extent as the obligations of the Borrower in respect of the Existing Subordinated Obligations are subordinated to the Obligations;

(g) New Subordinated Obligations (and Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness), provided, that after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof on the date of such incurrence (treating (x) any Indebtedness paid or prepaid with such proceeds as being paid or prepaid on the date of such incurrence if an irrevocable notice of payment or prepayment is given on the date of such incurrence and such payment or prepayment occurs on or prior to five (5) Business Days after such incurrence and (y) any net proceeds not applied to pay Indebtedness as an increase in Cash of the Person holding such Cash), the Consolidated Total Leverage Ratio (calculated pro forma as if such incurrence and application (including any increase in Cash) has occurred as of the last day of the most recent fiscal quarter for which financial statements have been delivered or required to be delivered pursuant to Section 6.1(a) or Section 6.1(b)) shall not be higher than 0.25 less than the level required for such fiscal quarter pursuant to Section 7.1(b);
(h) New Subordinated Obligations and/or Permitted Refinancing Subordinated Obligations (and Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness), all of the Net Cash Proceeds of which are used to refinance (including pursuant to a tender, redemption, exchange or other replacement) Incremental Term Loans, Incremental Delayed Draw Term Loans, Revolving Credit Loans, Subordinated Obligations, Permitted Senior Unsecured Obligations or Permitted Refinancing Subordinated Obligations (and all interest and expenses incurred in connection therewith);
(i) to the extent not available from the Lenders, (x) Guarantee Obligations with respect to commercial letters of credit up to an aggregate amount not to exceed $25,000,000 at any one time outstanding so long as (i) such Indebtedness is incurred in the ordinary course of business and (ii) such Indebtedness is incurred for the purpose of effecting payment for goods or services required by the Borrower or any of its Restricted Subsidiaries, and (y) Guarantee Obligations with respect to standby letters of credit up to an aggregate amount of $4,500,000 at any time one outstanding;
(j) Deferred compensation payable to employees, officers and/or directors under the Deferred Compensation Plan;
(k) any Indebtedness incurred in accordance with Section 2.8;
(l) Indebtedness incurred pursuant to Section 4.21.3 of the Redevelopment Agreement in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;
(m) Indebtedness incurred in connection with the purchase, equipping, furnishing and/or refurbishing of one or more aircraft in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding;

(n) (i) Indebtedness of the Borrower in respect of the Existing Senior Unsecured Obligations and Permitted Senior Unsecured Obligations and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness; provided, that (x) after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof on the date of such incurrence (treating (A) any Indebtedness paid or prepaid with such proceeds as being paid or prepaid on the date of such incurrence if an irrevocable notice of payment or prepayment is given on the date of such incurrence and such payment or prepayment occurs on or prior to five (5) Business Days after such incurrence and (B) any net proceeds not applied to pay indebtedness as an increase in Cash of the Person holding such Cash), the Consolidated Total Leverage Ratio (calculated pro forma as if such incurrence and application (including any increase in Cash) has occurred as of the last day of the most recent fiscal quarter for which financial statements have been delivered or required to be delivered pursuant to Section 6.1(a) or Section 6.1(b)) shall not be higher than 0.25 less than the level required for such fiscal quarter pursuant to Section 7.1(b); and (y) unless the Consolidated Total Leverage Ratio (calculated pro forma as if such incurrence and application (including any increase in Cash) has occurred as of the last day of the most recent fiscal quarter for which financial statements have been delivered or required to be delivered pursuant to Section 6.1(a) or Section 6.1(b)) is less than 6.00 to 1.00, the aggregate principal amount of Indebtedness under this clause (n) shall not exceed $1,500,000,000;
(o) Indebtedness to the applicable franchisor or manager for funds advanced on behalf of, or obligations owed by, the Borrower or any Restricted Subsidiary pursuant to any Hotel Agreements; and
(p) Indebtedness respecting obligations of the Borrower or any Restricted Subsidiary to reimburse a Person who is not an Affiliate for amounts paid for options on land that such Person will be transferring to the Borrower or one of its Restricted Subsidiaries for development; provided, that the aggregate principal amount of Indebtedness outstanding under this clause (p) shall not exceed $15,000,000 at any time;
(q) Indebtedness of the Borrower or any Subsidiary of the Borrower owed for property, casualty or liability insurance, so long as (i) such Indebtedness shall be incurred only to defer the cost of such insurance for the year in which such Indebtedness is incurred and (ii) the aggregate principal amount of Indebtedness outstanding under this clause (q) shall not exceed $20,000,000 at any time; and
(r) Indebtedness not otherwise permitted by this Section 7.2, so long as the aggregate principal amount of Indebtedness outstanding under this clause (r) shall not exceed $10,000,000 at any time.
7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:
(a) Liens for taxes, assessments and other similar governmental charges not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or in connection with the projects which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e) easements, rights-of-way, encroachment, title defects, restrictions and other similar encumbrances created or suffered in the ordinary course of business or incurred in permitted real estate development activities (including, without limitation in connection with obtaining the necessary approvals to develop any Unfinished Project);
(f) Liens in existence on the date hereof listed on Schedule 7.3(f);
(g) Liens securing Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to Section 7.2(c)(i) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the amount of Indebtedness initially secured thereby is not less than 75%, or more than 100% of the purchase price of such fixed or capital asset;
(h) any Lien to secure Indebtedness permitted pursuant to Section 7.2(c)(ii); provided, that (i) such Lien is on Property of a Person existing at the time such Person becomes a Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary; (ii) such Lien was not created in contemplation of the acquisition of, merger or consolidation with or investment in such Person and (iii) such Lien does not extend to any assets other than those of the Person subject to such acquisition, merger, consolidation or investment;
(i) Liens created pursuant to the Security Documents;
(j) any lease affecting Property owned by the Borrower or any other Subsidiary entered into, assumed or otherwise acquired in the ordinary course of its business and covering only the assets so leased;
(k) Liens on Cash deposited to secure reimbursement obligations under commercial letters of credit permitted under Section 7.2(i), so long as the amount of Cash subject to any such Lien does not exceed 110% of the amount of the Indebtedness secured thereby;
(l) Intellectual Property rights granted by the Borrower or a Restricted Subsidiary not interfering in any material respect with the ordinary conduct of the business of the Borrower or the Restricted Subsidiaries, taken as a whole;
(m) any attachment or judgment Lien not constituting an event of default under Section 8(h);
(n) Liens arising from the filing of UCC financing statements relating solely to leases permitted by this Agreement;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(p) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property which does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;
(q) Liens reflected as exceptions on the title policies issued to the Administrative Agent on the Effective Date as contemplated under Section 5.1(r)(ii), or in connection with Property acquired or mortgaged after the Effective Date, on title policies issued pursuant to Section 6.10;
(r) any Lien on the Property for the Lumière Property Project securing Indebtedness permitted pursuant to Section 7.2(l) not to exceed a principal amount of $10,000,000 and interest on such principal amount;
(s) Liens securing Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to Section 7.2(m), provided that (i) such Liens do not at any time encumber any Property other than the Property financed or refinanced by such Indebtedness, and (ii) the amount of Indebtedness initially secured thereby is not more than 100% of fair market value of such fixed or capital asset;
(t) Earnest money or other deposits in Cash or Cash Equivalents for transactions permitted under this Agreement;
(u) Liens not otherwise permitted by this Section 7.3 so long as (i) such Liens do not secure funded Indebtedness and (ii) the aggregate outstanding amount of the obligations secured thereby does not exceed $10,000,000 at any one time outstanding;
(v) Liens created pursuant to any Back-Stop Arrangement;
(w) Lien securing Indebtedness permitted pursuant to Section 7.2(o) or other obligations owed to the applicable franchisor or manager pursuant to any Hotel Agreements;
(x) Liens on incurred premiums, dividends and rebates which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies securing financing of the premiums with respect thereto to the extent such Indebtedness is permitted to be incurred pursuant to Section 7.2(q); and
(y) Any preferential arrangement in favor of the trustee under the Indiana Power of Attorney created by the execution and delivery of the Indiana Power of Attorney; provided, however, that the Indiana Power of Attorney may not create any other Lien or otherwise constitute or result in a Default or Event of Default.

7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:
(a) any Person may be merged, consolidated or amalgamated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity and the Borrower shall comply with Section 6.12 in connection therewith) or with or into any Subsidiary Guarantor (provided that (i) the Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.10 and Section 6.12 in connection therewith) and any Immaterial Subsidiary may be merged, consolidated or amalgamated with or into any Immaterial Subsidiary;
(b) any Restricted Subsidiary of the Borrower may liquidate, wind up, dissolve or cease to exist or may Dispose of any or all of its assets to the Borrower or any Restricted Subsidiary;
(c) a conversion of any Restricted Subsidiary to another form of organization when no Default or Event of Default exists or would result therefrom; provided, that the Borrower and such Restricted Subsidiary execute any assumption documents reasonably requested by the Administrative Agent to continue the perfection of Liens granted pursuant to the Loan Documents and to continue all other obligations under the Loan Documents to which such Restricted Subsidiary was a party;
(d) any Immaterial Subsidiary may be liquidated or dissolved or otherwise cease to exist; and
(e) any Person may merge, consolidate, amalgamate, liquidate, dissolve or Dispose of all or substantially all of its assets in a transaction that is a Disposition, or a series of transactions that are Dispositions, permitted pursuant to Section 7.5 (other than Section 7.5(c)).
7.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:
(a) the Disposition of personal property that is no longer used or useful in the ordinary course of business;
(b) the Disposition of Cash or Cash Equivalents and the sale of inventory in the ordinary course of business;
(c) Dispositions permitted by Section 7.4;
(d) Dispositions by the Borrower or a Restricted Subsidiary to the Borrower or another Restricted Subsidiary;
(e) Dispositions of any Investment in an Unrestricted Subsidiary;
(f) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor and the sale or issuance of any Immaterial Subsidiary’s Capital Stock to any Immaterial Subsidiary;

(g) any Designated Asset Sale, provided that a Fair Value Determination has been made with respect to such Disposition;
(h) Dispositions of Property, not otherwise permitted under this Section 7.5, in any one transaction or series of related transactions having a value not in excess of $15,000,000, and having an aggregate value not in excess of $25,000,000 in any fiscal year and not in excess of $75,000,000 during the term of this Agreement;
(i) any Recovery Event, provided, that the requirements of Section 2.13(c) are complied with in connection therewith;
(j) any Disposition of any Investment permitted pursuant to Section 7.7(k);
(k) any Disposition constituting any lease otherwise permitted under Section 7.3(j);
(l) any Disposition of Intellectual Property otherwise permitted under Section 7.3(l);
(m) any Disposition of all or any portion of the Property comprising the Condo Component, provided that a Fair Value Determination has been made with respect to such Disposition;
(n) dedications of rights of way, easements or other development concessions made by Borrower or its Restricted Subsidiaries as necessary, otherwise desirable, or as may be required in connection with obtaining the necessary approvals to develop, or as otherwise may be desirable to improve or remodel any Property;
(o) any Disposition of one or more aircraft;
(p) any Disposition of all or any portion of the Undeveloped Land; and
(q) any Disposition of all or any portion of the STAR and TIF Bonds.
7.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Restricted Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in Cash or property or in obligations of the Borrower or any Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:
(a) (i) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor or (ii) any Restricted Subsidiary that is not a Wholly Owned Subsidiary Guarantor may make Restricted Payments to another Restricted Subsidiary that is not a Wholly Owned Subsidiary Guarantor;

(b) the Borrower may make Restricted Payments in the form of common stock of the Borrower;
(c) the Borrower may repurchase or redeem Capital Stock of the Borrower to the extent required by any Gaming Board to prevent a License Revocation;
(d) the Borrower may purchase the Borrower’s common stock or common stock options from present or former officers or employees of the Borrower or any Subsidiary following the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this paragraph subsequent to the Effective Date (net of any proceeds received by the Borrower during the corresponding period following the Effective Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $1,000,000 per fiscal year; and
(e) the Borrower may make Restricted Payments consisting Investments in Unrestricted Subsidiaries permitted to be Disposed of pursuant to Section 7.5(e).
7.7 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:
(a) extensions of trade credit in the ordinary course of business (including, without limitation, advances to patrons of the casino operations of the Borrower or the Restricted Subsidiaries consistent with ordinary course gaming operations);
(b) Investments in Cash Equivalents;
(c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b) and Section 7.2(e);
(d) Investments in existence on the date hereof listed on Schedule 7.7(d);
(e) loans and advances to employees of the Borrower or any Restricted Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and Restricted Subsidiaries of the Borrower not to exceed $5,000,000 at any one time outstanding;
(f) Investments consisting of the extension of credit to customers and suppliers of the Borrower and the Restricted Subsidiaries in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof;
(g) Investments received in connection with the settlement of any bona fide dispute with another Person or in satisfaction of judgments;

(h) Investments in assets not prohibited by Section 7.14 made by the Borrower or any of its Restricted Subsidiaries with the proceeds of any Reinvestment Deferred Amount;
(i) Investments by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Restricted Subsidiary;
(j) Investments in the Foreign Unrestricted Subsidiaries by the Borrower or a Restricted Subsidiary in an aggregate amount not to exceed the Maximum Foreign Subsidiary Investment Amount;
(k) In addition to Investments otherwise expressly permitted by this Section 7.7, Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount outstanding at any time (valued at cost) not exceeding the sum of $150,000,000 plus an amount (but not less than zero) equal to 50% of the New Capital Available Proceeds;
(l) Borrower or its Restricted Subsidiaries shall be permitted to transfer all or any portion of the Undeveloped Land to an Unrestricted Subsidiary or a joint venture of the Borrower or its Restricted Subsidiary; provided, that any equity interest received by the Borrower or its Restricted Subsidiary in exchange therefore or in connection therewith shall be pledged as Collateral;
(m) Investments made in connection with Hedge Agreements entered into by Borrower or any of its Subsidiaries as required by Section 6.9 and to the extent not prohibited by Section 7.15;
(n) Investments in an Unrestricted Subsidiary or a joint venture for the purpose of development of the Condo Component in an amount not to exceed $10,000,000 at any one time outstanding;
(o) (i) Investments by the Borrower or any of its Restricted Subsidiaries in any Person that concurrently with such Investment becomes a Restricted Subsidiary or that is merged into or consolidated with Borrower or a Restricted Subsidiary pursuant to Section 7.4(a), or (ii) the acquisition of any assets (including by merger, consolidation or otherwise) constituting an ongoing business by a Borrower or a Restricted Subsidiary; provided, that in the case of clause (i) and (ii), the Borrower and the applicable Restricted Subsidiaries, if any, shall comply with Section 6.10 in connection therewith;
(p) Investments made by the Borrower in any Subsidiary received in exchange solely for common stock of the Borrower;
(q) Investments made by the Borrower in the STAR and TIF Bonds, not to exceed $10,000,000 at any time outstanding;
(r) Investments made pursuant to the Redevelopment Agreement;
(s) Investments made pursuant to the Hotel Agreements, not to exceed $10,000,000 at any time outstanding;

(t) Investments by the Borrower in the Atlantic City Entities not to exceed $12,000,000 in any calendar year prior to termination of the Madison House Lease or during the year in which such termination occurs, or $10,000,000 in any calendar year after termination of the Madison House Lease;
(u) Investments by the Borrower in the Atlantic City Entities the proceeds of which are applied by the Atlantic City Entities for settlements and maintenance support of the Atlantic City Property, including application to property taxes, lease payments, demolition costs and other expenses, in an aggregate amount not to exceed $8,000,000 during the term of this Agreement; and
(v) Investments by the Borrower in the Vietnam Project, provided that such Investments shall not exceed $50,000,000 at any time.
7.8 Limitation on Optional Payments and Modifications of Debt Instruments, etc.
(a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, the principal of Subordinated Notes, the Permitted Refinancing Subordinated Notes or Permitted Senior Unsecured Obligations, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of the Subordinated Notes, the Permitted Refinancing Subordinated Notes or Permitted Senior Unsecured Obligations, provided that:
(i) the Borrower may prepay Existing Subordinated Obligations, New Subordinated Obligations, Permitted Refinancing Subordinated Obligations and Permitted Senior Unsecured Obligations in connection with the refinancing of such Existing Subordinated Obligations, New Subordinated Obligations, Permitted Refinancing Subordinated Obligations or Permitted Senior Unsecured Obligations with the proceeds of (1) New Subordinated Obligations and/or Permitted Refinancing Subordinated Obligations permitted pursuant to Section 7.2(h), or (2) Permitted Senior Unsecured Obligations permitted pursuant to Section 7.2(n);
(ii) if there is no Default or Event of Default (giving effect to such transaction), the Borrower may make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease the Borrower’s Indebtedness under the Subordinated Notes and/or the Senior Unsecured Notes in an aggregate amount not to exceed $100,000,000 after January 1, 2010;
(b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Subordinated Notes or the Permitted Refinancing Subordinated Notes or the Permitted Senior Unsecured Notes, other than:
(i) any such amendment, modification, waiver or other change which would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon, or such amendments, modifications, waivers or other changes that do not in the aggregate render such instruments more restrictive than they were prior thereto;

(ii) any such amendment, modification, waiver or other change which would conform the Senior Subordinated Notes Indenture 2007 to the Senior Subordinated Notes Indenture 2010; or
(iii) any other revisions, amendments, waivers or modifications that are determined by the Administrative Agent not to be adverse to the Lenders;
(c) designate any Indebtedness (other than the Obligations) as “Designated Senior Indebtedness” for the purposes of the Senior Subordinated Indentures; or
(d) amend the Borrower’s certificate of incorporation in any manner determined by the Administrative Agent to be adverse to the Lenders.
7.9 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than (x) transactions between or among the Borrower or any Restricted Subsidiary, (y) indemnification agreements, arrangements or provisions between the Borrower or any of its Subsidiaries and the officers, directors or any other employee of Borrower or any of its Subsidiaries and (z) the allocation, or lack thereof, of common expenses (including, without limitation, insurance premiums and overhead expenses) that the Borrower has determined in its business judgment should be paid collectively) unless such transaction is (a) not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, that the provisions of this Section 7.9 shall not apply to transactions permitted pursuant to Section 7.6, Section 7.7(e), (j), (l), (n), (p), (s), (t), (u) or (v).
7.10 Limitation on Sales and Leasebacks. Except for (a) the Disposition of one or more aircraft in a transaction permitted pursuant to Section 7.5(o), (b) sale and leaseback transactions that are (i) permitted pursuant to Section 7.5(n), (ii) entered into after January 1, 2010 and (iii) do not exceed in the aggregate Property with a value during the term of this Agreement in excess of $10,000,000 and (c) sale and leaseback transactions that do not exceed in the aggregate Property with a value in any fiscal year in excess of $5,000,000, enter into any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property, which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.
7.11 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.12 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Security Documents, other than (a) this Agreement and the other Loan Documents, (b) the Indentures, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) customary provisions in leases and licenses entered into in the ordinary course of business consistent with past practices (in each case applicable solely to such lease or license or the Property subject to such lease or license), (e) customary restrictions in an agreement to Dispose of assets in a transaction permitted under Section 7.5 solely to the extent that such restrictions apply solely to the assets to be Disposed, (f) in accordance with applicable Gaming Laws, (g) restrictions in any agreement relating to the Condo Component and the Undeveloped Land, (h) the St. Louis County Ground Lease, and (i) customary restrictions contained in agreements with respect to Indebtedness permitted pursuant to Section 7.2(c), Section 7.2(d) and Section 7.2(m).
7.13 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary, (b) make Investments in the Borrower or any other Restricted Subsidiary, or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents; (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary; (iii) customary restrictions in an agreement to Dispose of assets in a transaction permitted under Section 7.5 solely to the extent that such restriction applies solely to the assets to be Disposed; (iv) customary anti-assignment provisions in leases and licenses entered into in the ordinary course of business consistent with past practices (in each case applicable solely to such lease or license or the Property subject to such lease or license); (v) customary restrictions on transfers of assets contained in any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (vi) restrictions in any agreement relating to the Condo Component and the Undeveloped Land, and (vii) restrictions contained in agreements with respect to Indebtedness permitted pursuant to Section 7.2(c), Section 7.2(d) and Section 7.2(m).
7.14 Limitation on Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses (including horse racing) in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement or that are reasonably related or similar thereto except the Borrower may (i) enter into any joint venture or financing for the Condo Component or (ii) pursue the pre-development of all or any part of the Undeveloped Land.

7.15 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates.
7.16 Limitation on Changes to Deferred Compensation Plan. Amend or modify the Deferred Compensation Plan in a manner that would change its nature from that of a “defined contribution plan,” within the meaning of Section 414(i) of the Code, to a “defined benefit plan,” within the meaning of Section 414(j) of the Code.
7.17 Directors’ and Officers’ Trust. Notwithstanding anything to the contrary contained in this Agreement (including the negative covenants in this Section 7), Borrower may deposit up to $10,000,000 into a Directors’ and Officers’ Trust.
SECTION 8.
EVENTS OF DEFAULT
If any of the following events shall occur and be continuing:
(a) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or
(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or
(c) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only) or Section 7; or
(d) Any Loan Party shall default in, or an event of default shall occur with respect to, the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default or event of default shall continue unremedied for a period of 30 days; or
(e) The Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to or mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or

(f) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g) (i) The Borrower or any Commonly Controlled Entity shall engage in any material “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure by any Plan to satisfy the minimum funding standard applicable to such Plan under Section 412 or 430 of the Code or Section 302 or 303 of ERISA, (iii) any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iv) any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (v) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (vi) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than in a standard termination (as defined in Section 4041(b) of ERISA), (vii) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (viii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
(i) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
(j) The guarantee contained in the Subsidiary Guaranty shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
(k) Any Change of Control shall occur; or
(l) The Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Security Documents, as the case may be, as provided in the applicable Indentures, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Subordinated Notes shall so assert;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan

Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).
SECTION 9.
THE AGENTS
9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.
9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
9.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition, prospects and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans or other credit advances hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition, prospects and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent and Successor Swing Line Lender.
(a) The Administrative Agent may resign as Administrative Agent upon 10 days’ notice (such 10 day period, the “Notice Period”) to the Lenders and the Borrower (the “Administrative Agent Resignation”). The Administrative Agent may be removed (i) with or without cause, upon the affirmative vote of the Supermajority Lenders to remove the Administrative Agent and the consent of Borrower, in each case in writing, or (ii) for so long as the Administrative Agent or any Affiliate of the Administrative Agent is a Defaulting Lender, upon the affirmative vote of the Required Lenders to remove the Administrative Agent and the consent of the Borrower, in each case in writing (each of clause (i) and (ii), an “Administrative Agent Removal”). In the event of an Administrative Agent Resignation or an Administrative Agent Removal, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed). In the event of an Administrative Agent Resignation, if no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Effective upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the effective date of the removal of the Administrative Agent pursuant to an Administrative Agent Removal, or by the end of the Notice Period in the case of an Administrative Agent Resignation, the retiring Administrative Agent’s resignation or removal shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as Agent (or, in the case of the Administrative Agent, upon its resignation or removal as set forth in this section), the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.
(b) If the Administrative Agent is the Swing Line Lender or is an Affiliate of the Swing Line Lender, then (i) any Administrative Agent Resignation or Administrative Agent Removal shall also constitute the resignation or removal of the Swing Line Lender, and (ii) any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event, (A) Borrower shall prepay any outstanding Swing Line Loans made by (x) the resigning Administrative Agent in its capacity as Swing Line Lender, on or prior to the end of the Notice Period, in the case of an Administrative Agent Resignation, and (y) the removed Administrative Agent in its capacity as Swing Line Lender as a condition to the effectiveness of the removal of the Administrative Agent, in the case of an Administrative Agent Removal, (B) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation and (C) Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender.

(c) If the Administrative Agent is an Issuing Lender or is an Affiliate of an Issuing Lender, then any Administrative Agent Resignation or Administrative Agent Removal shall also constitute the resignation or removal of such Issuing Lender. In such event, (i) such Issuing Lender shall no longer be obligated to issue additional Letters of Credit, (ii) in the case of an Administrative Agent Removal only, Borrower shall either deliver the originals of all outstanding Letters of Credit issued by such Issuing Lender to such Issuing Lender or enter into arrangements with respect to such outstanding Letters of Credit as may be satisfactory to such Issuing Lender as a condition to the effectiveness of the removal of the Administrative Agent and (iii) for so long as such Letters of Credit remain outstanding, the Issuing Lender shall continue to have all of the rights and obligations of an Issuing Lender hereunder with respect to such Letters of Credit issued by it prior to its resignation or removal.
9.10 Authorization to Release Liens and Guarantees and Execute SNDAs. The Administrative Agent is hereby irrevocably authorized by each of the Lenders (a) to effect any release of Liens or guarantee obligations contemplated by Section 10.15, and (b) upon request of the Borrower, to execute and deliver subordination and non-disturbance agreements whereby the Administrative Agent agrees not to disturb the rights of a counterparty to a Hotel Agreement absent default by such party thereunder, and such party agrees that its rights under such Hotel Agreement shall be subordinate to the Liens and security interests of the Administrative Agent under the Loan Documents.
9.11 The Arrangers. Except to the extent expressly provided in this Agreement the Arrangers, the Syndication Agents and the Senior Managing Agents shall not have any duties or responsibilities, and neither shall incur liability, under this Agreement and the other Loan Documents.
9.12 Withholding. To the extent required by applicable law, the Administrative Agent may withhold from any payment to any Lender or other Person receiving payment under the Loan Documents an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender or other Person receiving payment under the Loan Documents because such Lender or other Person failed to notify the Administrative Agent that withholding on payments was required, including, without limitation, because of a change in circumstances which rendered an exemption from or reduction of withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses incurred.

SECTION 10.
MISCELLANEOUS
10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Agents and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:
(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Incremental Term Loan or Incremental Delayed Draw Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof (including modifying the definition of the term “Interest Period” so as to permit intervals in excess of six months), or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;
(ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders or Required Prepayment Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release or subordinate all or substantially all of the Collateral or release or subordinate all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Subsidiary Guaranty, in each case without the consent of all Lenders;
(iii) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 5.2 (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of any Majority Revolving Credit Facility Lenders;
(iv) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;
(v) amend, modify or waive any provision of Section 9 without the consent of any Agent directly affected thereby;
(vi) amend, modify or waive any provision of Section 2.6 or Section 2.7 without the written consent of the Swing Line Lender;

(vii) amend, modify or waive any provision of Section 2.19 or Section 2.13 without the consent of each Lender directly affected thereby;
(viii) amend, modify or waive any provision of Section 3 without the consent of the Issuing Lender; or
(ix) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.6.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders may be effected with the consent of all Lenders other than Defaulting Lenders), except that (x) no Commitment of any Defaulting Lender may be increased or extended without the consent of such Lender and (y) any waiver, amendment or other modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
For the avoidance of doubt, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Incremental Term Loans, Incremental Delayed Draw Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Prepayment Lenders and Majority Facility Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the Loans in the application of mandatory prepayments without the consent of the Required Prepayment Lenders.
Notwithstanding anything to the contrary contained herein, an amendment to this Agreement entered into in connection with the establishment of the Incremental Loans pursuant to Section 2.8 shall not require the approval of the Lenders and shall be effective upon the execution of an amendment (consistent with the terms of Section 2.8) of this Agreement between Administrative Agent and Borrower.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower, the Arrangers and the Administrative Agent, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	Pinnacle Entertainment, Inc. 8918 Spanish Ridge Avenue Las Vegas, Nevada 89148 Attn: Carlos Ruisanchez With copies to: John A. Godfrey Telecopy: (702) 541-7778 Telephone: (702) 541-7777

The Arrangers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated 901 Main Street, 64th Floor Dallas, TX 75202 Attn: Brian Corum Telecopy: (214) 530-3179 Telephone: (214) 209-0921

and:	J.P. Morgan Securities LLC 383 Madison Avenue, 24th Floor New York, NY 10179 Attn: Marc E. Costantino Telecopy: (212) 270-2157 Telephone: (212) 622-8167

The Administrative Agent:	Barclays Capital 120 Bothwell Street Glasgow, Scotland Attn: Graeme Syme E-mail: Graeme.Syme@barcap.com Telecopy: (917) 522-0569 Telephone: (212) 526-0340

Issuing Lender:	As notified by such Issuing Lender to the Administrative Agent and the Borrower

provided that any notice, request or demand to or upon the any Agent, the Issuing Lender or any Lender shall not be effective until received.
10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
10.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Intralinks, (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefore. Statements payable by the Borrower pursuant to this Section shall be submitted to Lewis Fanger (Telephone No. (702) 541-7777) (Fax No. (702) 541-7778), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.
10.6 Successors and Assigns; Participations and Assignments.
(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.
(b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities other than a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 2.20, Section 2.21 and Section 2.22 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided, that in the case of Section 2.21, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan (or other right or obligation) hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by an Agent at any reasonable time and from time to time upon reasonable prior notice.
(c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Borrower and the Administrative Agent and, in the case of any assignment of Revolving Credit Commitments, the written consent of the Issuing Lender and the Swing Line Lender (which, in each case, shall not be unreasonably withheld or delayed) (provided (x) that no such consent need be obtained by the Administrative Agent or any of its affiliates; (y) the consent of the Borrower need not be obtained with respect to any assignment of Incremental Term Loans or Incremental Delayed Draw Term Loans and (z) and the Borrower consent shall be deemed to have been given unless an objection is delivered to the Administrative Agent within five (5) Business Days after notice of a proposed assignment is received by the Borrower), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance executed by such Assignee and such Assignor (and, where the consent of the Borrower or, the Agents or the Issuing Lender or the Swing Line Lender is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, that no such assignment to an Assignee (other than any Lender, Related Fund or any affiliate thereof) shall be in an aggregate principal amount of less than $5,000,000 as to the Revolving Credit Facility, $1,000,000 as to the Incremental Term Facility or the Incremental Delayed Draw Term Facility (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent. Any such assignment need not be ratable as among the Facilities, but shall be a ratable portion of each Facility so assigned. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.20, Section 2.21 and Section 10.5 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.
(d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. A list of current Lenders will be made available for any Lender who requests same while any amendment to this Agreement is pending.
(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note, Incremental Term Note and/or Incremental Delayed Draw Term Note, as the case may be, of the assigning Lender) a new Revolving Credit Note, Incremental Term Note and/or Incremental Delayed Draw Term Note, as the case may be, to the order of such Assignee in an amount equal to the

Revolving Credit Commitment, Incremental Term Loans and/or Incremental Delayed Draw Term Commitment and Incremental Delayed Draw Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment, Incremental Term Loan and/or Incremental Delayed Draw Term Commitment and Incremental Delayed Draw Term Loans, as the case may be, upon request, a new Revolving Credit Note, Incremental Term Note and/or Incremental Delayed Draw Term Note, as the case may be, to the order of the Assignor in an amount equal to the Revolving Credit Commitment, Incremental Term Loans and/or Incremental Delayed Draw Term Commitment and Incremental Delayed Draw Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Effective Date and shall otherwise be in the form of the Note or Notes replaced thereby.
(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law, or, in the case of a Lender which is a fund, to any holders of obligations owned or securities issued by such Lender or to any trustee for, or other representatives of, such holders. No such assignments creating security interest shall require the consent or approval of either the Administrative Agent or Borrower (provided, however, any absolute assignments do require such consent and approval as provided in this Section 10.6).
(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided, that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

(h) No such assignment shall be made (i) without the consent of the Required Lenders and the Administrative Agent and cancellation of the Commitments and Obligations assigned with such consent, to the Borrower or any of the Borrower’s Affiliates or Subsidiaries (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), or (iii) to a natural person. Any Commitments or Obligations assigned (with or without Required Lender consent) to the Borrower or any Subsidiary or Affiliate of the Borrower shall be deemed cancelled and no longer outstanding and no such assignee shall have any right whatsoever with respect to that portion of the Commitments or Obligations so assigned, including to (x) consent to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, or otherwise to vote on any matter related to any Loan Document or require the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to any Loan Document, (y) attend any meeting with the Administrative Agent or any Lender or receive any information from any Agent or any Lender, or to the benefit of any advice provided by counsel to the Administrative Agent or the other Lenders or to challenge the attorney-client privilege of the communications between the Administrative Agent, such other Lenders and such counsel, or (z) make or bring any claim, in the capacity of a Lender, against the Administrative Agent with respect to the duties of the Administrative Agent to such assignee.
10.7 Adjustments; Set-off.
(a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for Cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; and (ii) the provisions of this Section 10.7(a) shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the Back-Stop Arrangements), (y) the application of proceeds of Back-Stop Arrangements in respect of obligations relating to Letters of Credit and Swing Line Loans (including related Lender participation obligations) provided for in Section 2.26, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Commitments, Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section 10.7(a) shall apply unless such assignment is made with the consent of the Required Lenders.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.27 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Lenders or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents, the Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
10.13 Acknowledgments. The Borrower hereby acknowledges that:
(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b) neither the Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arranger, the Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Agents and the Lenders or among the Borrower and the Lenders.
10.14 Confidentiality. Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided, that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Arranger, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant, pledgee or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything to the contrary in the foregoing sentence or any other express or implied agreement, arrangement or understanding, the parties hereto hereby agree that, from the commencement of discussions with respect to the financing provided hereunder, any party hereto (and each of its employees, representatives, or agents) is permitted to disclose to any and all persons, without limitation of any kind, the tax structure and tax aspects of the transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) related to such tax structure and tax aspects.
10.15 Release of Collateral and Guarantee Obligations.
(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall timely, and in no event later than thirty (30) days following the Administrative Agent’s receipt of the notice of such disposition (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement and indemnification obligations which are not then due and payable) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall promptly (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
10.16 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Change” refers to (a) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, the Borrower’s manner of accounting addressed in the preferability letter from the Borrower’s independent auditors to the Borrower in order for such auditor to deliver an opinion to the Borrower’s financial statements required to be delivered pursuant to Section 6.1 without qualification.
10.17 Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.
10.18 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.19 USA Patriot Act Notification. The Lenders hereby notify the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “Act”), the Lenders are required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders to identify the Borrower in accordance with the Act. The Borrower agrees to cooperate with each Lender with respect to the requirements of the Act and to provide true, accurate and complete information to each Lender in response to any request relating thereto.
10.20 Gaming Laws and Liquor Laws. Any other provision of this Agreement or any other Loan Documents to the contrary notwithstanding, all rights, remedies and powers provided in this Agreement and the other Loan Documents, including with respect to the Collateral, may be exercised only to the extent, and in the manner, that the exercise thereof does not violate any applicable Gaming Laws and Liquor Laws, and only to the extent that required approvals, including prior approvals are obtained from the requisite Gaming Boards and Liquor Authorities. Further, all provisions of this Agreement and the other Loan Documents, including with respect to the Collateral, are intended to be subject to all applicable mandatory provisions of the Gaming Laws and Liquor Laws and to be limited solely to the extent necessary to not render the provisions of this Agreement and the other Loan Documents invalid or unenforceable, in whole or in part. Administrative Agent will timely apply for and receive all required approvals, and otherwise comply with all rules and regulations, of the applicable Gaming Board and Liquor Authorities for the sale or other disposition of any Collateral, including, without limitation, any interest in any Restricted Subsidiary holding a Gaming License, Liquor License or any gaming property or equipment regulated by Gaming Laws (including any gaming equipment consisting of slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, and all other “gaming devices,” associated equipment,” “mobile gaming systems” and “interactive gaming systems” (as each of the foregoing terms or words of like import referring thereto are defined in the applicable Gaming Laws)).
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PINNACLE ENTERTAINMENT, INC., a Delaware corporation, as Borrower
By:	/s/ Carlos A. Ruisanchez
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

Fourth Amended and Restated Credit Agreement

BARCLAYS BANK PLC, as Administrative Agent
By:	/s/ Craig J. Malloy
	Name:	Craig J. Malloy
	Title:	Director

Fourth Amended and Restated Credit Agreement

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger and Joint Book Runner
By:	/s/ R. Sean Snipes
	Name:	R. Sean Snipes
	Title:	Managing Director

J.P. MORGAN SECURITIES LLC, as Joint Lead Arranger and Joint Book Runner
By:
	Name:	Jack D. Smith
	Title:	Managing Director

Fourth Amended and Restated Credit Agreement

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger and Joint Book Runner
By:
	Name:	Richard Arendale
	Title:	Managing Director

J.P. MORGAN SECURITIES LLC, as Joint Lead Arranger and Joint Book Runner
By:	/s/ Jack D. Smith
	Name:	Jack D. Smith
	Title:	Managing Director

Fourth Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Lender
By:	/s/ Brian D. Corum
	Name:	Brian D. Corum
	Title:	Managing Director

Fourth Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as Lender
By:	/s/ Marc Costantino
	Name:	Marc Costantino
	Title:	Executive Director

Fourth Amended and Restated Credit Agreement

BARCLAYS BANK PLC, as Lender
By:	/s/ Craig J. Malloy
	Name:	Craig J. Malloy
	Title:	Director

Fourth Amended and Restated Credit Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender
By:	/s/ David Bowers
	Name:	David Bowers
	Title:	Managing Director

/s/ Steven Jonassen
Steven Jonassen
Director

Fourth Amended and Restated Credit Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender
By:	/s/ Mary Kay Coyle
	Name:	Mary Kay Coyle
	Title:	Managing Director

By:	/s/ Michael Getz
	Name:	Michael Getz
	Title:	Vice President

Fourth Amended and Restated Credit Agreement

WELLS FARGO BANK, as Lender
By:	/s/ Rick Bokum
	Name:	Rick Bokum
	Title:	Managing Director

Fourth Amended and Restated Credit Agreement

CAPITAL ONE NATIONAL ASSOCIATION, as Lender
By:	/s/ Ross S. Wales
	Name:	Ross S. Wales
	Title:	Sr. Vice President

Fourth Amended and Restated Credit Agreement

UBS LOAN FINANCE LLC, as Lender
By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

By:	/s/ Joselin Fernandes
	Name:	Joselin Fernandes
	Title:	Associate Director

Fourth Amended and Restated Credit Agreement

Annex A
PRICING GRID
The margins set forth in the following table shall apply:

	Applicable Margin
	for LIBOR Loans/	Applicable Margin
Consolidated Total	Letter of Credit	for Base Rate
Leverage Ratio	Fees	Loans	Commitment Fee
< 4.00:1	1.750%	0.250%	0.250%
> 4.00:1 but < 4.50:1	2.000%	0.500%	0.300%
> 4.50:1 but < 5.00:1	2.250%	0.750%	0.375%
> 5.00:1 but < 5.50:1	2.500%	1.000%	0.375%
> 5.50:1 but < 6.00:1	2.750%	1.250%	0.375%
> 6.00:1 but < 6.50:1	3.000%	1.500%	0.500%
> 6.50:1 but < 7.00:1	3.250%	1.750%	0.500%
> 7.00:1	3.500%	2.000%	0.750%
Changes in the Applicable Margin and the Commitment Fee Rate resulting from changes in the Consolidated Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered or required to be delivered to the Lenders pursuant to Section 6.1(a) or Section 6.1(b) of this Agreement (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. Notwithstanding the foregoing, the Consolidated Total Leverage Ratio shall be deemed to be greater than 5.00:1 but less than or equal to 5.50:1 from the Effective Date to the date on which the financial statements are delivered or required to be delivered to the Lenders pursuant to this Agreement for the fiscal period ended at least three full months after the Effective Date. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Total Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be the highest level for all pricing grids.
In the event that any financial statement or any Compliance Certificate delivered pursuant to Section 6.1(a) or Section 6.1(b) of this Agreement is shown to be inaccurate, and such inaccuracy, if corrected would have led to a higher Applicable Margin for any period (an “Applicable Period”) than such margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower), and (iii) the Borrower shall immediately pay to Administrative Agent the additional interest owing as a result of such increased margin for such Applicable Period, which payment shall be promptly applied by Administrative Agent in accordance with the terms hereof (it being understood and agreed that nothing in this section shall limit the rights of Administrative Agent and the Lenders hereunder).

A-1

Schedule 1.1(a)
List of Mortgaged Properties (Leasehold and Fee)
DESCRIPTION OF PROPERTIES
1.	Belterra Resort & Casino (fee and leasehold interests) located at 777 Belterra Drive, Belterra, Indiana 47020, owned by Belterra Resort Indiana, LLC

2.	Boomtown Bossier City (fee and leasehold interests) located at 300 Riverside Drive in Bossier City, Louisiana 71111, owned by PNK (Bossier City), Inc.

3.	Boomtown New Orleans (fee) located at 4132 Peters Road, Harvey, Louisiana 70058, owned by Louisiana-I Gaming, a Louisiana Partnership in Commendam

4.	Hotel Lumiere Property (fee) located at 901 and 925 N. First Street, St. Louis, Missouri 63102, owned by PNK (ES), LLC

5.	19 Parcels (fee) located in St. Louis, Missouri, owned by PNK (ST. LOUIS RE), LLC

6.	Cherrick’s Subdivision Property (fee) located in St. Louis, Missouri, owned by Pinnacle Entertainment, Inc.

7.	Mooring Points Property (leasehold interest) located at 1000 N. Leonor K. Sullivan Blvd., in St. Louis, Missouri, leased by President Riverboat Casino-Missouri, Inc.

8.
Boomtown Hotel and Casino owned by PNK (Reno), LLC: (i) Property (fee, including water rights) located in Reno, Nevada 89439; (ii) Property (fee, including water rights) located at 1800 S. Verdi Road, Verdi, Nevada 89439; and (iii) Property (fee, including water rights) located at 350 Boomtown Garson Road, Verdi, Nevada 89439

11.
L’Auberge du Lac Hotel and Riverboat Casino owned by PNK (Lake Charles), L.L.C.: (i) Property (fee and leasehold interests) located in Lake Charles, Louisiana; (ii) Property (fee) to be used for roadway, signage or other use related to the Lake Charles Project located in Lake Charles, Louisiana; and (iii) Property (water line easement) located in Lake Charles, Louisiana, owned by PNK (Lake Charles), L.L.C.

14.
Four parcels (fee) purchased from Richard, Sittig, Connor and Hatchett, portions of which are to be dedicated as a public roadway providing alternative access to the L’Auberge du Lac Hotel in Lake Charles, Louisiana, owned by PNK (Lake Charles), L.L.C.

15.	Burgoyne Residence Property (fee) located in Lake Charles, Louisiana, owned by PNK (Lake Charles), L.L.C.

16.	Country Club Road Property (fee) located at 1313 Country Club Road, in Lake Charles, Louisiana , owned by PNK (Lake Charles), L.L.C.

17.	Yankton Property (fee) located in East Baton Rouge, Louisiana, owned by Yankton Investments, LLC

18.	Chatsworth Plantation Property (fee) located at 10447 and 10457 River Road, in Baton Rouge, Louisiana, owned by PNK (Baton Rouge) Partnership

DESCRIPTION OF PROPERTIES
19.	Central City Property (fee) located in Central City, Colorado, owned by Pinnacle Entertainment, Inc.

20.	River Downs Property (fee) located in Hamilton County, Ohio, owned by PNK (Ohio), LLC

21.	St. Louis City Project (fee) located in St. Louis, Missouri, owned by Casino One Corporation

22.	St. Louis County Project (ground lease) located at 599 Arlee Way, in St. Louis, Missouri, owned by Pinnacle Entertainment, Inc.

2

Schedule 1.1(b)
List of Preferred Ship Mortgages
DESCRIPTION OF PREFERRED SHIP MORTGAGES
“MARY’S PRIZE”, NO. 1028011
1.
Amended and Restated Preferred Ship Mortgage, dated as of December 14, 2005, recorded January 10, 2006 as Document No. 4755187, Batch 445312 in the Official Records of the National Vessel Documentation Center

2.
First Amendment to Amended and Restated Preferred Ship Mortgage, dated November 17, 2006, recorded November 17, 2006 as Document No. 6345200, Batch 554870 in the Official Records of the National Vessel Documentation Center

3.
Assignment, Assumption and Amendment of Amended and Restated Preferred Ship Mortgage, dated July 24, 2009, recorded July 24, 2009 as Document No. 10805035, Batch 702697 in the Official Records of the National Vessel Documentation Center

“BOOMTOWN BELLE II”, NO. 1028319
4.
Amended and Restated Preferred Ship Mortgage, dated as of December 14, 2005, recorded January 10, 2006 as Document No. 4755189, Batch 445312 in the Official Records of the National Vessel Documentation Center

5.
First Amendment to Amended and Restated Preferred Ship Mortgage, dated November 14, 2006, recorded November 17, 2006 as Document No. 6345197, Batch 554870 in the Official Records of the National Vessel Documentation Center

6.
Assignment, Assumption and Amendment of Amended and Restated Preferred Ship Mortgage, dated July 24, 2009, recorded July 24, 2009 as Document No. 10805032, Batch 702697 in the Official Records of the National Vessel Documentation Center

“MISS BELTERRA”, NO. 1098321
7.
Amended and Restated Preferred Ship Mortgage, dated December 30, 2005, recorded January 10, 2006 as Document No. 4755190, Batch 445312 in the Official Records of the National Vessel Documentation Center

8.
First Amendment to Amended and Restated Preferred Ship Mortgage, dated November 17, 2006, recorded November 17, 2006 as Document No. 6345203, Batch 554870 in the Official Records of the National Vessel Documentation Center

3

DESCRIPTION OF PREFERRED SHIP MORTGAGES
9.
Assignment, Assumption and Amendment of Amended and Restated Preferred Ship Mortgage, dated July 24, 2009, recorded July 24, 2009 as Document No. 10805028, Batch 702697 in the Official Records of the National Vessel Documentation Center

“L’AUBERGE DU LAC”, NO. 1160993
10.
Amended and Restated Preferred Ship Mortgage, dated December 30, 2005, recorded January 10, 2006 as Document No. 4755188, Batch 445312 in the Official Records of the National Vessel Documentation Center

11.
First Amendment to Amended and Restated Preferred Ship Mortgage, dated November 14, 2006, recorded November 17, 2006 as Document No. 6345194, Batch 554870 in the Official Records of the National Vessel Documentation Center

12.
Assignment, Assumption and Amendment of Amended and Restated Preferred Ship Mortgage, dated July 24, 2009, recorded July 27, 2009 as Document No. 10823994, Batch 702852 in the Official Records of the National Vessel Documentation Center

4

Schedule 1.1(c)
List of Post-Closing Gaming Pledge Agreement Amendments
None.

5

Schedule 1.1(d)
List of Existing Letters of Credit
•	Letter of Credit #SB-01396 in the amount of $187,500 for the benefit of Fidelity and Deposit Company of Maryland becoming due on April 12, 2012.
•	Letter of Credit #SB-01395 in the amount of $6,159,478 for the benefit of Zurich American Insurance becoming due on April 12, 2012.
•	Letter of Credit #SB-01394 in the amount of $235,000 for the benefit of Discover Property & Casualty Insurance Co. due on March 22, 2012.
•	Letter of Credit #SB-01397 in the amount of $2,750,000 for the benefit of Zurich American Insurance becoming due on April 12, 2012.
•	Letter of Credit #SB-01560 in the amount of $500,000 for the benefit of Daimler Chrysler becoming due on April 6, 2012.

6

Schedule 4.4
List of Outstanding Consents, Authorizations, Filings, Proceedings and Notices
SEC
Filing a Form 8-K with the SEC regarding the execution of the Fourth Amended and Restated Credit Agreement and the other Loan Documents and the consummation of the transactions contemplated thereby within four (4) business days of the Effective Date.
Gaming Boards
1.	Louisiana:
1.1.
The transaction and informational reports as required by Louisiana Gaming Control Board regulations which will be filed within 10 days after the Effective Date. Such advance notice to and prior consent, exemption, waiver, or written approval of the Louisiana Gaming Control Board as may be required by Louisiana Gaming Laws and regulations in the event that Borrower requests that Lenders and/or New Lenders provide any of the Incremental Facilities described in and subject to the terms and conditions of the Fourth Amended and Restated Credit Agreement.

2.	Nevada:
2.1.
Such post-closing transaction and informational reports as may be required by the Nevada Gaming Commission Regulation 8.130 to be filed with the Nevada State Gaming Control Board within thirty (30) days after the end of the calendar quarter in which the Effective Date occurs.

3.	Missouri:
3.1.	File with the Missouri Gaming Commission notice of closing and informational report with closing documentation within seven (7) days of closing.
4.	Indiana:
4.1.	Submission of a legal opinion from Indiana gaming counsel demonstrating compliance with IC 4-33-4-21.
Filings, Registrations and Recordings
Filing and recording of new UCC-1 financing statements
All items noted above on this Schedule 4.4 with respect to the Securities and Exchange Commission and Gaming Boards.
All items noted in the Post Closing Agreement

7

Schedule 4.15 (a)
List of Subsidiaries (Unrestricted, Restricted and Immaterial)

			No.
			Shares/Units
			Owned by
	Jurisdiction of	No. Shares/Units	Borrower or
	Organization,	Issued &	Subsidiary of		Type of
Name	Type of Entity	Outstanding	Borrower	Owner	Subsidiary[1]
ACE Gaming LLC (uncertificated)	New Jersey LLC	100%	100%	PNK Development 13, LLC	U
AREH MLK LLC (uncertificated)	Delaware LLC	100%	100%	Biloxi Casino Corp.	U
AREP Boardwalk Properties LLC (uncertificated)	Delaware LLC	100%	100%	Biloxi Casino Corp.	U
Belterra Resort Indiana, LLC (certificated, elected into UCC Article 8)	Nevada LLC	970 Voting Units 30 Non-Voting Units	1,000 Units	Pinnacle Entertainment, Inc.	R
BILOXI CASINO CORP.	Mississippi corporation	1,250	1,250	Casino Magic Corp.	R
Boomtown, LLC (certificated, elected into UCC Article 8)	Delaware LLC	100%	100%	Pinnacle Entertainment, Inc.	R
Brighton Park Maintenance Corp.	New Jersey corporation	100	100	ACE Gaming, LLC	U
Casino Magic Corp	Minnesota corporation	35,000,000	35,000,000	Pinnacle Entertainment, Inc.	R
Casino Magic (Europe), BV (uncertificated)	Netherlands corporation	40	40	Casino Magic Corp.	U
Casino Magic Hellas Management Services, SA (uncertificated)	Greece corporation	10,000	9,999	Casino Magic (Europe), BV	U
Casino Magic Management Services Corp.	Minnesota corporation	1,000	1,000	Casino Magic Corp.	R, I
Casino One Corporation	Mississippi corporation	100	100	Casino Magic Corp.	R

[1]	“R” = Restricted; “U” = Unrestricted; “I” = Immaterial.

8

			No.
			Shares/Units
			Owned by
	Jurisdiction of	No. Shares/Units	Borrower or
	Organization,	Issued &	Subsidiary of		Type of
Name	Type of Entity	Outstanding	Borrower	Owner	Subsidiary[1]
Double Bogey, LLC (uncertificated)	Texas LLC	100%	100%	Pinnacle Entertainment, Inc.	R, I
Landing Condominium, LLC (uncertificated)	Missouri LLC	100%	100%	Pinnacle Entertainment, Inc.	U
Louisiana-I Gaming, a Louisiana Partnership in Commendam (uncertificated)	Louisiana partnership in Commendam			Boomtown, LLC (5% General Partnership Interest and 90% Limited Partnership Interest) Pinnacle Entertainment, Inc. (5% Limited Partnership Interest)	R
Mitre Associates LLC (uncertificated)	Delaware LLC	100%	100%	PNK Development 13, LLC	U
OGLE HAUS, LLC (uncertificated)	Indiana LLC	100%	100%	Belterra Resort Indiana, LLC	R
Pinnacle Design & Construction, LLC (uncertificated)	Nevada LLC	100%	100%	Pinnacle Entertainment, Inc.	R, I
PNK (Baton Rouge) Partnership (uncertificated)	Louisiana partnership	100%	100%	PNK Development 8, LLC (1%) PNK Development 9, LLC (99%)	R
PNK (BOSSIER CITY), Inc.	Louisiana corporation	100	100	Casino Magic Corp.	R
PNK (CHILE 1), LLC (certificated, did not elect into UCC Article 8)	Delaware LLC	100%	100%	Pinnacle Entertainment, Inc.	R
PNK (CHILE 2), LLC (certificated, did not elect into UCC Article 8)	Delaware LLC	100%	100%	Pinnacle Entertainment, Inc.	R
PNK Development 1, Inc.	Delaware corporation	1,000	1,000	Pinnacle Entertainment, Inc.	U

9

			No.
			Shares/Units
			Owned by
	Jurisdiction of	No. Shares/Units	Borrower or
	Organization,	Issued &	Subsidiary of		Type of
Name	Type of Entity	Outstanding	Borrower	Owner	Subsidiary[1]
PNK Development 2, Inc.	Delaware corporation	1,000	1,000	Pinnacle Entertainment, Inc.	U
PNK Development 3, Inc.	Delaware corporation	1,000	1,000	Pinnacle Entertainment, Inc.	U
PNK Development 4, Inc.	Delaware corporation	1,000	1,000	Pinnacle Entertainment, Inc.	R, I
PNK Development 5, Inc.	Delaware corporation	1,000	1,000	Pinnacle Entertainment, Inc.	R, I
PNK Development 6, Inc.	Delaware corporation	1,000	1,000	Pinnacle Entertainment, Inc.	R, I
PNK Development 7, LLC (uncertificated)	Delaware LLC	100%	100%	Pinnacle Entertainment, Inc.	R
PNK Development 8, LLC (uncertificated)	Delaware LLC	100%	100%	Pinnacle Entertainment, Inc.	R
PNK Development 9, LLC (uncertificated)	Delaware LLC	100%	100%	Pinnacle Entertainment, Inc.	R
PNK Development 10, LLC (uncertificated)	Delaware LLC	100%	100%	Pinnacle Entertainment, Inc.	U
PNK Development 11, LLC (uncertificated)	Nevada LLC	100%	100%	Pinnacle Entertainment, Inc.	U
PNK Development 12, LLC (uncertificated)	Nevada LLC	100%	100%	Pinnacle Entertainment, Inc.	R, I
PNK Development 13, LLC (uncertificated)	New Jersey LLC	100%	100%	Biloxi Casino Corp.	U
PNK Development 15, LLC (uncertificated)	Pennsylvania LLC	100%	100%	Pinnacle Entertainment, Inc.	R, I
PNK Development 16, LLC (uncertificated)	Indiana LLC	100%	100%	Pinnacle Entertainment, Inc.	R, I
PNK Development 17, LLC (uncertificated)	Nevada LLC	100%	100%	Pinnacle Entertainment, Inc.	U

10

			No.
			Shares/Units
			Owned by
	Jurisdiction of	No. Shares/Units	Borrower or
	Organization,	Issued &	Subsidiary of		Type of
Name	Type of Entity	Outstanding	Borrower	Owner	Subsidiary[1]
PNK Development 18, LLC (uncertificated)	Delaware LLC	100%	100%	PNK Development 11, LLC	U
PNK Development 19, LLC (uncertificated)	Delaware LLC	100%	100%	Pinnacle Entertainment, Inc.	R, I
PNK Development 20, LLC (uncertificated)	Delaware LLC	100%	100%	Pinnacle Entertainment, Inc.	R, I
PNK Development 21, LLC (uncertificated)	Delaware LLC	100%	100%	Pinnacle Entertainment, Inc.	R, I
PNK Development 22, LLC (uncertificated)	Delaware LLC	100%	100%	Pinnacle Entertainment, Inc.	R, I
PNK Development 23, LLC (uncertificated)	Nevada LLC	100%	100%	Pinnacle Entertainment, Inc.	R, I
PNK Development 24, LLC (uncertificated)	Nevada LLC	100%	100%	Pinnacle Entertainment, Inc.	R, I
PNK Development 25, LLC (uncertificated)	Nevada LLC	100%	100%	Pinnacle Entertainment, Inc.	R, I
PNK Development 26, LLC (uncertificated)	Nevada LLC	100%	100%	Pinnacle Entertainment, Inc.	R, I
PNK Development 27, LLC (uncertificated)	Nevada LLC	100%	100%	Pinnacle Entertainment, Inc.	R, I
PNK Development 28, LLC (uncertificated)	Delaware LLC	100%	100%	PNK Development 11, LLC	U
PNK (ES), LLC (certificated, did not elect into UCC Article 8)	Delaware LLC	100%	100%	Pinnacle Entertainment, Inc.	R
PNK (EXUMA), LIMITED (certificated, did not elect into UCC Article 8)	Bahamas corporation	5,000	4,999	Pinnacle Entertainment, Inc.	U
PNK (Kansas), LLC (uncertificated)	Kansas LLC	100%	100%	PNK Development 17, LLC	U
PNK (LAKE CHARLES), L.L.C. (uncertificated)	Louisiana LLC	100%	100%	Pinnacle Entertainment, Inc.	R

11

			No.
			Shares/Units
			Owned by
	Jurisdiction of	No. Shares/Units	Borrower or
	Organization,	Issued &	Subsidiary of		Type of
Name	Type of Entity	Outstanding	Borrower	Owner	Subsidiary[1]
PNK (Ohio), LLC (uncertificated)	Ohio LLC	100%	100%	Pinnacle Entertainment, Inc.	R
PNK (Ohio) II, LLC (uncertificated)	Ohio LLC	100%	100%	PNK (Ohio), LLC	R
PNK (Ohio) III, LLC (uncertificated)	Ohio LLC	100%	100%	PNK (Ohio), LLC	R
PNK (Reno), LLC (certificated, elected into UCC Article 8)	Nevada LLC	100%	100%	Pinnacle Entertainment, Inc.	R
PNK (River City), LLC (uncertificated)	Missouri LLC	100%	100%	Pinnacle Entertainment, Inc.	R
PNK (SCB), L.L.C.	Louisiana LLC	100	100%	PNK Development 7, LLC	R
PNK Scholarship Trust	Nevada Trust	100%	100%	A Scholarship Trust established by Pinnacle Entertainment, Inc.	N/A
PNK (ST. LOUIS RE), LLC (certificated, did not elect into UCC Article 8)	Delaware LLC	100%	100%	Pinnacle Entertainment, Inc.	R
PNK (STLH), LLC (certificated, did not elect into UCC Article 8)	Delaware LLC	100%	100%	Pinnacle Entertainment, Inc.	R
PNK (VN), Inc.	Cayman Islands corporation	1,000	100%	PNK Development 18, LLC	U
Port St. Louis Condominium, LLC (uncertificated)	Missouri LLC	100%	50%	Landing Condominium, LLC	U
President Riverboat Casino-Missouri, Inc.	Missouri corporation	1,000	1,000	Pinnacle Entertainment, Inc.	R

12

			No.
			Shares/Units
			Owned by
	Jurisdiction of	No. Shares/Units	Borrower or
	Organization,	Issued &	Subsidiary of		Type of
Name	Type of Entity	Outstanding	Borrower	Owner	Subsidiary[1]
PSW Properties LLC (uncertificated)	Delaware LLC	100%	100%	Biloxi Casino Corp.	U
Realty Investment Group, Inc.	Delaware corporation	1,000	1,000	Pinnacle Entertainment, Inc.	U
Riverside Community Improvement District, Inc.	Missouri non-profit corporation			Non-Profit Corporation formed by Pinnacle Entertainment, Inc.	N/A
St. Louis Casino Corp.	Missouri corporation	1,000	1,000	Casino Magic Corp.	R
Yankton Investments, LLC	Nevada LLC	100%	100%	Pinnacle Entertainment, Inc.	R

13

Schedule 4.15(b)
Pinnacle Entertainment, Inc. has established the 2008 Amended and Restated Pinnacle Entertainment, Inc. Directors Deferred Compensation Plan, the Directors Plan, which is limited to directors of Pinnacle, and each eligible director may elect to defer all or a portion of his annual retainer and any fees for meetings attended. Any such deferred compensation is credited to a deferred compensation account, either in cash or in shares of Pinnacle Common Stock, at each director’s election. The only condition to each director’s receipt of shares credited to his deferred compensation account is cessation of such director’s service as a director of Pinnacle.
Nonqualified Stock Option Agreement dated as of March 14, 2010 by and between Pinnacle Entertainment, Inc. and Anthony M. Sanfilippo.
Nonqualified Stock Option Agreement dated as of August 1, 2008 by and between Pinnacle Entertainment, Inc. and Carlos Ruisanchez.

14

Schedule 4.19(a)
UCC Financing Statements Filing Jurisdictions

Name	Jurisdiction
1. Belterra Resort Indiana, LLC	Nevada (state of formation — file with SOS)
2. BILOXI CASINO CORP.	Mississippi (state of formation — file with SOS)
3. Boomtown, LLC	Delaware (state of formation — file with SOS)
4. Casino Magic Corp	Minnesota (state of formation — file with SOS)
5. Casino One Corporation	Mississippi (state of formation — file with SOS)
6. Louisiana-I Gaming, a Louisiana Partnership in Commendam	Louisiana (state of formation — file with Jefferson Parish)
7. OGLE HAUS, LLC	Indiana (state of formation — file with SOS)
8. Pinnacle Entertainment, Inc.	Delaware (state of formation — file with SOS)
9. PNK (Baton Rouge) Partnership	Louisiana (state of formation — file with Calcasieu Parish)
10. PNK (BOSSIER CITY), Inc.	Louisiana (state of formation — file with Bossier Parish)
11. PNK (CHILE 1), LLC	Delaware (state of formation — file with SOS)
12. PNK (CHILE 2), LLC	Delaware (state of formation — file with SOS)
13. PNK Development 7, LLC	Delaware (state of formation — file with SOS)

15

Name	Jurisdiction
14. PNK Development 8, LLC	Delaware (state of formation — file with SOS)
15. PNK Development 9, LLC	Delaware (state of formation — file with SOS)
16. PNK (ES), LLC	Delaware (state of formation — file with SOS)
17. PNK (LAKE CHARLES), L.L.C.	Louisiana (state of formation — file with Calcasieu Parish)
18. PNK (Ohio), LLC	Ohio (state of formation — file with SOS)
19. PNK (Ohio) II, LLC	Ohio (state of formation — file with SOS)
20. PNK (Ohio) III, LLC	Ohio (state of formation — file with SOS)
21. PNK (Reno), LLC	Nevada (state of formation — file with SOS)
22. PNK (River City), LLC	Missouri (state of formation — file with SOS)
23. PNK (SCB), L.L.C.	Louisiana (state of formation — file with Calcasieu Parish)

16

Name	Jurisdiction
24. PNK (ST. LOUIS RE), LLC	Delaware (state of formation — file with SOS)
25. PNK (STLH), LLC	Delaware (state of formation — file with SOS)
26. President Riverboat Casino-Missouri, Inc.	Missouri (state of formation — file with SOS)
27. St. Louis Casino Corp.	Missouri (state of formation — file with SOS)
28. Yankton Investments, LLC	Nevada (state of formation — file with SOS)

17

Schedule 4.19(b)
Amendments to the Mortgages
None.

18

Schedule 7.2(d)
List of Existing Indebtedness

					Amount
					Outstanding as
			Original	Maturity	of
Obligor	Beneficiary	Interest Rate	Balance	Date	6/30/11
OGLE HAUS, LLC	Peoples Trust Company	8.00%	$1,402,044	May 2017	$703,249.77
Lease and Development Agreement dated as of August 12, 2004 by and between the St. Louis County Port Authority and Pinnacle Entertainment, Inc., as amended by that Letter Agreement dated as of August 12, 2004 by and between the St. Louis County Port Authority and Pinnacle Entertainment, Inc., as amended by that Second Amendment to Lease and Development Agreement dated as of October 7, 2005 by and between St. Louis County Port Authority and Pinnacle Entertainment, Inc., as amended by that Third Amendment to Lease and Development Agreement dated as of August 11, 2006 by and between the St. Louis County Port Authority and Pinnacle Entertainment, Inc. as amended by that Fourth Amendment to Lease and Development Agreement dated as of January 18, 2007 by and between the St. Louis County Port Authority and Pinnacle Entertainment, Inc. as amended by that Fifth Amendment to Lease and Development Agreement dated as of March 30, 2007 by and between St. Louis County Port Authority and Pinnacle Entertainment, Inc. as amended by that Sixth Amendment to Lease and Development Agreement dated November 26, 2007 by and between the St. Louis County Port Authority and Pinnacle Entertainment, Inc. Pursuant to the Lease and Development Agreement, we have a long term deferred rent obligation in the amount of $10,818,343 as of June 30, 2011.
Guaranty Agreement, dated August 19, 2002, by Pinnacle Entertainment, Inc., as Guarantor to Lake Charles Harbor & Terminal District with respect to obligations by PNK (LAKE CHARLES), L.L.C.

19

Schedule 7.3(f)
Existing Liens
Real Estate Mortgage, Security Agreement, Assignment of Account and Assignment of Liquor License each executed by OGLE HAUS, LLC in favor of People Trust Company, an Indiana State bank.
Certain licenses granted in connection with sale of Casino Magic Bay St. Louis and Boomtown Biloxi, as follows:
a) Pursuant to that certain Asset Purchase Agreement between Casino Magic Corp., a Minnesota corporation, and BSL, Inc., a Mississippi corporation, dated as of December 9, 1999 (as amended), Casino Magic Corp. sold to BSL, Inc. certain real and personal property, tangible and intangible, used by Casino Magic Corp. in the operation of the Casino Magic casino located in Bay St. Louis, Mississippi. In connection with such sale, Casino Magic Corp. and BSL, Inc. entered into a License Agreement on August 8, 2000, pursuant to which Casino Magic Corp. granted a nonexclusive, royalty-free, perpetual license to use certain marks and certain additional marks (as more particularly described in Schedule 1 to the License Agreement) in connection with casino operations with all ancillary goods and services.
b) Pursuant to that certain Asset Purchase Agreement between Boomtown, Inc., a Delaware corporation, and BTN, Inc., a Mississippi corporation, dated as of December 9, 1999 (as amended), Boomtown, Inc. sold to BTN, Inc. certain real and personal property, tangible and intangible, used by Boomtown, Inc. in the operation of the Boomtown Biloxi casino located in Biloxi, Mississippi. In connection with such sale, Boomtown, Inc. and BTN, Inc. entered into a License Agreement on August 8, 2000, pursuant to which Boomtown, Inc. granted a nonexclusive, royalty-free, perpetual license to use certain marks and certain additional marks (as more particularly described in Schedule 1 to the License Agreement) in connection with casino operations with all ancillary goods and services.
Security Interest Assignment in “Boomtown” mark: from BSL, Inc. to Deutsche Bank Trust Company, recorded with the Patent and Trademark Office on October 3, 2005 at Reel 3175 Frame 0228.
Security Interest Assignment in “Boomtown” mark: from BTN, Inc. to Deutsche Bank Trust Company, recorded with the Patent and Trademark Office on October 3, 2005 at Reel 3175 Frame 0228.

20

Inter-Company Assignments and Licenses listed on Schedule 2 attached to the Second Amended and Restated Trademark Collateral Assignment dated as of December 14, 2005, as has been amended and supplemented through the Effective Date, including, the amendment effected pursuant to that certain Omnibus Amendment and Ratification dated as of the Effective Date.
Directors and Officers Trust presently with Wilmington Trust Company providing for indemnification of officers and directors of the Borrower, as such trust may be amended, amended and restated, substituted or replaced from time to time.
Matters of record shown on the title insurance policy date down endorsements delivered pursuant to Section 5.1(q).
Landlord’s lien in favor of Chateau Plaza Holdings, L.P. with regard to the leased premises located at 2515 McKinney Avenue, Suite 920, Dallas, TX.

21

Schedule 7.5(g)
List of Designated Assets

Description of Asset	Location
All owned and leased Property related to the PRC-MO Property, including but not limited to the lease and sublease with the City of St. Louis and The Port Authority of the City of St. Louis	Missouri

St. Louis City Owned Property (Parking)	Missouri
806-808 North 1st Street (Parking)

St. Louis City Owned Property (HoteLumiere) 901 N. First Street	Missouri

St. Louis City Owned Properties (Parking)	Missouri
920 N. First Street
925 N. First Street
928 N. First Street
930 N. First Street
934 N. First Street
942 N. First Street
900 N. First Street
914 N. First Street

1016 N. First Street
1020 N. First Street
1024 N. First Street
1012 N. First Street
1004 N. First Street
1000 N. First Street
1028 N. First Street

St. Louis City Owned Properties (Parking for President Casino)	Missouri
1005 N. Wharf Street 901 N. Wharf Street 1003 N. Wharf 1030R N. Commercial Street 1030 N. Commercial Street

22

Description of Asset	Location
St. Louis City Owned Properties (Condo Development) 807 N. Leonor K. Sullivan Blvd. 805 N. Leonor K. Sullivan Boulevard 803 N. Leonor K. Sullivan Boulevard 1 Morgan Street	Missouri

Warehouse leased in connection with the River City Property	Missouri

Boomtown Hotel and Casino (fee, including water rights) located at 2100 I-80 West (I-80 at Boomtown), Reno, Nevada 89439	Nevada

Approximately 500 acres of excess (non-operating) land adjacent to the Boomtown Hotel and Casino in Reno, Nevada, and any water rights appurtenant thereto	Nevada

Approximately 296 acres of excess undeveloped land in the mountains outside Reno, Nevada, and any water rights appurtenant thereto	Nevada

Excess (non-operating) and excess undeveloped land near the Boomtown Casino in New Orleans, Louisiana	Louisiana

Real Property and Improvements acquired from Harrah’s, located in Lake Charles, Louisiana	Louisiana

Remainder of four parcels (fee) purchased from Richard, Sittig, Connor, and Hatchett in Lake Charles, Louisiana	Louisiana

Approximately 56 acres of Real Property in Lake Charles, Louisiana (Cline Canal Tract) purchased from Bailey, Verret, Vail Rigler, Chesson, Schoolsky, Queenan, Chesson, Bodin and Robichaux in various transactions in 2007
Louisiana

Excess (non-operating) and excess undeveloped land in Baton Rouge, Louisiana	Louisiana

The single family dwelling at 3801 Burgoyne St., Lake Charles, Louisiana, 70605	Louisiana

Stine Warehouse in Lake Charles, Louisiana	Louisiana

Excess (non-operating) and excess undeveloped land at Boomtown Bossier City	Louisiana

23

Description of Asset	Location
Undeveloped land in Central City, Colorado	Colorado

The Ogle Haus at Belterra Casino Resort	Indiana

Excess (non-operating) and excess undeveloped land at Belterra Casino Resort	Indiana

Equity interests in any Restricted Subsidiary, the sole assets of which are listed on this Schedule 7.5(g)	N/A

Remainder of property following a Disposition of a portion of such property permitted by Section 7.5(n) of the Agreement	N/A

Excess (non-operating) and excess undeveloped land at River Downs	Ohio

24

Schedule 7.7(d)
List of Existing Investments
DESCRIPTION OF INVESTMENTS
1.	$10,500,000 Investment in PNK Development 10, LLC

2.	$109,300,000 Investment in PNK Development 11, LLC

3.	Note Receivable from Switzerland County Natural Gas Company in the approximate principal amount of $1,506,420.65

25

EXHIBIT A
FORM OF COMPLIANCE CERTIFICATE
This Compliance Certificate is delivered to you pursuant to Section 6.2(b) of the Fourth Amended and Restated Credit Agreement, dated as of August 2, 2011 (as amended, restated, amended and restated, supplemented, replaced or modified from time to time, the “Credit Agreement”), among PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC, as Joint Lead Arrangers and Joint Book Runners and BARCLAYS BANK PLC, as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.
1. I am the duly elected, qualified and acting chief financial officer of the Borrower.
2. I have reviewed and am familiar with the contents of this Certificate.
3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Restricted Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default, except as previously disclosed to the Administrative Agent pursuant to Section 6.7(a) or as set forth below.
4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants in the Credit Agreement identified in such attachment.
IN WITNESS WHEREOF, I execute this Certificate this _____day of                     , 20___.

PINNACLE ENTERTAINMENT, INC., a Delaware corporation
By:
Name:
Title:

ATTACHMENT 2
The information described herein is as of ________ __, 20___ (the “Certification Date”), and pertains to the period from _______ __, 20__to _______ __, 20___.
I.	FINANCIAL CONDITION COVENANTS
A.	Consolidated EBITDA:

	Quarter	Quarter	Quarter	Quarter
	Ending	Ending	Ending	Ending	TOTAL
	[___]	[___]	[___]	[___]
Consolidated Net Income of the Borrower and its Restricted Subsidiaries
Plus:
income tax expense
Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness depreciation and amortization expense
amortization and write-off of intangibles (including, but not limited to, goodwill) and organization costs any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business)

	Quarter	Quarter	Quarter	Quarter
	Ending	Ending	Ending	Ending	TOTAL
	[___]	[___]	[___]	[___]
pre-opening and related promotional expenses incurred in connection with any Project any other non-cash charges
any amount expended towards the development of businesses not prohibited by Section 7.l4, in an amount not to exceed $10,000,000 in any fiscal year minus:
the sum of:
interest income (except to the extent deducted in determining Consolidated Interest Expense)
any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on sales of assets outside of the ordinary course of business, but not including business interruption insurance proceeds)

any other non-cash income
TOTAL CONSOLIDATED EBITDA

B.	Annualized Adjusted EBITDA:
1.	Consolidated EBITDA: $_____,
2.
To the extent deducted in arriving at Consolidated EBITDA for such period, non-cash write downs to goodwill required by Financial Accounting Standards Board Statement No. 142, and any non-cash reductions to the value of the assets of the Borrower and its Restricted Subsidiaries required by Financial Accounting Standards Board Statement No. 121 or No. 144: $_____,

3.
The Foreign Subsidiary Receipts that were (x) received during such period by the Borrower or any Restricted Subsidiary and (y) irrevocably designated during such period as Reclassified Foreign Subsidiary Receipts: $_____,

Annualized Adjusted EBITDA: $_____
C.
Consolidated Total Leverage Ratio. Consolidated Total Leverage Ratio on a consolidated basis of Borrower as of the last day of the consecutive four-fiscal-quarter period from _____, _____through _____, _____.

1.	Consolidated Total Debt of the Borrower and its Restricted Subsidiaries (aggregate principal amount of all Indebtedness) less Excess Cash: $_____.

2.	Annualized Adjusted EBITDA (from Item B) $_____

3.	Consolidated Total Leverage Ratio (C.1. divided by C.2): _____

4.	Maximum permitted Consolidated Total Leverage Ratio:

Maximum Consolidated
Fiscal Quarter Ending	Total Leverage Ratio
June 30, 2011	7.25 to 1.00
September 30, 2011	7.25 to 1.00
December 31, 2011	7.25 to 1.00
March 31, 2012	7.50 to 1.00
June 30, 2012	7.75 to 1.00
September 30, 2012	7.25 to 1.00
December 31, 2012	6.75 to 1.00
March 31, 2013	6.75 to 1.00
June 30, 2013	6.50 to 1.00

Maximum Consolidated
Fiscal Quarter Ending	Total Leverage Ratio
September 30, 2013	6.50 to 1.00
December 31, 2013	6.25 to 1.00
March 31, 2014	6.00 to 1.00
June 30, 2014	5.75 to 1.00
September 30, 2014	5.50 to 1.00
December 31, 2014	5.25 to 1.00
March 31, 2015	5.00 to 1.00
June 30, 2015	4.75 to 1.00
September 30, 2015	4.75 to 1.00
December 31, 2015	4.50 to 1.00
March 31, 2016	4.50 to 1.00
June 30, 2016	4.50 to 1.00
D.	Consolidated Interest Coverage Ratio. Consolidated Interest Coverage Ratio of Borrower for the four-fiscal-quarter period from _____, _____through _____, _____.
1.	Annualized Adjusted EBITDA (from Item B): $_____

2.	Consolidated Interest Expense: $_____

3.	Consolidated Interest Coverage Ratio (D.1 divided by D.2): _____

4.	Minimum permitted Consolidated Interest Coverage Ratio:

Minimum Consolidated
Fiscal Quarter Ending	Interest Coverage Ratio
June 30, 2011	1.50 to 1.00
September 30, 2011	1.50 to 1.00
December 31, 2011	1.50 to 1.00
March 31, 2012	1.65 to 1.00
June 30, 2012	1.65 to 1.00
September 30, 2012	1.75 to 1.00
December 31, 2012	1.75 to 1.00

Minimum Consolidated
Fiscal Quarter Ending	Interest Coverage Ratio
March 31, 2013	1.85 to 1.00
June 30, 2013	1.90 to 1.00
September 30, 2013	2.00 to 1.00
December 31, 2013	2.00 to 1.00
March 31, 2014	2.00 to 1.00
June 30, 2014	2.00 to 1.00
September 30, 2014	2.00 to 1.00
December 31, 2014	2.00 to 1.00
March 31, 2015	2.00 to 1.00
June 30, 2015	2.00 to 1.00
September 30, 2015	2.00 to 1.00
December 31, 2015	2.00 to 1.00
March 31, 2016	2.00 to 1.00
June 30, 2016	2.00 to 1.00
E.	Consolidated Senior Secured Debt Ratio. Consolidated Senior Secured Debt Ratio as of the last day of any four consecutive fiscal quarter period from _____, _____ through _____, _____.
1.	Consolidated Senior Secured Debt less Excess Cash: $_____

2.	Annualized Adjusted EBITDA (from Item B): $_____

3.	Consolidated Senior Secured Debt Ratio (E.1. divided by E.2.): _____

4.	Maximum permitted Consolidated Senior Secured Debt Ratio: 2.75 to 1.00.
II.	INDEBTEDNESS
A.	Aggregate Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens pursuant to Section 7.3(g) permitted under Section 7.2(c)(i): $_____
B.	Aggregate Indebtedness of any and all Persons that became a direct or indirect Subsidiary of the Borrower after the Effective Date in an acquisition permitted under Section 7.2(c)(ii)): $_____

C.	Aggregate Indebtedness described in II.A. and II.B: $ [1]
D.	Aggregate Indebtedness incurred in the form of Guarantee Obligations with respect to commercial letters of credit permitted under Section 7.2(i)(x): $ [2]
E.	Aggregate Indebtedness incurred in the form of Guarantee Obligations with respect to standby letters of credit permitted under Section 7.2(i)(y): $ [3]
F.	Indebtedness incurred pursuant to Section 4.21.3 of the Redevelopment Agreement permitted under Section 7.2(l): $ [4]
G.	Aggregate Indebtedness incurred in connection with the purchase, equipping, furnishing and/or refurbishing of one or more aircraft permitted under Section 7.2(m): $ [5]
H.	Existing Senior Unsecured Obligations and Permitted Senior Unsecured Obligations permitted under Section 7.2(n): $ [6]
I.	Aggregate Indebtedness incurred in the form of an obligation to reimburse any and all Persons for amounts paid for options on land permitted under Section 7.2(p): $ [7]
J.	Aggregate Indebtedness incurred for property, casualty or liability insurance permitted under Section 7.2(q): $ [8]
K.	Other Indebtedness incurred permitted under Section 7.2(r): $ [9]

[1]	Shall not exceed $50,000,000 at any one time outstanding.

[2]	Shall not exceed $25,000,000 at any one time outstanding.

[3]	Shall not exceed $4,500,000 at any one time outstanding.

[4]	Shall not exceed $10,000,000 at any one time outstanding.

[5]	Shall not exceed $20,000,000 at any one time outstanding.

[6]	Shall not exceed $1,500,000,000 at any one time outstanding unless Consolidated Total Leverage Ratio is less than 6.00 to 1.00.

[7]	Shall not exceed $15,000,000 at any one time outstanding.

[8]	Shall not exceed $20,000,000 at any one time outstanding.

[9]	Shall not exceed $10,000,000 at any one time outstanding.

III.	INVESTMENTS
A.	Aggregate amount of loans and advances to employees of the Borrower or any Restricted Subsidiaries in the ordinary course of business permitted under Section 7.7(e): $ [10]
B.	Aggregate amount of Investments permitted under Section 7.7(k): $ [11]
C.	Aggregate amount of Investments in an Unrestricted Subsidiary or a joint venture for the purpose of development of the Condo Component permitted under Section 7.7(n): $ [12]
D.	Aggregate amount of Investments in STAR and TIF Bonds permitted under Section 7.7(q): $ [13]
E.	Aggregate amount of Investments made pursuant to the Hotel Agreements permitted under Section 7.7(s): $ [14]
F.	Aggregate amount of Investments in the Atlantic City Entities permitted under Section 7.7(t): $ [15]
G.	Aggregate amount of Investments in the Atlantic City Entities for settlements and maintenance support permitted under Section 7.7(u): $ [16]
H.	Aggregate amount of Investments in the Vietnam Project permitted under Section 7.7(v): $ [17]

[10]	Shall not exceed $5,000,000 at any one time outstanding.

[11]	Shall not exceed (i) $150,000,000 plus (ii) an amount (but not less than zero) equal to 50% of the New Capital Available Proceeds.

[12]	Shall not exceed $10,000,000 at any one time outstanding.

[13]	Shall not exceed $10,000,000 at any one time outstanding.

[14]	Shall not exceed $10,000,000 at any one time outstanding.

[15]
Shall not exceed $12,000,000 in any calendar year prior to termination of the Madison House Lease or during the year in which such termination occurs, or $10,000,000 in any calendar year after termination of the Madison House Lease.

[16]	Shall not exceed $8,000,000 during the term of the Agreement.

[17]	Shall not exceed $50,000,000 at any one time outstanding.

EXHIBIT B-1

FORM OF LENDER ADDENDUM
Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of August 2, 2011 (as the same may be further amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), among PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC, as Joint Lead Arrangers and Joint Book Runners, and BARCLAYS BANK PLC, as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 10.17 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Commitments set forth in Schedule 1 hereto, effective as of the Effective Date.
THIS LENDER ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this _____ day of _____, 20_.

[_____]
By:
Name:
Title:

Accepted and agreed:
PINNACLE ENTERTAINMENT, INC.,
a Delaware corporation

By:
Name:
Title:

BARCLAYS BANK PLC, as Administrative Agent
By:
Name:
Title:

COMMITMENTS AND NOTICE ADDRESS

1. Name of Lender:
Notice Address:

Attention:

Telephone:

Facsimile:

2. Revolving Credit Commitment:

3. L/C Commitment:

4. Swing Line Commitment:

EXHIBIT B-2
FORM OF NEW LENDER SUPPLEMENT
This NEW LENDER SUPPLEMENT, dated as of _____, 20_____(this “New Lender Supplement”), to the Fourth Amended and Restated Credit Agreement dated as of August 2, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC, as Joint Lead Arrangers and Joint Book Runners, and BARCLAYS BANK PLC, as Administrative Agent.
WITNESSETH:
WHEREAS, Section 2.8(d) of the Credit Agreement provides that any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of the Borrower and the Administrative Agent (which consent, in the case of the Administrative Agent, shall not be unreasonably withheld) by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this New Lender Supplement; and
WHEREAS, the undersigned now desires to become a party to the Credit Agreement;
NOW, THEREFORE, the undersigned hereby agrees as follows:
1. The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this New Lender Supplement is accepted by the Borrower and the Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with [an Incremental Revolving Credit (Commitment)(Loans) of $_____] [Incremental Term Loans of $_____] [Incremental Delayed Draw Term (Commitment) (Loans) of $_____].
2. The undersigned (a) represents and warrants that it is legally authorized to enter into this New Lender Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.1 and Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Lender Supplement; (c) agrees that it has made and will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, without limitation, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.21(e) of the Credit Agreement.
3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

4. Terms defined in the Credit Agreement shall have their defined meanings when used herein.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this New Lender Supplement to be executed and delivered by a duly authorized officer on the date first above written.

New Lender [ ]
By:
Name:
Title:

EXHIBIT B-3
FORM OF INCREMENTAL FACILITY ACTIVATION NOTICE

To:	Barclays Bank PLC, as Administrative Agent under the Credit Agreement referred to below
Reference is hereby made to that certain Fourth Amended and Restated Credit Agreement, dated as of August 2, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC, as Joint Lead Arrangers and Joint Book Runners and BARCLAYS BANK PLC, as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement
This notice is the Incremental Facility Activation Notice referred to in the Credit Agreement, and the Borrower and each of the Lenders party hereto hereby notify you that:
1.
Each of the Lenders party hereto agrees to make, obtain or increase the amount of its [Incremental Term Loans] [Incremental Revolving Credit Commitment] [Incremental Revolving Credit Loans] [Incremental Delayed Draw Term Commitment] [Incremental Delayed Draw Term Loans] as set forth opposite such Lender’s name on the signature pages hereof under the caption “Incremental Facility Amount”.

2.	The Incremental Loans closing date is _____ (which must be a Business Day).
3.	The Incremental Term Loans maturity date is _____.
4.	The Incremental Delayed Draw Term Loans maturity date is _____.
5.	The Incremental Revolving Credit Loans maturity date is _____.
6.
[Each of the Lenders party hereto and the Borrower hereby agrees that (a) the amortization schedule relating to the Incremental Term Loans is set forth in Annex A attached hereto and (b) the Applicable Margin for the Incremental Term Loans shall be _____.][1]

[1]	For Incremental Term Loans only.

7.
[Each of the Lenders party hereto and the Borrower hereby agrees that (a) the amortization schedule relating to the Incremental Delayed Draw Term Loans is set forth in Annex B attached hereto and (b) the Applicable Margin for the Incremental Delayed Draw Term Loans shall be _____.][2]

8.	[Each of the Lenders party hereto and the Borrower hereby agrees that the Applicable Margin for the Incremental Revolving Credit Loans shall be _____.][3]
[Signature page follows]

[2]	For Incremental Delayed Draw Term Loans only.

[3]	For Incremental Revolving Credit Loans only.

PINNACLE ENTERTAINMENT, INC., a Delaware corporation
By:
Name:
Title:
[Signature blocks for Lenders]

ANNEX A

ANNEX B

EXHIBIT C
FORM OF MORTGAGE
MORTGAGE,
ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND
COLLATERAL ASSIGNMENT OF PROCEEDS
BY

IN FAVOR OF
BARCLAYS BANK PLC,
as Administrative Agent
BE IT KNOWN, on the dates set forth below, in the presence of the undersigned Notaries Public, duly qualified in and for the States and Parishes/Counties set forth below and in the presence of the undersigned competent witnesses,
PERSONALLY CAME AND APPEARED:
_____, whose federal taxpayer identification number is _____, having a mailing address of c/o Pinnacle Entertainment, Inc., 8918 Spanish Ridge Avenue, Las Vegas, NV 89148, represented herein by and through _____, its _____, duly authorized hereunto by resolutions of its Board of Directors, a certified copy of which is annexed hereto (said appearer being hereinafter referred to as “Trustor”); and,
BARCLAYS BANK PLC, in its capacity as Administrative Agent under the Credit Agreement (hereinafter defined) whose federal taxpayer identification number is _____ and whose mailing address is _____, represented herein by and through _____, duly authorized (said appearer being hereinafter referred to as “Beneficiary”); and, who declared that Pinnacle Entertainment, Inc. (“Borrower”), Beneficiary, and various banks have entered into a certain Fourth Amended and Restated Credit Agreement dated as of August 2, 2011 (as it may be amended, restated, amended and restated, modified, supplemented, or replaced from time to time, the “Credit Agreement”). Appearers further declared that capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.
Appearers further declared that Trustor is a Subsidiary of Borrower and that it is a condition of the Credit Agreement that Trustor execute and deliver this act.

As more particularly described therein, the Credit Agreement provides for extensions of credit to the Borrower thereunder, including a Revolving Credit Commitment in the aggregate amount of $410,000,000, Incremental Term Commitments, a Swing Line Commitment of $25,000,000 and a L/C Commitment of _____, and certain hedge agreements.
Trustor is a party to that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Collateral Assignment of Proceeds, dated as of _____, (the “Existing Mortgage”), under which Trustor agreed to grant a security interest in the Property (as defined below in Section 1.1) to Beneficiary, as administrative agent for the Existing Lenders, for the ratable benefit of such Existing Lenders. The Existing Mortgage is being amended by this Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Collateral Assignment of Proceeds, by and between Trustor and Beneficiary, dated as of this _____, 20 _____, (the “Mortgage”).
In consideration of the extension of credit to the Borrower pursuant to the Credit Agreement and the direct and indirect benefits to be received by Trustor as a result thereof, Appearers further declared and agreed as follows:
1. Mortgage and Secured Obligations.
1.1 Mortgage. For the purpose of securing payment and performance of the Secured Obligations defined and described in Section 1.2, Trustor does by these presents irrevocably and unconditionally specially mortgage, pledge, affect, hypothecate, transfer, assign to and grant a security interest in favor of Beneficiary all estate, right, title and interest which Trustor now, has or may later acquire in and to the following property (all or any part of such property, or any interest in all or any part of it, as the context may require, the “Property”):
(a) The leasehold estate in a portion of the “Land” (as defined below) described in Tract 3 of Exhibit A under that certain Commercial Lease dated as of September 9, 1996, between State of Louisiana, State Land Office, as landlord, and Trustor, as tenant (as it may be amended or modified, the “Existing Ground Lease”), which lease was recorded on September 19, 1996, in the public records of Bossier Parish, Louisiana at Registry No. 622376 in Conveyance Book 1114, Page 544 and also recorded on September 19, 1996, in the public records of Caddo Parish, Louisiana at Registry No. 1532436 in Conveyance Book 3138, Page 271, including, without limitation, (i) all options to extend or renew the Existing Ground Lease (and the leasehold estate for the term of each extension or renewal), (ii) all options and rights of first refusal contained in the Existing Ground Lease to purchase portions of the Land, which is subject to the Existing Ground Lease, and (iii) all of Trustor’s other rights, titles and interests under the Existing Ground Lease; together with
(b) The immovable property located in the Parish of Bossier and the Parish of Caddo (the “Parish”), State of Louisiana, as described in Exhibit A, together with all existing and future servitudes, easements and rights affording access to it (the “Land”); together with

(c) All buildings, structures, component parts, other constructions, and improvements now located or later to be constructed on the Land, including, without limitation, all parking areas, roads, driveways, walks, fences, walls, docks, berms, landscaping, recreation facilities, drainage facilities, lighting facilities and other site improvements (the “Improvements”); together with
(d) All existing and future appurtenances, privileges, servitudes, rights of use, easements, rights of way, franchises, hereditaments and tenements of the Land, including all minerals, oil, gas, other hydrocarbons and associated substances, sulphur, nitrogen, carbon dioxide, helium and other commercially valuable substances which may be in, under or produced from any part of the Land, all development rights and credits, air rights, water, water courses, water rights (whether riparian, appropriative or otherwise, and whether or not appurtenant) and water stock (together with the statutory right to file applications to change, and any and all applications to change), servitudes, easements, rights of way, rights of ingress and egress, drainage rights, gores or strips of land, any land lying in the streets, highways, ways, sidewalks, alleys, passages, roads or avenues, open or proposed, in front of or adjoining the Land and Improvements, any land in the bed of any body of water adjacent to the Land, any land adjoining the Land created by artificial means or by accretion, all air space and rights to use such air space, and all development and similar rights; together with
(e) Subject to Article 2, below, all existing and future leases, subleases, subtenancies, licenses (except for gaming licenses and liquor licenses that are not transferable), occupancy agreements, concessions and any other agreement leasing or letting any portion of the Property or relating to the use and enjoyment of all or any part of the Land and Improvements, and any and all guaranties and other agreements relating to or made in connection with any of the foregoing, whether written or oral and whether in existence at or upon the recordation of this Mortgage or entered into after the recordation of this Mortgage (some or all collectively, as the context may require, “Leases,” which shall not include the Ground Leases), and all rents, security deposits, royalties, issues, profits, receipts, earnings, revenue, income, products and proceeds and other benefits of the Land and Improvements, whether now due, past due or to become due, including, without limitation, all prepaid rents, security deposits, fixed, additional and contingent rents, deficiency rents and liquidated damages, occupancy charges, hotel room charges, cabana charges, casino revenues, show ticket revenues, food and beverage revenues, room service revenues, merchandise sales revenues, parking, maintenance, common area, tax, insurance, utility and service charges and contributions, proceeds of sale of electricity, gas, heating, air-conditioning, cable and other utilities and services, green fees, cart rental fees, instruction fees, membership charges, restaurant, snack bar and pro shop revenues, liquidated damages, and all other rights to payments (some or all collectively, as the context may require, “Rents”); together with
(f) All goods, materials, supplies, chattels, furniture, fixtures, equipment, machinery and other property now or later to be attached to, placed in or on, or used in connection with the use, enjoyment, occupancy or operation of all or any part of the Land and Improvements, whether stored on the Land or elsewhere, including all pumping plants, engines, pipes, ditches and flumes, and also all gas, electric, cooking, heating, cooling, air conditioning, lighting, refrigeration and plumbing fixtures and equipment, all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone, cable and other utility equipment and facilities, all plumbing, lighting, heating, ventilating, air conditioning, refrigerating, incinerating, compacting, fire protection and sprinkler, surveillance and security, vacuum cleaning, public address and communications equipment and systems, all kitchen and laundry appliances, screens, awnings, floor coverings, partitions, elevators, escalators, motors, machinery, pipes, fittings and other items of equipment and property of every kind and description; together with

(g) All building materials, equipment, work in process or other personal property of any kind, whether stored on the Land or elsewhere, which have been or later will be acquired for the purpose of being delivered to, incorporated into or installed in or about the Land or Improvements; together with
(h) All rights to the payment of money, accounts, accounts receivable, reserves, deferred payments, refunds of real property and personal property taxes, refunds, cost savings, payments and deposits, whether now or later to be received from third parties (including all earnest money sales deposits) or deposited by Trustor with third parties (including all utility deposits), contract rights, general intangibles, development and use rights, governmental permits and licenses (except for gaming licenses and liquor licenses that are not transferable), authorizations, certificates, variances, consents and approvals, applications, architectural and engineering plans, specifications and drawings, as-built drawings, guaranties, warranties, management agreements, operating and/or licensing agreements, supply and service contracts for water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone, cable, and other utilities, property and title insurance policies and proceeds thereof, chattel paper, instruments, documents, notes, certificates of deposit, deposit accounts, securities, investment property, other investments, drafts and letters of credit (other than letters of credit in favor of Beneficiary), which arise from or relate to construction on the Land or to any business now or later to be conducted on it, or to the Land and Improvements generally; together with
(i) Subject to the Borrower’s rights to use proceeds under the Credit Agreement, all proceeds, including all rights and claims to, dividends of and demands for them, of the voluntary or involuntary conversion of any of the Land, Improvements or the other property described above into cash or liquidated claims, including proceeds of all present and future fire, hazard or casualty insurance policies (whether or not such policies are required hereunder or under one of the other Loan Documents) and all condemnation awards or payments now or later to be made by any public body or decree by any court of competent jurisdiction for any taking or in connection with any condemnation or eminent domain proceeding, and all causes of action and their proceeds for any damage or injury to the Land, Improvements or the other property described above or any part of them, or breach of warranty in connection with the construction of the Improvements, including causes of action arising in tort, contract, fraud or concealment of a material fact; together with

(j) All books and records pertaining to any and all of the property described above, including computer readable memory and any computer hardware or software necessary to access and process such memory (“Books and Records”); together with
(k) All proceeds of, additions and accretions to, substitutions and replacements for, changes in, and greater right, title and interest in, to and under or derived from, any of the property described above and all extensions, improvements, betterments, renewals, substitutions and replacements thereof and additions and appurtenances thereto, including all proceeds of any voluntary or involuntary disposition or claim, right and remedy respecting any such property (arising out of any judgment, condemnation or award, or otherwise arising) and all goods, documents, general intangibles, chattel paper and accounts, wherever located, acquired with cash proceeds of any of the foregoing or its proceeds.
All of the aforedescribed Property shall remain so specially mortgaged, affected and hypothecated or, as set forth above, collaterally assigned or pledged, unto and in favor of Beneficiary until the full and final payment, performance and observance of the Secured Obligations secured by this Mortgage.
With respect to the proceeds attributable to the insured loss of all or any part of the Property referred to in (i) above and in Section 5.5 hereof, this Mortgage is a collateral assignment thereof pursuant to La. R.S. § 9:5386 et seq., whether such proceeds or any of them now exist or arise in the future, and Trustor does hereby irrevocably make, constitute and appoint Beneficiary and the agents of Beneficiary as the true and lawful mandataries and attorneys-in-fact of Trustor to carry out and enforce all of the proceeds hereby collaterally assigned, subject to the Credit Agreement. The mandatory and attorney-in-fact designation set forth in the preceding sentence shall be coupled with an interest and may not be revoked by Trustor so long as this Mortgage remains in effect. Such proceeds shall otherwise be included in the term “Property,” for all purposes of this Mortgage. The collateral assignment herein made of the aforesaid proceeds shall not be construed as imposing upon Beneficiary any obligations with respect thereto unless and until Beneficiary shall become the absolute owner thereof and Trustor shall have been wholly dispossessed thereof.
Trustor shall and will warrant and forever defend the Property and the quiet and peaceable possession of the Beneficiary, its successors and assigns against all and every person or persons lawfully claiming or to claim the whole or any part thereof. Trustor agrees that any greater title to the Property hereafter acquired by Trustor during the term hereof shall be subject hereto.
1.2 Secured Obligations.
1.2.1 Trustor makes the mortgage, hypothecation, pledge, grant, transfer and assignment set forth in Section 1.1 and the assignment set forth in Article 2 and grants the security interest set forth in Article 3 for the purpose of securing payment and performance of the following obligations (collectively, the “Secured Obligations”) in any order of priority that Beneficiary may choose:
(a) The payment and performance of all indebtedness and other obligations of Trustor under the Subsidiary Guaranty;

(b) The payment and performance of all obligations of Trustor under this Mortgage;
(c) The payment and performance of all future advances and other obligations that Trustor, Borrower or any other person may owe to Beneficiary and/or any Lenders (whether as principal, surety or guarantor), when a writing evidences Trustor’s and Beneficiary’s agreement that such advances or obligations be secured by this Mortgage; and
(d) The payment and performance of all modifications, amendments, extensions and renewals, however evidenced, of any of the Secured Obligations described in clauses (a), (b) or (c), above.
1.2.2 All persons who may have or acquire an interest in all or any part of the Property will be considered to have notice of, and will be bound by, the terms of the Secured Obligations and each other agreement or instrument made or entered into in connection with each of the Secured Obligations. Such terms include any provisions in the Credit Agreement or the other Loan Documents which permit borrowing, repayment and reborrowing, or which provide that the interest rate on one or more of the Secured Obligations may vary from time to time.
1.3 This Mortgage secures the prompt payment and performance of the Secured Obligations, including, without limitation, the payment of the Notes and all amounts owing under the Credit Agreement and the Loan Documents and the payment and performance of all other obligations, whether presently existing, now arising or incurred hereafter, whether incurred for personal or non-business purpose, or for any other purpose related or unrelated, or similar or dissimilar, to the purpose of the Loan, whether or not such Secured Obligations are of the same type or character. Trustor and Beneficiary acknowledge and agree that this Mortgage may secure Secured Obligations that have been or will be borrowed, repaid and reborrowed from time to time, one or more, times, and that this Mortgage shall be effective, as to all future advances, as of the date of execution and recordation hereof, it being intended that this Mortgage be a mortgage to secure present and future obligations to the fullest extent permitted by La. Civ. Code art. 3298.
NOTWITHSTANDING ANY PROVISION OF THIS MORTGAGE TO THE CONTRARY, THE MAXIMUM PRINCIPAL AMOUNT OF THE SECURED OBLIGATIONS THAT MAY BE OUTSTANDING AT ANY TIME AND FROM TIME TO TIME THAT THIS MORTGAGE SECURES, INCLUDING, WITHOUT LIMITATION, AS A MORTGAGE AND AS A COLLATERAL ASSIGNMENT OF LEASES AND RENTS, INCLUDING ALL PRINCIPAL, INTEREST AND ANY EXPENSES OR ADDITIONAL OBLIGATIONS INCURRED BY THE BENEFICIARY AND ALL OTHER AMOUNTS INCLUDED WITHIN THE SECURED OBLIGATIONS, IS $410,000,000.00.

1.4 No Paraphs. Trustor and Beneficiary acknowledge that neither the Notes, any other note nor any other written evidence of indebtedness has been paraphed for identification with this Mortgage.
2. Assignment of Rents and Leases.
2.1 Absolute Assignment. Trustor hereby irrevocably, absolutely, presently and unconditionally assigns, transfers and sets over to Beneficiary all of the right, title and interest which Trustor now has or may later acquire in and to the Rents and the Leases, and confers upon Beneficiary the right, upon the occurrence and during the continuance of an Event of Default (hereinafter defined), to collect such Rents and enforce the provisions of the Leases with or without taking possession of the Property. The assignment of Leases and Rents to Beneficiary herein is made pursuant to La. R.S. § 9:4401.
2.2 Prior to an Event of Default. Beneficiary shall have the right to collect and retain the Rents as they become due and payable, so long as no Event of Default, as defined in Section 6.1, shall exist and be continuing. If an Event of Default has occurred and is continuing, the assignment of Leases and Rents to Beneficiary shall become absolute as provided in La. R.S. § 9:4401.
2.3 Grant of License. Beneficiary hereby confers upon Trustor a license (“License”) to collect and retain the Rents as they become due and payable; provided that if an Event of Default has occurred and is continuing, Beneficiary shall have the right, which it may choose to exercise in its absolute discretion, to terminate this License without notice to or demand upon Trustor, and without regard to the adequacy of Beneficiary’s security under this Mortgage; provided further that until Beneficiary has terminated the License as provided herein, Trustor may continue to collect and retain the Rents pursuant to the License.
2.4 Collection and Application of Rents. Subject to the License granted to Trustor under Section 2.3 above, and only upon the occurrence and during the continuance of an Event of Default, Beneficiary shall have the right, power and authority to collect any and all Rents and exercise Trustor’s right, title and interest under the Leases. Trustor hereby appoints Beneficiary as its mandatory attorney-in-fact (which appointment is irrevocable and coupled with an interest) to perform any and all of the following acts upon the occurrence and during the continuance of an Event of Default, if and at the times when Beneficiary, in its absolute discretion, may so choose:
(a) Demand, receive and enforce payment of any and all Rents and any other right, title and interest of Trustor under the Leases;
(b) Give receipts, releases and satisfactions for any and all Rents and any other obligations and duties under the Leases; or
(c) Sue either in the name of Trustor or in the name of Beneficiary for any and all Rents and to enforce any other obligations and duties under the Leases.

Beneficiary’s right to the Rents and the Leases does not depend on whether or not Beneficiary takes possession of the Property as permitted under Section 6.2.3 hereof, or as permitted under applicable law. In Beneficiary’s absolute discretion, Beneficiary may choose to collect Rents and exercise the right, title and interest of Trustor under the Leases either with or without taking possession of the Property. Beneficiary shall apply all Rents collected by it in the manner provided under Section 6.5. If an Event of Default shall have occurred and Beneficiary is in possession of all or part of the Property as Keeper (hereinafter defined) thereof or otherwise and is collecting and applying Rents and exercising any right, title and interest of Trustor under the Leases as permitted under this Mortgage, then Beneficiary and any Keeper shall nevertheless be entitled to exercise and invoke every right and remedy afforded any of them under this Mortgage and at law and in equity.
2.5 Beneficiary Not Responsible. Under no circumstances shall Beneficiary have any duty to produce Rents from the Property or maintain the Leases. Regardless of whether or not Beneficiary, in person or by agent, takes actual possession of the Land and Improvements as Keeper or otherwise, Beneficiary is not and shall not be deemed to be:
(a) a “mortgagee in possession” for any purpose;
(b) responsible for performing any of the obligations under any Lease;
(c) responsible for any waste committed by lessees or any other parties, any dangerous or defective condition of the Property, or any negligence in the management, upkeep, repair or control of the Property; or
(d) liable in any manner for the Property or the use, occupancy, enjoyment or operation of all or any part of it.
2.6 Leasing. Without Beneficiary’s prior written consent, Trustor shall not accept any deposit or prepayment of Rents for any period exceeding one month, and Trustor shall not lease the Property or any part of it except strictly in accordance with the Loan Documents. Trustor shall not apply any Rents in any manner prohibited by the Loan Documents.
2.7 Maximum Amount Secured. NOTWITHSTANDING ANY PROVISION OF THIS MORTGAGE TO THE CONTRARY, THE MAXIMUM PRINCIPAL AMOUNT OF THE SECURED OBLIGATIONS THAT MAY BE OUTSTANDING AT ANY TIME AND FROM TIME TO TIME THAT THIS MORTGAGE SECURES, INCLUDING, WITHOUT LIMITATION, AS A MORTGAGE AND AS A COLLATERAL ASSIGNMENT OF LEASES AND RENTS, INCLUDING ALL PRINCIPAL, INTEREST AND ANY EXPENSES OR ADDITIONAL OBLIGATIONS INCURRED BY THE BENEFICIARY AND ALL OTHER AMOUNTS INCLUDED WITHIN THE SECURED OBLIGATIONS, IS $410,000,000.00.
3. Grant of Security Interest.
3.1 Security Agreement. The parties intend for this Mortgage to create a lien on and security interest in the Property, and an absolute assignment of the Rents and the Leases, all in favor of Beneficiary. The parties acknowledge that some of the Property and some of the Rents and Leases may be determined under applicable law to be personal property or fixtures. To the extent such Property, Rents or Leases constitute personal property, Trustor, as debtor, hereby grants to Beneficiary, as secured party, a security interest in all such Property, Rents and Leases, to secure payment and performance of the Secured Obligations, and Trustor, as debtor, also has granted a security interest in such Property, Rents and Leases pursuant to a certain Security Agreement of even date herewith, executed by Trustor and by certain other parties, as debtors, in favor of Beneficiary, as secured party. This Mortgage constitutes a security agreement under Chapter 9 of the Louisiana Commercial Laws, La. R.S. § 10:91-101 et seq. (“Chapter 9”), as amended or recodified from time to time, covering all such Property, Rents and Leases. To the extent such Property, Rents or Leases are not immovable property encumbered by the lien created by Section 1.1, above, and are not assigned by the assignment set forth in Section 2.1, above, it is the intention of the parties that such Property, Rents and/or Leases shall constitute “proceeds, products, offspring, or profits” and/or “rents” of the Land and Improvements, and/or “fees, charges, accounts, or other payments for the use or occupancy of rooms and other public facilities in ... lodging properties,” as applicable (as such terms are defined in and for the purposes of Section 552(b) of the United States Bankruptcy Code, as such Section may be modified or supplemented).

3.2 Financing Statements. Trustor hereby authorizes Beneficiary to execute one or more financing statements and such other documents as Beneficiary may from time to time require to perfect or continue the perfection of Beneficiary’s security interest in any Property, Rents or Leases. As provided in Section 5.11, Trustor shall pay all fees and costs that Beneficiary may incur in filing such documents in public offices and in obtaining such record searches as Beneficiary may reasonably require. If Trustor fails to execute any financing statements or other documents for the perfection or continuation of any security interest, Trustor hereby appoints Beneficiary as its true and lawful mandatory attorney-in-fact (which appointment is irrevocable and coupled with an interest) to execute any such documents on its behalf. If any financing statement or other document is filed in the records normally pertaining to personal property, that filing shall never be construed as in any way derogating from or impairing this Mortgage or the rights or obligations of the parties under it.
4. [Intentionally Omitted.]
5. Rights and Duties of the Parties.
5.1 Representations and Warranties. Trustor represents and warrants that, except as previously disclosed to Beneficiary in Schedule 7.3(f) attached to the Credit Agreement:
(a) This Mortgage creates a first and prior lien on and security interest in the Property, subject only to the Liens permitted by Section 7.3 of the Credit Agreement, and other encumbrances and rights permitted by this Mortgage;
(b) The Property includes all material property and rights which may be reasonably necessary or desirable for the use, if any, of the Property;
(c) Trustor’s place of business, or its chief executive office if it has more than one place of business, is located at the address specified above;
(d) This Mortgage does not encumber Land on which Improvements are located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, except any Land on which Improvements are located as to which flood insurance as required by Regulation H has been obtained and is in full force and effect as required by the Credit Agreement; and

(e) Trustor’s correct name and federal employer identification number are as set forth on the first Page hereof.
5.2 Taxes and Assessments. To the extent required under the Credit Agreement, Trustor shall pay prior to delinquency all taxes, levies, charges and assessments, including assessments on appurtenant water stock, imposed by any public or quasi-public authority or utility company which are (or if not paid, may become) a lien on or security interest in all or part of the Property or any interest in it, or which may cause any decrease in the value of the Property or any part of it. If any such taxes, levies, charges or assessments become delinquent, Beneficiary may require Trustor to present evidence that they have been paid in full, on ten days’ written notice by Beneficiary to Trustor. This Section 5.2 is subject to the right granted to Trustor in the Credit Agreement to contest in good faith certain taxes, assessments, charges and levies (and Trustor’s failure to pay any immaterial tax shall not constitute an Event of Default hereunder to the extent Trustor is excused from paying such tax pursuant to Section 4.10 of the Credit Agreement); otherwise, should Trustor fail to pay any of the aforesaid taxes, levies, charges or assessments prior to the date that same become delinquent, Beneficiary, at its sole option, shall have the right, but not the obligation, to pay such taxes, levies, charges and assessments and all amounts advanced by Beneficiary for such purpose, together with interest thereon at the rate of 2.0% above the Base Rate from the fifth day following the date of demand for payment by Beneficiary until repaid, shall be secured by this Mortgage and payable on demand.
5.3 Performance of Secured Obligations. Trustor shall promptly pay and perform or cause the payment and performance of, each Secured Obligation in accordance with its terms.
5.4 Liens, Charges and Encumbrances. Trustor shall promptly discharge any lien on or security interest in the Property to which Beneficiary has not consented in writing, except any Liens permitted by Section 7.3 of the Credit Agreement. Subject to any applicable rights to contest set forth in the Credit Agreement: (a) Trustor shall pay when due each obligation secured by or reducible to a lien, security interest, charge or encumbrance which now does or later may encumber or appear to encumber all or part of the Property or any interest in it, whether the lien, security interest, charge or encumbrance is or would be senior or subordinate to this Mortgage; and (b) should Trustor fail to perform its obligations under this Section 5.4, Beneficiary, at its option, shall have the right, but not the obligation, to advance funds which may be necessary to protect and preserve Beneficiary’s liens hereunder, and to discharge Trustor’s obligations under this Section 5.4, and all amounts so advanced by Beneficiary, together with interest thereon at the rate provided for in Section 2.16(c)(ii) of the Credit Agreement from the fifth day following the date of demand for payment by Beneficiary until repaid, shall be secured by this Mortgage and payable on demand.

5.5 Damages and Insurance and Condemnation Proceeds.
5.5.1 The following claims, causes of action, awards, payments and rights to payment are subject to the Borrower’s rights to use such proceeds as provided in the Credit Agreement:
(a) All awards of damages and all other compensation payable directly or indirectly because of a condemnation, proposed condemnation or taking for public or private use which affects all or part of the Property or any interest in it;
(b) All other awards, claims and causes of action, arising out of any warranty affecting all or any part of the Property, or for damage or injury to or decrease in value of all or part of the Property or any interest in it;
(c) All proceeds of any insurance policies payable because of loss sustained to all or part of the Property; and
(d) All interest which may accrue on any of the foregoing.
5.5.2 Trustor shall promptly notify Beneficiary in writing if:
(a) Any damage occurs or any injury or loss is sustained in the amount of $1,000,000 or more to all or part of the Property, or any action or proceeding relating to any such damage, injury or loss is commenced; or
(b) Any offer is made, or any action or proceeding is commenced, which relates to any actual or proposed condemnation or taking of all or material part of the Property.
5.5.3 Subject to the Credit Agreement, including, without limitation, Section 2.13 thereof, if Beneficiary chooses to do so, Beneficiary may in its own name appear in or prosecute any action or proceeding to enforce any cause of action based on warranty, or for damage, injury or loss to all or part of the Property, and Beneficiary may make any compromise or settlement of such action or proceeding; provided, however, that, prior to the occurrence of an Event of Default, Beneficiary shall not settle or compromise any such action or proceeding without the prior written consent of Trustor (which consent shall not be unreasonably withheld or delayed). Beneficiary, if it so chooses, may participate in any action or proceeding relating to condemnation or taking of all or part of the Property, and may join Trustor in adjusting any loss covered by insurance. Trustor hereby irrevocably appoints Beneficiary as its true and lawful mandatory and attorney-in-fact for all such purposes. The power of attorney granted hereunder is coupled with an interest and is irrevocable. Trustor shall not settle, adjust or compromise any such action or proceeding without the prior written approval of Beneficiary.
5.5.4 All proceeds of these assigned claims, other property and rights which Trustor may receive or be entitled to (collectively, “Proceeds”) shall be administered in accordance with the terms of the Credit Agreement, including, without limitation, Section 2.13 thereof. Any and all Proceeds (including, without limitation, any Net Claims Proceeds) held by Beneficiary from time to time shall be collateral for the Secured Obligations, and Trustor hereby grants to Beneficiary a security interest in and lien on such Proceeds and all rights and remedies available under applicable laws with respect to such Proceeds, including, without limitation, all rights and remedies under Chapter 9. Trustor shall execute and deliver to Beneficiary and the Lenders any and all documents reasonably requested by Beneficiary in order to confirm, create and perfect such security interest in and lien on such Proceeds.

5.5.5 Trustor hereby specifically, unconditionally and irrevocably waives all rights of a property owner granted under applicable laws which provide for allocation of condemnation proceeds between a property owner and a lienholder up to the principal amount of Secured Obligations under the Credit Agreement, and any other law or successor statute of similar import. Trustor hereby specifically, unconditionally and irrevocably waives all right to recover against Beneficiary or any Lender (or any officer, employee, agent or representative of Beneficiary or any Lender) for any loss incurred by Trustor from any cause insured against or required by any Loan Document to be insured against; provided, however, that this waiver of subrogation shall not be effective with respect to any insurance policy if the coverage thereunder would be materially reduced or impaired as a result.
5.6 Maintenance and Preservation of Property.
5.6.1 Subject to Section 6.5 of the Credit Agreement, Trustor shall keep all Property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.
5.6.2 Subject to the terms of Section 2.13 of the Credit Agreement, if all or part of the Property becomes damaged or destroyed and Trustor elects to repair and/or restore all or part of the Property, Trustor shall promptly and completely repair and/or restore the Property in a good and workmanlike manner in accordance with sound building practices. If Trustor elects to repair and/or restore all or part of the Property, Trustor shall be obligated to repair and/or restore the Property in accordance with the immediately preceding sentence even if no insurance proceeds are available or the available insurance proceeds are not sufficient to pay for the entire cost of such repair and/or restoration.
5.6.3 Trustor shall not commit or allow any act upon or use of the Property which would violate: (i) any applicable law or order of any Governmental Authority, whether now existing or later to be enacted and whether foreseen or unforeseen (except to the extent that noncompliance would not cause a Material Adverse Effect or a License Revocation); or (ii) any public or private covenant, condition, restriction, equitable servitude or Contractual Obligation affecting the Property (except to the extent such violation is being contested by Trustor in good faith by appropriate proceedings or such violation would not cause a Material Adverse Effect). Trustor shall not bring or keep any article on the Property or cause or allow any condition to exist on it that invalidates any insurance coverage required to be maintained by Trustor on the Property or any part of it under this Mortgage or the Loan Documents.
5.6.4 Trustor shall not commit or allow material waste of the Property.
5.6.5 Should Trustor fail to perform its obligations under this Section 5.6, Beneficiary, at its sole option, shall have the right, but not the obligation, to advance funds for the protection, preservation, repair or recovery of the Property, and all amounts so advanced by Beneficiary, together with interest thereon at 2.0% above the Base Rate from the fifth day following the date of demand for payment by Beneficiary until repaid, shall be secured by this Mortgage and payable on demand.

5.7 Insurance.
5.7.1 Trustor shall maintain with financially sound and reputable insurance companies insurance on all of its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
5.7.2 When any insurance policy required hereunder expires, Trustor shall furnish Beneficiary with proof acceptable to Beneficiary that the policy has been reinstated, renewed or a new policy issued, continuing in force the insurance covered by the policy which expired.
5.7.3 Should Trustor fail to procure any of the insurance required by this Section 5.7, Beneficiary, at its sole option, shall have the right, but not the obligation, to purchase such insurance and all amounts advanced by Beneficiary for such purpose, together with interest thereon at the rate provided for in Section 2.16(c)(ii) of the Credit Agreement shall be secured by this Mortgage and payable on demand.
5.8 [Intentionally Omitted.]
5.9 Releases, Extensions, Modifications and Additional Security.
5.9.1 From time to time, Beneficiary may perform any of the following acts without incurring any liability or giving notice to any person, and without affecting the personal liability of any person for the payment of the Secured Obligations (except as provided below), and without affecting the security hereof for the full amount of the Secured Obligations on all Property remaining subject hereto, and without the necessity that any sum representing the value of any portion of the Property affected by Beneficiary’s action(s) be credited on the Secured Obligations:
(a) Release any person liable for payment of any Secured Obligation, except as permitted by Section 10.15 of the Credit Agreement;
(b) Extend the time for payment, or otherwise alter the terms of payment, of any Secured Obligation;
(c) Accept additional real, immovable, movable or personal property of any kind as security for any Secured Obligation, whether evidenced by deeds of trust, mortgages, security agreements or any other instruments of security;
(d) Alter, substitute or release any property securing the Secured Obligations;

(e) Consent to the making of any plat or map of the Property or any part of it;
(f) Join in granting any easement or creating any restriction affecting the Property;
(g) Join in any subordination or other agreement affecting this Mortgage or the lien or security interest of it; or
(h) Release the Property or any part of it from the lien of this Mortgage, in accordance with the Credit Agreement.
5.10 Termination of Mortgage. In the event that (i) Trustor has requested Beneficiary release the Property, or portions thereof, from the lien of this Mortgage pursuant to a Disposition permitted under the terms of the Credit Agreement, or (ii) all Secured Obligations (other than contingent indemnity obligations and obligations in respect of the Specified Hedge Agreements) are paid and performed in full and neither Trustor nor Beneficiary is bound, to one another or to a third party, to permit the incurrence of additional Secured Obligations, Trustor may give notice to Beneficiary of its intent to terminate this Mortgage and may request that Beneficiary execute a release of this Mortgage, or partial release, at the expense of Trustor. Such termination shall not become effective, and Beneficiary shall not be obligated to execute such a release, until sixty (60) days after Beneficiary has actually received such notice in the manner required by Section 9.11 hereof and until Beneficiary has determined, in good faith, that Trustor is entitled to terminate this Mortgage and obtain such release under the terms of this Section 5.10.
5.11 Compensation, Exculpation, Indemnification.
5.11.1 Trustor agrees to pay fees in the maximum amounts legally permitted, or reasonable fees as may be charged by Beneficiary when the law provides no maximum limit, for any services that Beneficiary may render in connection with this Mortgage, including Beneficiary’s providing a statement of the Secured Obligations or Beneficiary’s rendering of services in connection with a release or termination of this Mortgage. Trustor shall also pay or reimburse all of Beneficiary’s costs and expenses which may be incurred in rendering any such services. Trustor further agrees to pay or reimburse Beneficiary for all costs, expenses and other advances which may be incurred or made by Beneficiary in any efforts to enforce any terms of this Mortgage to the extent provided in Section 9.7 of the Credit Agreement. If Beneficiary chooses to dispose of the Property through more than one Foreclosure Sale, Trustor shall pay all costs, expenses or other advances that may be incurred or made by Beneficiary in each of such Foreclosure Sales.
5.11.2 Beneficiary shall not be directly or indirectly liable to Trustor or any other person as a consequence of any of the following:
(a) Beneficiary’s exercise of, or failure to exercise, any rights, remedies or powers granted to Beneficiary in this Mortgage;

(b) Beneficiary’s failure or refusal to perform or discharge any obligation or liability of Trustor under any agreement related to the Property or under this Mortgage; or
(c) Any loss sustained by Trustor or any third party resulting from Beneficiary’s failure to lease or operate the Property, or from any other act or omission of Beneficiary in managing the Property, after an Event of Default, unless the loss is caused by the gross negligence or willful misconduct of Beneficiary.
Trustor hereby expressly waives and releases all liability (other than liability for loss caused by the gross negligence or willful misconduct of Beneficiary) of the types described above, and agrees that no such liability shall be asserted against or imposed upon Beneficiary.
5.11.3 Trustor agrees to, and does hereby, indemnify Beneficiary and the Lenders and their respective agents, employees, officers, directors, consultants, shareholders, attorneys and Keepers (collectively, the “Indemnitees”) to the extent provided in Section 9.7 of the Credit Agreement.
5.12 Defense and Notice of Claims and Actions. At Trustor’s sole expense, Trustor shall protect, preserve and defend the Property and title to and right of possession of the Property, and the security of this Mortgage and the rights and powers of Beneficiary created under it, against all adverse claims. Trustor shall give Beneficiary prompt notice in writing if any claim is asserted in writing which does or could affect the title to or right of possession of the Property (other than personal property the loss of which would not disrupt the operations of Trustor), or the security of this Mortgage or the rights and powers of Beneficiary under this Mortgage, or if any action or proceeding is commenced which alleges or relates to any such claim.
5.13 [Intentionally Omitted.]
5.14 Subrogation. Beneficiary shall be subrogated to the liens and security interests of all encumbrances, whether released of record or not, which are discharged in whole or in part by Beneficiary in accordance with this Mortgage or with the proceeds of any Secured Obligations secured by this Mortgage.
5.15 Site Visits, Observation and Testing. Beneficiary and its agents and representatives shall have the right at any reasonable time upon reasonable written advance notice to enter and visit the Property for the purpose of performing appraisals. In addition, Beneficiary and its agents and representatives shall have the right at any reasonable time upon reasonable written advance notice to enter and visit the Property for the purposes of observing the Property, taking and removing soil or groundwater samples, and conducting tests on any part of the Property. Beneficiary or its agents and representatives have no duty, however, to visit or observe the Property or to conduct tests, and no site visit or observation by Beneficiary or its agents or representatives shall impose any liability on Beneficiary or any other person entitled to indemnification pursuant to Section 9.7 of the Credit Agreement (collectively, the “Indemnified Parties”). In no event shall any site visit, observation or testing by any Indemnified Party be a representation that Materials of Environmental Concern are or are not present in, on, or under the Property, or that there has been or shall be compliance with any Environmental Law, or any other applicable Law. Neither Trustor nor any other party is entitled to rely on any site visit, observation or testing by any Indemnified Party. The Indemnified Parties owe no duty of care to protect Trustor or any other person against, or to inform Trustor or any other person of, any Materials of Environmental Concern or any other adverse condition affecting the Property. Beneficiary shall give Trustor reasonable notice before entering the Property. Beneficiary shall make reasonable efforts to avoid interfering with Trustor’s use of the Property in exercising any rights provided in this Section.

5.16 Notice of Change. Trustor shall give Beneficiary prior written notice of (a) any change in the location of Trustor’s place of business or its chief executive office if it has more than one place of business, (b) any change in the location of its Books and Records, and (c) any change to Trustor’s name, jurisdiction of formation, entity structure or federal employer identification number. Unless otherwise approved by Beneficiary in writing, all Property that consists of personal property, the removal of which would disrupt the operations of Trustor (including the Books and Records), will be located on the Land.
5.17 Title Insurance. At any time and from time to time, Trustor, at its sole cost and expense, shall deliver to Beneficiary title insurance endorsements and reinsurance as Beneficiary may reasonably request with respect to the priority of this Mortgage, issued by title insurance companies, all in form and substance and reasonably satisfactory to Beneficiary, with respect to this Mortgage, including, without limitation, endorsements insuring that each Loan advance is secured by this Mortgage (without any exception not set forth in the policy of title insurance insuring this Mortgage other than (i) liens for taxes and assessments not yet due and payable and (ii) Permitted Encumbrances insured to be subordinate to this Mortgage), and endorsements insuring the priority of this Mortgage over any mechanic’s lien.
6. Defaults and Remedies.
6.1 Events of Default. Trustor will be in default under this Mortgage upon the occurrence of any Event of Default (as defined in the Credit Agreement or any other Loan Document) or any other default herein (subject to any cure periods applicable to defaults under the Loan Documents as provided in the Credit Agreement).
6.2 Remedies. At any time after and during the continuance of an Event of Default, and provided that Beneficiary has received any consents or approvals of any other Lenders to the extent required under the Credit Agreement, Beneficiary will be entitled to exercise any or all of the following rights and remedies and any other rights and/or remedies available to Beneficiary at law or in equity (subject to any restrictions on those rights and remedies imposed by applicable Gaming Laws), all of which will be cumulative, and the exercise of any one or more of which shall not constitute an election of remedies:
6.2.1 Acceleration. Beneficiary may declare any or all of the Secured Obligations to be due and payable immediately without notice to or demand upon Borrower, Trustor or any other person or entity. Trustor acknowledges that Beneficiary and the Lenders are making one or more advances under the Credit Agreement in reliance on the expertise, skill and experience of Borrower and Trustor; thus, the Secured Obligations include material elements similar in nature to a personal service contract.

6.2.2 Receiver or Keeper. Beneficiary may apply to any court of competent jurisdiction for, and obtain appointment of, a receiver or Keeper for the Property; and Beneficiary, to the extent permitted by applicable law, may request, in connection with any foreclosure proceeding hereunder, that the Louisiana Gaming Control Board petition a District Court of the State of Louisiana for the appointment of a supervisor to conduct the normal gaming activities on the Property concurrently with or following such foreclosure proceeding.
6.2.3 Entry. Beneficiary, in person, by agent or by court-appointed receiver or Keeper, may enter, take possession of, manage and operate all or any part of the Property, and may also do any and all other things in connection with those actions that Beneficiary may in its absolute discretion consider necessary and appropriate to protect the security of this Mortgage. Such other things may include, without limitation: taking and possessing all of Trustor’s or the then owner’s Books and Records; entering into, enforcing, modifying, or canceling Leases on such terms and conditions as Beneficiary may consider proper; obtaining and evicting tenants; collecting and receiving any payment of money owing to Trustor; completing construction; and/or contracting for and making repairs and alterations. If Beneficiary so requests, Trustor shall assemble all of the Property that has been removed from the Land and make all of it available to Beneficiary at the site of the Land. Trustor hereby irrevocably constitutes and appoints Beneficiary as Trustor’s mandatory and attorney-in-fact (which appointment is irrevocable and coupled with an interest) to perform such acts and execute such documents as Beneficiary in its absolute discretion may consider to be appropriate in connection with taking these measures, including endorsement of Trustor’s name on any instruments. Regardless of any provision of this Mortgage or the Credit Agreement, Beneficiary shall not be considered to have accepted any personal or movable property in satisfaction of any obligation of Trustor to Beneficiary unless Beneficiary has given express written notice of Beneficiary’s election of that remedy in accordance with La. R.S. § 10:9-505, as it may be amended or recodified from time to time.
6.2.4 Cure; Protection of Security. Beneficiary may cure any breach or default of Trustor and, if it chooses to do so in connection with any such cure, Beneficiary may also enter the Property and/or do any and all other things which either may in its absolute discretion consider necessary and appropriate to protect the security of this Mortgage. Such other things may include, without limitation: appearing in and/or defending any action or proceeding which purports to affect the security of, or the rights or powers of Beneficiary under, this Mortgage; paying, purchasing, contesting or compromising any encumbrance, charge, lien, security interest or claim of lien or security interest which (in Beneficiary’s sole judgment) is or may be senior in priority to this Mortgage, such judgment of Beneficiary to be conclusive as among the parties to this Mortgage; obtaining insurance and/or paying any premiums or charges for insurance required to be carried under this Mortgage and the other Loan Documents; otherwise caring for and protecting, preserving, repairing or recovering any and all of the Property; and/or employing counsel, accountants, contractors and other appropriate persons to assist Beneficiary. Beneficiary may take any of the actions permitted under this Section 6.2.4 upon giving Trustor prior written notice of such action(s), or if Beneficiary has reasonably determined that providing such prior written notice is not feasible, then substantially concurrent written notice of such action(s).

6.2.5 Chapter 9 Remedies. Beneficiary may exercise any or all of the remedies granted to a secured party under Chapter 9, as amended or recodified from time to time.
6.2.6 Judicial Action. Beneficiary may bring an action in any court of competent jurisdiction to foreclose this Mortgage or to obtain specific enforcement of any of the covenants or other terms of this Mortgage.
6.2.7 Power of Sale. Beneficiary shall have the discretionary right to cause some or all of the Property, including any Property which constitutes personal property, to be sold or otherwise disposed of in any combination and in any manner permitted by applicable law.
(a) Sales of Personal Property.
(i) Beneficiary may elect to treat as personal property any Property which is intangible or which are fixtures, as defined in Chapter 9, which can be severed from the Land or Improvements without causing structural damage. If it chooses to do so, Beneficiary may dispose of any personal property separately from the sale of immovable property, in any manner permitted by Chapter 9, as amended or recodified from time to time, including any public or private sale, or in any manner permitted by any other applicable law. Any proceeds of any such disposition shall not cure any Event of Default.
(ii) In connection with any sale or other disposition of such Property, Trustor agrees that the following procedures constitute a commercially reasonable sale: Beneficiary shall mail written notice of the sale as required by Chapter 9. Once per week during the three weeks immediately preceding such sale, Beneficiary will publish notice of the sale in a local daily newspaper of general circulation. Upon receipt of any written request, Beneficiary will make the Property available to any bona fide prospective purchaser for inspection during reasonable business hours. Notwithstanding any provision to the contrary, Beneficiary shall be under no obligation to consummate a sale if, in its judgment, none of the offers received by it equals the fair value of the Property offered for sale. The foregoing procedures do not constitute the only procedures that may be commercially reasonable.
6.2.8 Foreclosure Sales.
(a) For purposes of executory process under applicable Louisiana law, Trustor hereby acknowledges the Secured Obligations, CONFESSES JUDGMENT thereon and consents that judgment be rendered and signed, whether during the court’s term or during vacation, in favor of the Beneficiary, for the full amount of the Secured Obligations, including but not limited to the Notes, the Credit Agreement, the other Loan Documents and the other Secured Obligations, in principal, interest, costs and attorney’s fees, together with all charges and expenses whatsoever owing pursuant to this Mortgage. Upon the occurrence and during the continuance of an Event of Default, and in addition to all of its rights, powers and remedies under this Mortgage and applicable law, Beneficiary may, at its option, cause all or any part of the Property to be seized and sold (any such sale or disposition being referred to herein as a “Foreclosure Sale”) under executory process or under writ of fieri facias issued in execution of an ordinary judgment obtained upon the Secured Obligations, without appraisement to the highest bidder, for cash or upon such terms as Beneficiary deems acceptable. Trustor hereby waives all and every appraisement of the Property and waives and renounces the benefit of appraisement and the benefit of all laws relative to the appraisement of the Property seized and sold under executory or other legal process. Trustor agrees to waive, and does hereby specifically waive:
(i) the benefit of appraisement provided for in Articles 2332, 2336, 2723 and 2724, Louisiana Code of Civil Procedure, and all other laws conferring such benefits;

(ii) the demand and three (3) days delay accorded by Articles 2639 and 2721, Louisiana Code of Civil Procedure;
(iii) the notice of seizure required by Articles 2293 and 2721, Louisiana Code of Civil Procedure;
(iv) the three (3) days delay provided by Articles 2331 and 2722, Louisiana Code of Civil Procedure;
(v) the benefit of the other provisions of Articles 2331, 2722 and 2723, Louisiana Code of Civil Procedure;
(vi) the benefit of the provisions of any other articles of the Louisiana Code of Civil Procedure not specifically mentioned above; and
(vii) all pleas of division and discussion with respect to the Secured Obligations.
In the event Beneficiary elects, at its option, to enter suite via ordinaria on the Secured Obligations, in addition to the foregoing confession of judgment, Trustor hereby waives citation, other legal process and legal delays and hereby consents that judgment for the unpaid principal due on the Secured Obligations, together with interest, attorneys’ fees, costs and other charges that may be due on the Secured Obligations, be rendered and signed immediately.
(b) Pursuant to the authority contained in La. R.S. 9:5136 through 9:5140.2, as the same may hereafter be amended or supplemented Trustor and Beneficiary do hereby expressly designate Beneficiary or its designee to be keeper or receiver (“Keeper”) for the benefit of Beneficiary or any assignee of Beneficiary, such designation to take effect immediately upon any seizure of any of the Property under writ of executory process or under writ of sequestration or fieri facias as an incident to an action brought by Beneficiary. The Keeper shall be entitled to a reasonable fee and to the reimbursement of all reasonable out-of-pocket expenses incurred by it as Keeper, and the payment of such fees and expenses shall be secured by the mortgage, assignment and security interest in the Property granted in this Mortgage.

6.2.9 Other Permitted Remedies. Beneficiary and the Lenders may refuse to make any advance to, or issue any Letter of Credit for the account of Borrower or Trustor. Beneficiary and the Lenders may exercise any and all other rights and remedies available under the Loan Documents and applicable law, including, without limitation, the right to file applications to change, and to exercise all other rights and remedies available under applicable law with respect to, all water permits and rights relating to the Property; provided, however, that, notwithstanding the foregoing or any other provision contained in this Mortgage, the remedies provided by this Mortgage shall not include the right to take any action that violates applicable Gaming Laws.
6.3 Credit Bids. At any Foreclosure Sale, any person, including Trustor or Beneficiary, may bid for and acquire the Property or any part thereof to the extent permitted by then applicable law. Instead of paying cash for such Property, Beneficiary may settle for the purchase price by crediting against the sales price of the Property or any part thereof any or all of the outstanding Secured Obligations (including without limitation the portion of the Secured Obligations attributable to the expenses of sale, costs of any action and any other sums for which Trustor is obligated to pay or reimburse Beneficiary or the Lenders under Section 5.11) or otherwise in such order and proportions as Beneficiary in its absolute discretion may choose.
6.4 Application of Foreclosure Sale Proceeds. Beneficiary shall apply the proceeds of any Foreclosure Sale or other sale or disposition pursuant to Section 6.2 hereof in the manner required by applicable law; provided that all proceeds that are to be applied against the Secured Obligations shall, except as otherwise required by applicable law, be applied against the Secured Obligations in any order and proportions as Beneficiary in its absolute discretion may choose (subject to any applicable provisions for priority of application of proceeds set forth in the Credit Agreement).
6.5 Application of Rents and Other Sums. Beneficiary shall apply any and all Rents collected by it, and any and all sums other than proceeds of a Foreclosure Sale or other sale or disposition which Beneficiary may receive or collect under Section 6.2, or otherwise, in the following manner:
(a) First, to pay the portion of the Secured Obligations attributable to the costs and expenses of operation and collection that may be incurred by Beneficiary or any receiver or Keeper;
(b) Second, to pay all other Secured Obligations in any order and proportions as Beneficiary in its absolute discretion may choose (subject to the provisions for priority of application of payments set forth in the Credit Agreement); and
(c) Third, to remit the remainder, if any, to the person or persons entitled to it. Beneficiary shall have no liability for any funds which it does not actually receive.

7. Leasehold Mortgage Provisions. The provisions of this Article 7 shall apply in the event that, and so long as, any portion of the Property consists of Mortgagor’s interests as tenant under any lease or leases encumbered by this Mortgage (collectively, including the Existing Ground Lease, the “Ground Leases”). Unless otherwise expressly provided, the lien of this Mortgage shall encumber all of Trustor’s rights and interests under and in connection with any Ground Lease, including without limitation, renewal and extension rights, options to expand, and purchase options (all of which rights shall be collectively referred to herein as a “Ground Leasehold”). Trustor hereby agrees, with respect to each Ground Lease, as follows:
7.1 Trustor shall timely perform its obligations in connection with each Ground Lease. Without limiting the generality of Section 6.2.4 above, Trustor specifically acknowledges Beneficiary’s right, while any default by Trustor under any Ground Lease remains uncured, to perform the defaulted obligations and take all other actions which Beneficiary deems necessary to protect its interests with respect thereto, and Trustor hereby irrevocably appoints Beneficiary its true and lawful attorney-in-fact (which appointment is irrevocable and coupled with an interest) in its name or otherwise to execute all documents, and perform all other acts, which Beneficiary reasonably deems necessary to preserve its or Trustor’s rights with respect to any Ground Lease. Any amounts advanced by Beneficiary pursuant to this Section shall be included in the Secured Obligations.
7.2 Except as not prohibited by the Credit Agreement, Trustor shall not, without Beneficiary’s prior written consent, modify, or cause or permit the termination of, any Ground Lease, or waive or in any way release the landlord under any Ground Lease of or from any obligation or condition.
7.3 Trustor shall notify Beneficiary promptly in writing of (i) the occurrence of any material default by the landlord under any Ground Lease, and (ii) the receipt by Trustor of any notice claiming the occurrence of any default by Trustor under any Ground Lease or the occurrence of any event which, with the passage of time or the giving of notice or both, would constitute a material default by Trustor under any Ground Lease (and Trustor shall also promptly deliver a copy of any such notice to Beneficiary) or would otherwise permit the landlord under such Ground Lease to terminate the Ground Lease.
7.4 Unless Beneficiary otherwise consents in writing, so long as any Secured Obligation remains outstanding, neither the fee title to, nor any other estate or interest in, the real property subject to any Ground Lease shall merge with any Ground Leasehold, notwithstanding the union of such estates in the landlord or the tenant or in a third party. Any acquisition of the landlord’s interest in any Ground Lease by Trustor or any affiliate of Trustor shall be accomplished in such a manner as to avoid a merger of the interests of Landlord and tenant unless Beneficiary consents to such merger in writing.
7.5 If Trustor acquires fee title to any portion of the real property subject to any Ground Lease, this Mortgage shall automatically be a lien on such fee title.
7.6 Unless otherwise expressly obligated to do so by the terms and provisions of any Lease (and then only to the extent of any such obligation), Trustor shall not subordinate any Ground Lease or Ground Leasehold to any mortgage or other encumbrance of, or lien on, any interest in the real property subject to such Ground Leasehold without the prior written consent of Beneficiary. Any such prohibited subordination without such consent shall, at Beneficiary’s option, be void.

7.7 All material subleases entered into by Trustor with respect to all or any portion of the Property (and all existing subleases modified by Trustor) shall provide that such subleases are subordinate to the lien of this Mortgage and any modifications of this Mortgage and the obligations secured hereby and that, if Beneficiary forecloses under this Mortgage or enters into a new lease with any landlord under any Ground Lease pursuant to the provisions for a new lease, if any, contained in the applicable Ground Lease or in any other document or agreement, the subtenant shall attorn to Beneficiary or its assignee and the sublease shall remain in full force and effect in accordance with its terms notwithstanding the termination of the applicable Ground Lease.
7.8 Trustor shall exercise any option or right to renew or extend the term of any Ground Lease prior to the date of termination of any such option or right, shall give immediate written notice thereof to Beneficiary, and shall execute, deliver and record any documents requested by Beneficiary to evidence the lien of this Mortgage on such extended or renewed lease term unless such Ground Lease is not renewed or extended as permitted pursuant to the Credit Agreement. If Trustor fails to exercise any such option or right as required herein, Beneficiary may exercise the option or right as Trustor’s agent and attorney-in-fact pursuant to this Mortgage, or in Beneficiary’s own name or in the name of and on behalf of a nominee of Beneficiary, as Beneficiary chooses in its absolute discretion; provided, if Trustor shall fail to exercise any option or right to renew or extend the term of any Ground Lease, Trustor shall give Beneficiary reasonable prior notice. Beneficiary shall thereafter provide Trustor prior written notice of such action(s), or if Beneficiary reasonably determines that providing such prior written notice is not feasible, then substantially concurrent written notice of such action(s).
7.9 As security for the Secured Obligations, Trustor hereby assigns to Beneficiary a security interest in all prepaid rents and security deposits and all other security which the landlords under the Ground Leases hold for the performance of Trustor’s obligations thereunder.
7.10 Promptly upon demand by Beneficiary, Trustor shall use reasonable efforts to obtain from the landlord under any Ground Lease and furnish to Beneficiary an estoppel certificate of such landlord stating the date through which rent has been paid, whether or not there are any defaults, and the specific nature of any claimed defaults.
7.11 [Intentionally Omitted.]
7.12 To the extent permitted by law, the price payable by Trustor or any other party in the exercise of the right of redemption, if any, from any sale under, or decree of foreclosure of, this Mortgage shall include all rents and other amounts paid and other sums advanced by Beneficiary on behalf of Trustor as the tenant under the Ground Leases.

7.13 In addition to all other Events of Default described in this Mortgage, the occurrence of any of the following shall be an Event of Default hereunder:
(a) A breach or default by Trustor under any Ground Lease, subject to any applicable cure period; or
(b) The occurrence of any event or circumstance which gives the landlord under any Ground Lease a right to terminate such Ground Lease.
7.14 As used in this Mortgage, the “Bankruptcy Code” shall mean 11 U.S.C. §§ 101, et seq., as modified and/or recodified from time to time. Notwithstanding anything to the contrary contained herein with respect to any Ground Lease:
(a) The lien of this Mortgage attaches to all of Trustor’s rights under subsection 365(h) of the Bankruptcy Code, including without limitation, any and all elections to be made thereunder, any and all rights under any Ground Lease which Trustor is entitled to retain pursuant to 11 U.S.C. § 365(h)(1)(A)(ii) in the event of a rejection under the Bankruptcy Code of such Ground Lease by the landlord thereunder (or any trustee thereof), and any and all rights of offset under or as described in 11 U.S.C. § 365(h)(1)(B).
(b) Trustor acknowledges and agrees that, by the terms hereof and by operation of 11 U.S.C. § 365(h)(1)(D), Beneficiary has, and until this Mortgage has been fully reconveyed continuously shall have, whether before or after any default under any of the Secured Obligations or the taking of any action to enforce any of Beneficiary’s rights and remedies under this Mortgage or any foreclosure sale hereunder, the complete, unfettered and exclusive right, in its sole and absolute discretion, to elect (the “365(h) Election”) whether (i) any Ground Lease that has been rejected under the Bankruptcy Code by the landlord thereunder (or any trustee therefor) shall be treated as terminated under 11 U.S.C. § 365(h)(1)(A)(i), or (ii) the rights under such Ground Lease that are in or appurtenant to the real property, as described in 11 U.S.C. § 365(h)(1)(A)(ii), should be retained pursuant to that subsection. To the extent that, notwithstanding the preceding sentence and 11 U.S.C. § 365(h)(1)(D), Trustor now or at any time in the future has any right to make, or to participate in or otherwise in any manner affect the making of, the 365(h) Election with respect to any Ground Lease, Trustor hereby absolutely assigns and conveys to Beneficiary any and all such rights, and all of Trustor’s right, title and interest therein, which may be used and exercised by Beneficiary completely, exclusively, and without any restriction whatsoever, in Beneficiary’s sole and absolute discretion, whether before or after any default upon any of the Secured Obligations, the taking of any action to enforce any of Beneficiary’s rights and remedies under this Mortgage, or any foreclosure sale hereunder. Trustor hereby unconditionally and irrevocably appoints Beneficiary as its attorney-in-fact (which appointment is coupled with an interest) to exercise Trustor’s right, if any, to make, or participate in, or otherwise in any matter affecting the making of, the 365(h) Election with respect to any Ground Lease. Trustor shall not in any manner impede or interfere with any action taken by Beneficiary and, at the request of Beneficiary, Trustor shall take or join in the taking of any action to make, or participate in or otherwise in any manner affect the making of, the 365(h) Election with respect to any Ground Lease; provided such action and such Election are consistent with all applicable Laws, in such manner as Beneficiary determines in its sole and absolute discretion. Unless and until instructed to do so by Beneficiary (as determined by Beneficiary in its sole and absolute discretion), Trustor shall not take any action to make, or participate in or otherwise in any manner affect the making of, the 365(h) Election with respect to any Ground Lease, including in particular, but without limitation, any election to treat any Ground Lease as terminated. Beneficiary shall have no obligation whatsoever to Trustor or any other person or entity in connection with the making of the 365(h) Election with respect to any Ground Lease or any instruction by Beneficiary to Trustor given, withheld or delayed in respect thereof, nor shall Beneficiary have any liability to Trustor or any other person or entity arising from any of the same.

(c) As security for the Secured Obligations, Trustor hereby irrevocably assigns to Beneficiary all of Trustor’s rights to damages arising from any rejection by any landlord (or any trustee thereof) of any Ground Lease under the Bankruptcy Code. Beneficiary and Trustor shall proceed jointly or in the name of Trustor in respect of any claim or proceeding relating to the rejection of any Ground Lease, including without limitation, the right to file and prosecute any proofs of claim, complaints, motions and other documents, provided the same shall be well grounded in fact or law, in any case in respect of such landlord under the Bankruptcy Code. This assignment shall continue in effect until all of the Secured Obligations have been satisfied in full. Any amounts received by Beneficiary or Trustor as damages arising from the rejection of any Ground Lease as aforesaid shall be applied first to all costs reasonably incurred by Beneficiary (including attorneys’ fees) in connection with this subsection (c) and then in accordance with other applicable provisions of this Mortgage.
(d) If, pursuant to the Bankruptcy Code, Trustor seeks to offset against the rent reserved in any Ground Lease the amount of any damages caused by the nonperformance of the landlord’s obligations after the rejection by the landlord (or any trustee thereof) of such Ground Lease, Trustor shall, prior to effecting such offset, notify Beneficiary in writing of its intent to do so, setting forth the amounts proposed to be offset and, in the event that Beneficiary objects, Trustor shall not effect any offset of the amounts to which Beneficiary objects. If Beneficiary fails to object within 10 days following receipt of such notice, Trustor may offset the amounts set forth in Trustor’s notice.
(e) If any legal proceeding is commenced with respect to any Ground Lease in connection with any case under the Bankruptcy Code, Beneficiary and Trustor shall cooperatively conduct any such proceeding with counsel reasonably agreed upon between Trustor and Beneficiary. Trustor shall, upon demand, pay to Beneficiary all costs (including attorneys’ fees) reasonably incurred by Beneficiary in connection with any such proceeding.
(f) Trustor shall immediately notify Beneficiary orally upon learning of any filing by or against any landlord of a petition under the Bankruptcy Code. Trustor shall thereafter promptly give written notice of such filing to Beneficiary, setting forth any information available to Trustor with respect to the date of such filing, the court in which such petition was filed, and the relief sought therein. Trustor shall promptly deliver to Beneficiary all notices, pleadings and other documents received by Trustor in connection with any such proceeding.

7.15 No maintenance, repair or other obligation of Trustor hereunder which relates to the “Property” shall apply to any Ground Leasehold with respect to which the applicable Ground Lease imposes such obligation on the landlord so long as (a) Trustor does not own the landlord’s interest; (b) such landlord is performing such obligation in accordance with the terms of such Ground Lease; and (c) the Ground Lease has not been rejected by the landlord (or any trustee thereof) under the Bankruptcy Code.
7.16 The generality of the provisions of this Mortgage shall not be limited by any provision of this Article 7 that sets forth particular obligations of Trustor as the tenant under the Ground Leases.
7.17 Trustor hereby represents and warrants to Beneficiary as follows:
(a) The Ground Leases are in full force and effect;
(b) Trustor owns the entire tenant’s interest under the Ground Leases and has the right under the Ground Leases to execute this Mortgage; and
(c) No default under the Existing Ground Leases remains uncured, nor has any event occurred which, with the passage of time or service of notice or both, would constitute such a default.
7.18 Upon the expiration of any Ground Lease, or any early termination by Trustor of such Ground Lease as provided herein, Beneficiary agrees to release the parcel leased pursuant such Ground Lease from the Property and any lien secured on the parcel leased pursuant such Ground Lease by this Mortgage.
8. Suretyship Provisions. The following provisions shall apply to the extent that all or any portion of the obligations secured hereby now or hereafter constitute obligations of person(s) other than, or in addition to, Trustor, including, without limitation, the Borrower:
8.1 Conditions to Exercise of Rights. Trustor hereby waives any right it may now or hereafter have to require Beneficiary, as a condition to the exercise of any remedy or other right against Trustor hereunder or under any other document executed by Trustor in connection with any Secured Obligation, (a) to proceed against Borrower or any other person, or against any other collateral assigned to or encumber in favor of Beneficiary by Trustor or Borrower or any other person, (b) to pursue any other right or remedy in Beneficiary’s power, (c) to give notice of the time, place or terms of any public or private sale of real or personal property collateral assigned to or encumber in favor of Beneficiary by Borrower or any other person (other than Trustor), or otherwise to comply with La. R.S. § 10:9-504 (as modified or recodified from time to time) with respect to any such personal property collateral, or (d) to make or give (except as otherwise expressly provided in the Loan Documents) any presentment, demand, protest, notice of dishonor, notice of protest or other demand or notice of any kind in connection with any Secured Obligation or any collateral (other than the Property) for any Secured Obligation. Trustor also waives any defense in any way related to the foregoing.

8.2 Waiver of Defenses. Trustor hereby waives any defense it may now or hereafter have that relates to: (a) any disability or other defense of Borrower or any other person; (b) the cessation, from any cause other than full performance, of the obligations of Borrower or any other person; (c) the application of the proceeds of any Secured Obligation, by Borrower or any other person, for purposes other than the purposes represented to Trustor by Borrower or otherwise intended or understood by Trustor or Borrower; (d) any act or omission by Beneficiary which directly or indirectly results in or contributes to the release of Borrower or any other person or any collateral for any Secured Obligation; (e) the unenforceability or invalidity of any collateral assignment or encumbrance (other than this Mortgage) or guaranty with respect to any Secured Obligation, or the lack of perfection or continuing perfection or lack of priority of any lien which secures any Secured Obligation; (f) any failure of Beneficiary to marshal assets in favor of Trustor or any other person; (g) any modification of any Secured Obligation, including any renewal, extension, acceleration or increase in interest rate, or (h) any election of remedies by Beneficiary that impairs any subrogation or other right of Trustor to proceed against Borrower or any other person, including any loss of rights resulting from deficiency judgment laws relating to foreclosures of immovable property or other laws limiting, qualifying or discharging obligations or remedies (including La. R.S. §§ 13:4106 through 13:4108.3, inclusive, as modified or recodified from time to time); (l) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (j) any failure of Beneficiary to file or enforce a claim in any bankruptcy or other proceeding with respect to any person; (k) the election by Beneficiary, in any bankruptcy proceeding of any person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code; (I) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code; (m) any use of cash collateral under Section 363 of the United States Bankruptcy Code; or (n) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person.
The Trustor waives all rights and defenses that the Trustor may have because Borrower’s debt is secured by immovable property. This means, among other things:
(1)	The Beneficiary may foreclose, under this Mortgage, without first foreclosing on any immovable or personal property collateral pledged by Borrower or any other person.
(2)	If the Beneficiary forecloses on any immovable property collateral pledged or otherwise encumbered by Borrower or any other person:
(A)	The amount of the Secured Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.
(B)
The Beneficiary may foreclose on any such immovable property collateral even if the Beneficiary, by foreclosing on such immovable property collateral, has destroyed any right the Trustor may have to collect from Borrower or any other person.

This is an unconditional and irrevocable waiver of any and all rights and defenses the Trustor may have because Borrower’s debt is secured by immovable property.

The Trustor also waives all rights and defenses arising out of an election of remedies by the Beneficiary, even though that election of remedies, such as a foreclosure with respect to security for a guaranteed obligation, has destroyed the Trustor’s rights of subrogation and reimbursement against the principal by operation of applicable law or otherwise.
8.3 Subrogation. Trustor hereby waives, until such time as all Secured Obligations are fully paid and performed, (a) all rights of subrogation against Borrower or any other person that relates to any Secured Obligation, (b) all rights to enforce any remedy Beneficiary may now or hereafter have against Borrower or any other person, and (c) all rights to participate in any collateral now or hereafter assigned to Beneficiary with respect to any Secured Obligation.
8.4 Trustor Information. Trustor warrants and agrees that: (a) Trustor has not relied, and will not rely, on any representations or warranties by Beneficiary to Trustor with respect to the creditworthiness of Borrower or any other person or the prospects of repayment of any Secured Obligation from sources other than the Property; (b) Trustor has established and/or will establish adequate means of obtaining from Borrower and each other person liable, directly or through a guaranty or pledge or encumbrance of collateral, for the repayment of the Secured Obligations, on a continuing basis financial and other information pertaining to the business operations, if any, and financial condition of Borrower and each such other person; (c) Trustor assumes full responsibility for keeping informed with respect to the business operations, if any, and financial condition of Borrower and each such other person; and (d) Beneficiary shall have no duty to disclose or report to Trustor any information now or hereafter known to Beneficiary or any of the Lenders with respect to Borrower or other person, including, without limitation information relating to Borrower’s or other person’s business operations or financial condition.
8.5 Other Rights of Sureties. Trustor hereby waives all other rights it may now or hereafter have, whether or not similar to any, of the foregoing, by reason of laws of the State of Louisiana pertaining to sureties or suretyship.
8.6 Reinstatement of Lien. Beneficiary’s rights hereunder shall be reinstated and revived, and the enforceability of this Mortgage shall continue, with respect to any amount at any time paid on account of any Secured Obligation which Beneficiary is thereafter required to restore or return in connection with a bankruptcy, insolvency, reorganization or similar proceeding with respect to Borrower or any other person.
8.7 Subordination. Until all of the Secured Obligations have been fully paid and performed, (a) Trustor hereby agrees that all existing and future indebtedness and other obligations of Borrower and of each “other person” described in Section 8.3 or 8.4 hereof to Trustor (collectively, the “Subordinated Debt”) shall be and are hereby subordinated to all Secured Obligations which constitute obligations of Borrower or other person, and the payment thereof is hereby deferred in right of payment to the prior payment and performance of all Secured Obligations; (b) unless an Event of Default has occurred and is continuing, Trustor shall not collect or receive any cash or non-cash payments on any Subordinated Debt or transfer all or any portion of the Subordinated Debt; and (c) in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, Borrower or other person, with respect to any Subordinated Debt is received by Trustor, such payment or distribution shall be held in trust and immediately paid over to Beneficiary, is hereby assigned to Beneficiary as security for the Secured Obligations, and shall be held by Beneficiary in a non-interest bearing account until all Secured Obligations have been fully paid and performed.

8.8 Lawfulness and Reasonableness. Trustor warrants that all of the waivers in this Mortgage are made with full knowledge of their significance, and of the fact that events giving rise to any defense or other benefit waived by Trustor may destroy or impair rights which Trustor would otherwise have against Beneficiary, other Lenders, Borrower and other persons, or against collateral. Trustor agrees that all such waivers are reasonable under the circumstances and further agrees that, if any such waiver is determined (by a court of competent jurisdiction) to be contrary to any law or public policy, such waiver shall be effective to the fullest extent permitted by law.
9. Miscellaneous Provisions.
9.1 Additional Provisions. The Loan Documents fully state all of the terms and conditions of the parties’ agreement regarding the matters mentioned in or incidental to this Mortgage. The Loan Documents also grant further rights to Beneficiary and contain further agreements and affirmative and negative covenants by Trustor which apply to this Mortgage and to the Property. If there is a conflict between the terms of this Mortgage and the terms of the Credit Agreement, the terms of the Credit Agreement shall control.
9.2 No Waiver or Cure.
9.2.1 Each waiver by Beneficiary must be in writing, and no waiver shall be construed as a continuing waiver. No waiver shall be implied from any delay or failure by Beneficiary to take action on account of any default of Trustor. Consent by Beneficiary to any act or omission by Trustor shall not be construed as a consent to any other or subsequent act or omission or to waive the requirement for Beneficiary’s consent to be obtained in any future or other instance.
9.2.2 If any of the events described below occurs, that event alone shall not: cure or waive any breach, Event of Default or notice of default under this Mortgage or invalidate any act performed pursuant to any such default or notice; or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid and performed in full and all other defaults under the Loan Documents have been cured); or impair the security of this Mortgage; or prejudice Beneficiary or any receiver or Keeper in the exercise of any right or remedy afforded any of them under this Mortgage; or be construed as an affirmation by Beneficiary of any tenancy, Lease or option, or a subordination of the lien, encumbrance or security interest of this Mortgage:
(a) Beneficiary, its agent or a receiver or Keeper takes possession of all or any part of the Property in the manner provided in Section 6.2.3 or otherwise.
(b) Beneficiary or a receiver or Keeper collects and applies Rents as permitted under Sections 2.3 and 6.5 or exercises Trustor’s right, title and interest under the Leases, either with or without taking possession of all or any part of the Property.

(c) Beneficiary receives and applies to any Secured Obligation proceeds of any Property, including any proceeds of insurance policies, condemnation awards, or other claims, property or rights assigned to or encumber in favor of Beneficiary under Section 1.1 or 5.5 or otherwise; provided such application is in accordance with the provisions of the Credit Agreement.
(d) Beneficiary makes a site visit, observes the Property and/or conducts tests as permitted under Section 5.15.
(e) Beneficiary receives any sums under this Mortgage or any proceeds of any collateral held for any of the Secured Obligations, and applies them to one or more Secured Obligations.
(f) Beneficiary, or any receiver or Keeper invokes any right or remedy provided under this Mortgage.
9.3 Powers of Beneficiary.
9.3.1 [Intentionally Omitted.] —
9.3.2 If Beneficiary performs any act which it is empowered or authorized to perform under this Mortgage, including, without limitation, any act permitted by Section 5.9 or Section 6.2.4, that act alone shall not release or change the personal liability of any person for the payment and performance of the Secured Obligations then outstanding, or the lien or encumbrance or security interest of this Mortgage on all or the remainder of the Property for full payment and performance of all outstanding Secured Obligations. The liability of the original Trustor shall not be released or changed if Beneficiary grants any successor in interest to Borrower or Trustor any extension of time for payment, or modification of the terms of payment, of any Secured Obligation. Beneficiary shall not be required to comply with any demand by the original Trustor that Beneficiary refuse to grant such an extension or modification to, or commence proceedings against, any such successor in interest.
9.3.3 Beneficiary may take any of the actions permitted under Sections 6.2.2 and/or 6.2.3 regardless of the adequacy of the security for the Secured Obligations, or whether any or all of the Secured Obligations have been declared to be immediately due and payable, or whether notice of default and election to sell has been given under, or notice of seizure given with respect to, this Mortgage.
9.3.4 From time to time, Beneficiary may apply to any court of competent jurisdiction for aid and direction in enforcing the rights and remedies created under this Mortgage. Beneficiary may from time to time obtain orders or decrees directing, confirming or approving acts in enforcing these rights and remedies.

9.4 Merger. No merger shall occur as a result of Beneficiary’s acquiring any other estate in or any other lien on or security interest in the Property unless Beneficiary consents to a merger in writing.
9.5 Applicable Law. This Mortgage shall be governed by and construed in accordance with the laws of the State of Louisiana.
9.6 Successors in Interest. The terms, covenants and conditions of this Mortgage shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties.
9.7 Interpretation.
9.7.1 Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the sections of this Mortgage are for convenience only and do not define or limit any terms or provisions. The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.” The word “person” includes individuals and entities.
9.7.2 The word “obligations” is used in its broadest and most comprehensive sense, and includes all primary, secondary, direct, indirect, fixed and contingent obligations. It further includes all principal, interest, reimbursement and indemnity obligations, prepayment charges, late charges, loan fees and any other fees and charges accruing or assessed at any time, as well as all obligations to perform acts or satisfy conditions.
9.7.3 No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Mortgage. All Exhibits and/or Schedules attached to this Mortgage are hereby incorporated in this Mortgage.
9.8 In-House Counsel Fees. Whenever Trustor is obligated to pay or reimburse Beneficiary for reasonable attorneys’ fees, those fees shall include the allocated costs for services of in-house counsel.
9.9 Waiver of Marshalling. To the extent permitted by applicable law, Trustor waives all rights, legal and equitable, it may now or hereafter have to require marshalling of assets or to require foreclosure sales of assets in a particular order. Each successor and assign of Trustor, including any holder of a lien or encumbrance or security interest subordinate to this Mortgage, by acceptance of its interest or lien or encumbrance or security interest, agrees that it shall be bound by the above waiver, as if it had given the waiver itself.
9.10 Severability. Any provision in this Mortgage that is held to be inoperative, unenforceable or invalid as to any party or circumstance or in any jurisdiction shall, as to that party or circumstance or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or circumstance or in any other jurisdiction, and to this end the provisions of this Mortgage are declared to be severable.
9.11 Statute of Frauds Clause. Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable. To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.

9.12 Assignment of Rents After Commencement of Foreclosure. The right of Beneficiary to collect and receive the Rents or to take possession of the Property, or to exercise any of the rights or powers herein granted to Beneficiary shall, to the extent not prohibited by law, also extend to the period from and after the filing of any suit to foreclose the lien of this Mortgage, including any period allowed by law for the redemption of the Property after any foreclosure sale.
9.13 Continuation of Foreclosure. In the event any foreclosure advertisement is running or has run at the time of an appointment of a substitute Trustee, the substitute Trustee may, to the extent permitted by applicable law, consummate the advertised sale without the necessity of republishing such advertisement.
9.14 Notices. Trustor hereby requests that a copy of all notices required hereunder or by applicable law be mailed to it at the address set forth below. That address is also the mailing address of Trustor as debtor under Chapter 9, as amended or recodified from time to time. Beneficiary’s address given below is the address for Beneficiary as secured party under Chapter 9, as amended or recodified from time to time.

Address Where	Address Where
Notices to Trustor	Notices to Beneficiary
Are to Be Sent:	Are to Be Sent:
9.15 Waiver of Trial by Jury. To the extent permitted by law, Trustor and Beneficiary hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matter arising our of on in any way connected with this Mortgage.

THUS DONE AND PASSED, in the State of California, County of Los Angeles, on the  _____  day of _____, 2010, in the presence of the undersigned competent witnesses, who hereunder sign their names with Trustor and me, Notary, after due reading of the whole.

WITNESSES:	TRUSTOR:

By:

Name:
Title:

NOTARY PUBLIC
My Commission Expires: _____

THUS DONE AND PASSED, in the State of California, County of Los Angeles, on the  _____  day of _____, 2010, in the presence of the undersigned competent witnesses, who hereunder sign their names with Trustor and me, Notary, after due reading of the whole.

WITNESSES:	BENEFICIARY:

BARCLAYS BANK PLC
as Administrative Agent

By:

Name:
Title:

NOTARY PUBLIC
My Commission Expires: _____

EXHIBIT A to MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND COLLATERAL ASSIGNMENT OF PROCEEDS executed as of _____, 2010 by _____, a Louisiana corporation, as “Trustor”, in favor of BARCLAYS BANK PLC, in its capacity as Administrative Agent, as “Beneficiary.”
PROPERTY DESCRIPTION

EXHIBIT D

FORM OF PREFERRED SHIP MORTGAGE
THIS PREFERRED SHIP MORTGAGE (“Mortgage”) on the vessel  _____  No.  _____, dated                     , 20  _____, is made by                     , a Louisiana corporation (“Owner”), in favor of BARCLAYS BANK PLC, in its capacity as Administrative Agent (herein, “Mortgagee”) for the benefit of itself and the “Lenders” party to the Credit Agreement as defined below (such parties being referred to herein collectively and individually as “Lenders”). Any capitalized term used herein and not defined herein shall have the meaning ascribed thereto in the Credit Agreement (as defined below in Recital D).
RECITALS
A. Owner is the sole owner of the whole of the Vessel named (and as defined) herein and a subsidiary of Pinnacle Entertainment, Inc., a Delaware corporation (“Borrower”), and has agreed to give this Mortgage as security for the Secured Obligations described below.
B. The total amount of this Mortgage is $  _____  plus interest and performance of mortgage covenants and the discharge amount is the same as the total amount.
C. Borrower is a party to that certain Fourth Amended and Restated Credit Agreement, dated as of August 2, 2011 (the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Existing Lenders”), and the Mortgagee, as administrative agent for such Existing Lenders, under which Borrower borrowed funds pursuant to a revolving credit facility and term loans as provided in the Credit Agreement.
F. It is a condition precedent to the extension of credit facilities under the Credit Agreement that this Mortgage be executed to provide security for Owner’s “Guarantied Obligations” under that certain Second Amended and Restated Subsidiary Guaranty dated as of December 14, 2005, as amended, (the “Subsidiary Guaranty”), made by the Owner and other “Guarantors” (as defined therein) in favor of the Lenders (the “Secured Obligations”). Owner expects to realize direct and indirect benefits as the result of the availability of the aforementioned credit facilities to Borrower.
AGREEMENT
NOW, in consideration of the premises and for other good and valuable consideration, receipt of all of which is acknowledged, and to secure payment of the Secured Obligations and the performance of all covenants relating hereto and thereto, Owner mortgages and conveys unto Mortgagee, its successors and assigns, the whole of the Vessel named (and as defined) below and as further described in the most recent Certificate of Documentation issued and identified as follows:

Name of Vessel:

Official No.:	Gross Tons:	Net Tons:

Certificate issued by:

Date of Issuance:

together with (i) all masts, boilers, cables, engines, machinery, bowsprits, sails, rigging, anchors, chains, tackle, apparel, furniture, fittings, tools, pumps, equipment, radar, sonar, navigational devices and supplies, and all fishing and other appurtenances and accessories and additions, improvements and replacements whether on board or removed, (ii) the foregoing Certificate of Documentation, which is included herein by reference, and (iii) all earnings, freight, sub-freights, charter hires and sub-charter hires, if any, all of which shall be included in the term “Vessel”;
TO HAVE AND TO HOLD all and singular the Vessel unto Mortgagee, its successors and assigns, forever, upon the terms herein set forth for the enforcement of the Secured Obligations, including, without limitation, to secure performance of, and compliance with all agreements, covenants, terms and conditions in, this Mortgage and the Subsidiary Guaranty;
PROVIDED, HOWEVER, this Mortgage shall cease, if Owner, or its successors or assigns (i) perform and observe all and singular the terms, covenants and agreements secured hereby and set forth herein, (ii) cease to be a Subsidiary as a result of a transaction permitted under the terms of the Credit Agreement, or (iii) secure a release of this Mortgage in accordance with Section 10.l5 of the Credit Agreement; otherwise this Mortgage is to remain in full force and effect.
Nothing in any agreement or other document evidencing the Secured Obligations or in any other agreement between the parties shall be deemed a waiver by Mortgagee of any of the benefits of Chapter 313 of Title 46, U.S. Code (“Chapter 313”) unless such waiver is contained in a written agreement specifically stating that it is the intention of the Mortgagee to waive such benefits.
Owner agrees to perform the Secured Obligations, with interest as provided by the terms thereof, and to perform and observe the further terms, covenants and agreements contained herein, and to hold the Vessel subject thereto.
Owner is organized and is and shall continue in good standing under the laws of the State of Louisiana and is authorized to do business and is in good standing in each other state where the nature of Owner’s activities (including, without limitation, operation of the Vessel) requires it to be so authorized and in good standing, except where failure to so qualify or be in good standing would not constitute a Material Adverse Effect.
ARTICLE I.
PARTICULAR COVENANTS OF OWNER
Owner covenants:
1.1 Owner is and continues to be a citizen of the United States entitled to own and operate the Vessel under her certificate of documentation, which Owner shall maintain in full force and effect. All actions necessary for the execution, delivery and performance of this Mortgage and the Subsidiary Guaranty have been duly taken, and each such agreement or instrument is the valid and legally binding obligation of Owner and enforceable against Owner according to its respective terms.

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1.2 Owner lawfully owns and possesses the Vessel free from all liens and encumbrances whatsoever (except as may be expressly permitted by the terms hereof or of the Credit Agreement) and shall warrant and defend title to and possession of all and every part for the benefit of Mortgagee against all persons, subject to Liens permitted under Section 7.3 of the Credit Agreement. Owner shall not set up against Mortgagee and/or any assignee of this Mortgage any claim of Owner against Mortgagee and/or assignee under any past or future transaction.
1.3 All risk of loss, damage or destruction to or arising from the Vessel shall at all times be on Owner. Owner shall maintain at all times throughout the term of this Mortgage and at Owner’s sole expense, the policies of insurance required to be maintained by the Owner pursuant to the terms of the Credit Agreement, which shall additionally insure the Vessel. The insurance required hereby shall be in such amounts, against such risks, in such form and with such insurers as responsible companies engaged in similar businesses and owning similar assets would maintain and shall otherwise be satisfactory to Mortgagee. In no event shall Mortgagee be responsible for premiums, warranties, conditions or representations to any insurer or any agent thereof. The insurance maintained by Owner shall be primary without any right of contribution from insurance which may be maintained by Mortgagee. Owner shall furnish to Mortgagee a certificate or other evidence satisfactory to Mortgagee that such insurance coverage is in effect. However, Mortgagee shall be under no duty to ascertain the existence or adequacy of such insurance.
1.4 Owner shall comply with and shall not permit the Vessel to be operated contrary to any provision of the insurance policies covering the Vessel or contrary to any provision of laws, treaties, conventions, rules, regulations or orders of the United States, any state and/or any other jurisdiction where operated. Owner shall not abandon the Vessel in any foreign port, nor, without the prior written consent of Mortgagee, permit the Vessel to venture outside the territorial waters of the United States. Unless otherwise permitted under the Credit Agreement, Owner shall do everything necessary from time to time to establish and maintain this Mortgage as a Preferred Ship Mortgage pursuant to Chapter 313.
1.5 Owner agrees to indemnify and hold Mortgagee harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments or suits (and all costs, fees and expenses related thereto), arising out of or related to this Mortgage, the Vessel, or Mortgagee’s interest therein and the manufacture, purchase, possession, use, selection, operation or condition of the Vessel or any part thereof.
1.6 Neither the Owner nor any agent, master or charterer has the right, power or authority to create, incur or permit to be placed or imposed on the Vessel in whole or in part any lien other than for Mortgagee or for crew’s wages or salvage and other than Liens permitted under the Credit Agreement.

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1.7 Owner will carry or cause to be carried a properly certified copy of this Mortgage on board the Vessel with the documents of the Vessel to be exhibited to any and all persons having business with the Vessel which might give rise to a maritime lien thereon or to any sale, conveyance, mortgage or lease thereof, and to any representative of Mortgagee; and will cause to be placed and kept prominently displayed in the chart room and in the Master’s cabin of the Vessel a notice, framed under glass, typewritten in plain type of such size that the paragraph of reading matter shall cover a space not less than six inches wide and nine inches high, reading as follows:
“NOTICE OF PREFERRED SHIP MORTGAGE
This vessel is owned by _____, a _____ corporation, and is subject to a Preferred Ship Mortgage in favor of Barclays Bank PLC (and its successors and assigns in such capacity), as Mortgagee in its capacity as Administrative Agent for itself and the Lenders party to a certain credit facility. Under the terms of the Preferred Ship Mortgage, neither the owner, any charterer, the master, nor any other person has the right, power or authority to create, incur or permit to be placed or imposed upon this vessel, its freight, profits or hire, any lien whatsoever, other than the liens explicitly permitted by the terms of the Preferred Ship Mortgage.”
1.8 Owner shall pay, when due, all taxes, assessments, governmental charges, fines and penalties lawfully imposed and promptly, discharge any and all Liens upon the Vessel, other than taxes, assessments, governmental charges, fines and penalties and Liens which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained in conformity with GAAP so long as the Vessel is not in jeopardy of being seized, levied upon or forfeited as a result of such unpaid tax, assessment, governmental charge or Lien. Except as permitted by Section 6.5 of the Credit Agreement, Owner shall, at its own expense, at all times maintain the Vessel in thorough repair and working order and shall make all proper renewals and replacements. Except as permitted by Section 6.5 of the Credit Agreement, Owner shall, at its own expense, at all times maintain and preserve the Vessel and all its equipment, outfit and appurtenances tight, staunch, strong, in good condition, working order and repair and (to the extent necessary or desirable for its present use) in all respects seaworthy, and if classed by the American Bureau of Shipping or other classification society, will keep the Vessel in such condition as to entitle her to such classification. Owner shall immediately notify Mortgagee of any casualty or damage to the Vessel in an amount equal to or in excess of $500,000, or of the disappearance thereof.
1.9 If the Vessel shall be libeled, attached, detained, seized or levied upon or taken into custody under process or under color of any authority, Owner shall forthwith notify Mortgagee by facsimile, confirmed by letter, and immediately get it released, and in any event within fifteen (15) days after such libel, attachment, detention, seizure, levy or taking into custody. If any lien or encumbrance, other than as permitted by Paragraph 1.6, is claimed against the Vessel, which would constitute a prior lien to this Mortgage or would adversely affect the value of Mortgagee’s security, Mortgagee may, in its discretion, pay and discharge such lien or encumbrance.
1.10 Owner and any charterer shall at all times afford Mortgagee complete opportunity to inspect the Vessel and cargoes and papers, and to examine Owner’s and any charterer’s related accounts and records; and shall certify from time to time, at such intervals as Mortgagee shall determine, that all wages and all other claims which might give rise to a lien upon the Vessel have been paid (except as otherwise permitted by Paragraph 1.6).

4

1.11 Except as otherwise permitted under the Credit Agreement, Owner shall not (a) sell, mortgage, deliver or lease the Vessel, nor charter the Vessel, nor in any manner transfer or agree to sell, mortgage, lease, charter, deliver or otherwise transfer, to any person, any interest or control in the Vessel, except with the prior written consent of Mortgagee, and then only if (i) to persons, and for uses, lawful for American vessels and (ii) the insurance required to be maintained hereby is unaffected or adequately replaced to the satisfaction of Mortgagee; nor (b) without the prior written consent of Mortgagee, merge or consolidate with any other person, firm or corporation, or dissolve. Paragraphs 1.6, 1.7 and 1.10 hereof, and this Paragraph 1.11, shall be included in any charter party with respect to the Vessel.
1.12 From time to time, Owner shall execute and deliver such other and further instruments and assurance as, in the opinion of Mortgagee’s counsel, may reasonably be required to subject the Vessel more effectively to the lien of this Mortgage and as security for the performance of the Secured Obligations and for operation of the Vessel as provided herein, and to arrange sales as provided in Paragraph 2.1(c) of Article II.
ARTICLE II.
DEFAULT
2.1 If an “Event of Default” (under and as defined in the Credit Agreement) shall have occurred and be continuing under the Credit Agreement or any other Loan Document, then, Mortgagee may:
(a) Declare the Secured Obligations to be, and they shall be, due and payable; and/or
(b) Recover judgment for, and collect out of any property of Owner, any amount due; and/or collect all earned charter hire and freight monies relating to services performed by the Vessel, if any, Owner assigning to Mortgagee all such charter hire and freight monies then owing; and/or
(c) Retake the Vessel, with or without legal process, at any time, at any place, and, without being responsible for loss or damage, hold and in Mortgagee’s or in Owner’s name lease, charter, operate or otherwise use the Vessel for such time and on such terms as Mortgagee may deem advisable, being accountable only for net profits, if any, and with the right to dock the Vessel free of charge at Owner’s premises or elsewhere at Owner’s expense; and/or sell the Vessel, free from any claim by Owner of any nature whatsoever, in any manner permitted by law; to the extent so permitted, such sale may be public or private, without notice, without having the Vessel present, and Mortgagee may become the purchaser.
For such purpose Mortgagee and its agents are irrevocably appointed the true and lawful attorneys of Owner in its name and stead to make all necessary transfers of the Vessel thus sold.

5

2.2 In the event the Vessel shall be arrested or detained by any officer of any court or by any other authority, Owner authorizes Mortgagee, its officers, representatives and appointees, in the name of Owner or of Mortgagee, to receive or to take possession, and to defend any action and/or discharge any lien.
2.3 Each and every power or remedy given to Mortgagee shall be cumulative, and in addition to all powers or remedies now or later existing in admiralty, in equity, at law or by statute, and may be exercised as often as may be deemed expedient by Mortgagee. No delay or omission by Mortgagee shall impair any right, power or remedy, and no waiver of any default shall waive any other default. In any suit Mortgagee shall be entitled to obtain appointment of a receiver of the Vessel and its earnings, who shall have full rights and powers to use and operate the Vessel, and to obtain a decree ordering and directing its sale and disposition.
2.4 The net proceeds of any judicial or other sale, and any lease, charter, management, operation or other use of the Vessel by Mortgagee, of any claim for damages, of any judgment, and any insurance received by Mortgagee (except to the extent paid to Owner or applied in payment of repairs or otherwise for Owner’s benefit) shall be applied as follows:

FIRST:
To the payment of all Attorney Costs, court costs, and any other expenses, losses, charges, damages incurred or advances made by Mortgagee or Lenders in order to protect their rights or caused by Owner’s failure to perform any of the Secured Obligations or any other obligations hereunder, with interest on all such amounts at the rate set forth in Section 2.16 of the Credit Agreement, and to provide adequate indemnity against any liens for which priority over this Mortgage is claimed;

SECOND:
To the payment of the Secured Obligations, and any other obligations of Owner hereunder, together with interest thereon, all in such order of application as may be required or permitted by the Loan Documents.

Mortgagee shall be entitled to collect any deficiency from Owner. Owner shall be entitled to any surplus, subject to setoff in favor of Mortgagee or any Lender for any other indebtedness of Owner under the Loan Documents.
2.5 All advances and expenditures which Mortgagee or any Lender in their discretion may make for repairs, insurance, payment of liens or other claims, defense of suits, or for any other related purpose, and all damages sustained by Mortgagee or any Lender because of defaults, shall be repaid by Owner on demand with interest at a rate per annum equal to the interest rate then applicable to Obligations under the Credit Agreement, and until so paid shall be a debt due from Owner to Mortgagee or such Lender, secured by the lien hereof. Neither Mortgagee nor any Lender shall be obligated to make any such advances or expenditures, but if made, the Owner is not relieved of any obligation.
ARTICLE III.
POSSESSION UNTIL EVENT OF DEFAULT
Unless an Event of Default shall have occurred and is continuing, Owner shall be permitted to retain actual possession and use of the Vessel.

6

ARTICLE IV.
SUNDRY PROVISIONS
All covenants and agreements of Owner shall bind Owner and its successors and assigns, and shall inure to the benefit of Mortgagee and Lenders and their respective successors and assigns. In case any term or provision of this Mortgage shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other term or provision of the Mortgage, and this Mortgage shall be construed as if such invalid or unenforceable term or provision was nonexistent.
For purposes of Section 102(c) of Public Law 100-710 (46 U.S.C. § 31321(b)(3)), the total amount that is or may become secured by this Mortgage (excluding interest, expenses and fees) is $ _____; and the discharge amount is the same as the total amount and, although it is not intended that this Mortgage include any property other than the Vessel, if any determination is made at any time that for any reason this Mortgage does include any property other than a “vessel” within the meaning of Section 31322 of Title 46 of the United States Code, then such property may be separately discharged from the lien of the Mortgage.
The parties hereto acknowledge that certain exercises of rights and remedies hereunder may require compliance with applicable Gaming Laws, including the Louisiana Gaming Control Law, La. R.S. 27:1, et seq., together with the regulations applicable to Riverboat Gaming, La. Admin. Code Tit. 42, Part XIII.
Notwithstanding any other provisions of this Mortgage to the contrary, nothing in this Mortgage shall (i) effect any transfer of any ownership interest in Mortgagor or (ii) effect any transfer, sale, purchase, lease or hypothecation of, or any borrowing or loaning of money against, or any establishment of any voting trust agreement or similar agreement with respect to any certificate of suitability or any owner’s license heretofore or hereinafter issued to any person, including Mortgagor, all within the meaning of La. R.S. 27:31 and La. Admin. Code Tit. 42, Pt. XIII, Ch. 25, particularly, and any other applicable provisions of the Louisiana Gaming Control Law.
If there is a conflict between this Mortgage and the Credit Agreement, the terms of the Credit Agreement shall control.

7

IN WITNESS WHEREOF, on the day and year first above written, Owner has caused this Mortgage to be executed in its name by its properly authorized officer.

Owner-Mortgagor:
By:
Name:
Title:

ACCEPTED AND AGREED
AS OF THE DATE FIRST
ABOVE WRITTEN:
“Secured Party”
BARCLAYS BANK PLC
as Administrative Agent, and for
and on behalf of the Lenders

By:

Title:

Address:

EXHIBIT H
FORM OF NOTICE OF BORROWING
__________ ___, 20__
Barclays Bank PLC,
   as Administrative Agent
745 7th Avenue
New York, New York 10019
Attention: Craig Malloy
Pinnacle Entertainment, Inc.
Ladies and Gentlemen:
Pursuant to that certain Fourth Amended and Restated Credit Agreement, dated as of August 2, 2011 (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among Pinnacle Entertainment, Inc., a Delaware corporation (the “Borrower”), each bank and other financial institution or entity from time to time party thereto, and Barclays Bank PLC, as administrative agent (the “Administrative Agent”), the Borrower hereby gives the Administrative Agent irrevocable notice that the Borrower hereby requests a Loan or Swing Line Loan under the Credit Agreement, and in that connection sets forth below the information relating to such Loan or Swing Line Loan:
1.	The Borrower hereby requests (Check one box only):
(a).	A Loan under Revolving Commitment ☐

(b).	A Swing Line Loan under Revolving Commitment ☐

(c).	A Loan under the Incremental Term Commitment ☐

(d).	A Loan under the Incremental Delayed Draw Term Loan Commitment ☐
2.	The aggregate amount of the proposed Loan is $_____.

3.	The Business Day of the proposed Loan is _____

4.	Type of the proposed Loan elected (Check one box only):
(a).	Base Rate Loan ☐

(b).	Eurodollar Loan _____ with an interest period of _____ months.[1] ☐
In connection with the requested Loan or Swing Line Loan, the Borrower hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of the proposed Loan, Swing Line Loan:
(a) Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct as of such earlier date.
(b) No Default or Event of Default has occurred and is continuing on the date hereof, or would result from the proposed Loan or Swing Line Loan or the application of the proceeds thereof.
The Borrower agrees that, if prior to the time of the proposed Loan or Swing Line Loan any of the foregoing certifications shall cease to be true and correct, the Borrower shall forthwith notify the Administrative Agent thereof in writing (any such notice, a “Non-Compliance Notice”). Except to the extent, if any, that prior to the time of the proposed Loan or Swing Line Loan the Borrower shall deliver a Non-Compliance Notice to the Administrative Agent, each of the foregoing certifications shall be deemed to be made additionally on the date of the proposed Loan or Swing Line Loan as if made on such date.
[Signature page follows]

[1]	Specify 1, 2, 3 or 6 months Interest Period (any other period is subject to certain consent requirements set forth in Section 10.1 of the Credit Agreement).

Very truly yours, PINNACLE ENTERTAINMENT, INC., a Delaware corporation
By:
Name:
Title:

EXHIBIT I-1
FORM OF INCREMENTAL TERM NOTE
___________ 20__
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$_____	_____ _____, 20_____
FOR VALUE RECEIVED, the undersigned, PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to  _____  or its registered assign at the Payment Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of  _____  dollars ($_____) (the “Loan”), together with interest thereon, in accordance with the terms set forth in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, the date, type and amount of the Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement absent manifest error shall constitute prima facie evidence of the accuracy of the information so endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Loan.
This Note (a) is one of the Incremental Term Notes referred to in the Fourth Amended and Restated Credit Agreement dated as of August 2, 2011 (as the same may be further amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC, as Joint Lead Arrangers and Joint Book Runners, and BARCLAYS BANK PLC, as Administrative Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any Event of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

PINNACLE ENTERTAINMENT, INC. a Delaware corporation
By:
Name:
Title:

Schedule A
to Incremental Term Note
LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

		Amount		Amount of Base Rate
	Amount of Base Rate	Converted to	Amount of Principal of	Loans Converted to	Unpaid Principal Balance
Date	Loans	Base Rate Loans	Base Rate Loans Repaid	Eurodollar Loans	of Base Rate Loans	Notation Made By

Schedule B
to Incremental Term Note
LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

		Amount Converted	Interest Period and	Amount of Principal	Amount of Eurodollar	Unpaid Principal
	Amount of	to Eurodollar	Eurodollar Rate with	of Eurodollar Loans	Loans Converted to	Balance of	Notation
Date	Eurodollar Loans	Loans	Respect Thereto	Repaid	Base Rate Loans	Eurodollar Loans	Made By

EXHIBIT I-2
FORM OF INCREMENTAL DELAYED DRAW TERM NOTE
___________ 20__
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$________________	_____________________.
__________ ______, 20_____
FOR VALUE RECEIVED, the undersigned, PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to  _____  or its registered assign at the Payment Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of  _____  dollars ($__________) (the “Loan”), together with interest thereon, in accordance with the terms set forth in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, the date, type and amount of the Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement absent manifest error shall constitute prima facie evidence of the accuracy of the information so endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Loan.
This Note (a) is one of the Incremental Delayed Draw Term Notes referred to in the Fourth Amended and Restated Credit Agreement dated as of August 2, 2011 (as the same may be further amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC, as Joint Lead Arrangers and Joint Book Runners, and BARCLAYS BANK PLC, as Administrative Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any Event of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

PINNACLE ENTERTAINMENT, INC. a Delaware corporation
By:
Name:
Title:

Schedule A
to Incremental Delayed Draw Term Note
LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

		Amount		Amount of Base Rate
	Amount of Base Rate	Converted to	Amount of Principal of	Loans Converted to	Unpaid Principal Balance
Date	Loans	Base Rate Loans	Base Rate Loans Repaid	Eurodollar Loans	of Base Rate Loans	Notation Made By

Schedule B
to Incremental Delayed Draw Term Note
LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

		Amount Converted	Interest Period and	Amount of Principal	Amount of Eurodollar	Unpaid Principal
	Amount of	to Eurodollar	Eurodollar Rate with	of Eurodollar Loans	Loans Converted to	Balance of	Notation
Date	Eurodollar Loans	Loans	Respect Thereto	Repaid	Base Rate Loans	Eurodollar Loans	Made By

EXHIBIT I-3
FORM OF REVOLVING CREDIT NOTE
____________, 2011
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$_____________________
_________________ _____, 20________
FOR VALUE RECEIVED, the undersigned, PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (as hereinafter defined) (the “Lenders”) or their registered assigns at the Payment Office specified in the Credit Agreement in lawful money of the United States and in immediately available funds, on or before the Revolving Credit Termination Date the principal amount of (a)  _____  dollars ($_______________), or, if less, (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower, together with interest thereon, pursuant to the terms of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, the date, type and amount of each Revolving Credit Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement absent manifest error shall constitute prima facie evidence of the accuracy of the information so endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Credit Loan.
This Note (a) is one of the Revolving Credit Notes referred to in the Fourth Amended and Restated Credit Agreement dated as of August 2, 2011 (as the same may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC, as Joint Lead Arrangers and Joint Book Runners, and BARCLAYS BANK PLC, as Administrative Agent, (b) is subject to the provisions of the Credit Agreement, and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any Event of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[Signature page follows]

PINNACLE ENTERTAINMENT, INC. a Delaware corporation
By:
Name:
Title:

Schedule A
to Revolving Credit Note
LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

		Amount		Amount of Base Rate
	Amount of Base Rate	Converted to	Amount of Principal of	Loans Converted to	Unpaid Principal Balance
Date	Loans	Base Rate Loans	Base Rate Loans Repaid	Eurodollar Loans	of Base Rate Loans	Notation Made By

Schedule B
to Revolving Credit Note
LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

		Amount Converted	Interest Period and	Amount of Principal	Amount of Eurodollar	Unpaid Principal
	Amount of	to Eurodollar	Eurodollar Rate with	of Eurodollar Loans	Loans Converted to	Balance of	Notation
Date	Eurodollar Loans	Loans	Respect Thereto	Repaid	Base Rate Loans	Eurodollar Loans	Made By

EXHIBIT I-4
FORM OF SWING LINE NOTE
___________ 20____
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$___________________	_____________ ______, 20______
FOR VALUE RECEIVED, the undersigned, PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Borrower”), hereby promises to pay  _____  (the “Swing Line Lender”) or its registered assigns at the payment office specified in the Credit Agreement (as herein defined) in lawful money of the United States and in immediately available funds, on or before the Revolving Credit Termination Date the principal amount of (a)  _____  dollars ($______________), or, if less, (b) the aggregate unpaid principal amount of all Swing Line Loans made by the Swing Line Lender to the Borrower, together with interest thereon, pursuant to the terms of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereto or on a continuation thereof which shall be attached hereto and made a part hereof, the date and amount of each Swing Line Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof. Each such endorsement absent manifest error shall constitute prima facie evidence of the accuracy of the information so endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Swing Line Loan.
This Note (a) is one of the Swing Line Notes referred to in the Fourth Amended and Restated Credit Agreement dated as of August 2, 2011 (as the same may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Lenders, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC, as Joint Lead Arrangers and Joint Book Runners, and BARCLAYS BANK PLC, as Administrative Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any Event of Default, all principal and all accrued interest then remaining unpaid on this note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

PINNACLE ENTERTAINMENT, INC., a Delaware corporation
BY:
Name:
Title:

Schedule A
to Swing Line Note
LOANS AND REPAYMENTS OF SWING LINE LOANS

	Amount of	Amount of Principal of Swing Line	Unpaid Principal Balance of Swing
Date	Swing Line Loans	Loans Repaid	Line Loans	Notation Made By

EXHIBIT J
FORM OF EXEMPTION CERTIFICATE
_____________ 20____
Reference is made to the Fourth Amended and Restated Credit Agreement, dated as of August 2, 2011 (as the same may be further amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”) among PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC, as Joint Lead Arrangers and Joint Book Runners, and BARCLAYS BANK PLC, as Administrative Agent. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. _______________(the “Non-U.S. Lender”) is providing this certificate pursuant to the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:
1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.
2. The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:
(a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and
(b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;
3. The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and
4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]
By:
Name:
Title:
Date:_______________

EXHIBIT K
FORM OF CLOSING CERTIFICATE
Pursuant to Section 5.1(k) of the Fourth Amended and Restated Credit Agreement dated as of August 2, 2011 (the “Credit Agreement”) (capitalized terms not otherwise defined herein are used herein as so defined in the Credit Agreement), among PINNACLE ENTERTAINMENT, INC., a Delaware corporation (“Borrower”), the several banks and other financial institutions or entities parties thereto (the “Lenders”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC, as joint lead arrangers and joint book runners, and BARCLAYS BANK PLC, as administrative agent (the “Administrative Agent”), the undersigned, [Carlos Ruisanchez and John A. Godfrey], hereby certify as follows this 2 day of August, 2011:
1. That they are, respectively, either the chief financial officer or the treasurer of each of the entities listed below (individually, a “Company” and collectively, the “Companies”) (or, in the case of a limited liability company or a partnership, the manager, the chief financial officer or treasurer of the member and/or manager and/or managing member or partner of such limited liability company or partnership, respectively).
2. The representations and warranties of each of the Loan Parties contained in the Credit Agreement and the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof.
3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made and/or Letters of Credit to be issued on the date hereof.
4. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Company, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Company.
5. The execution, delivery and performance of each Loan Document to which each Company is a party and, in the case of Borrower, to borrow under the Credit Agreement, was duly authorized by resolutions duly adopted by the appropriate governing body of the applicable Company (the “Resolutions”), a true, correct and complete copy of which is attached hereto as Exhibit A and incorporated herein by this reference, and the Resolutions remain in full force and effect as of the date hereof and are the only corporate proceedings of the Companies now in force relating to or affecting the matters referred to therein.
6. Attached hereto as Exhibit B are true, correct and complete copies of all the articles (or certificates) of incorporation (or, in the case of a limited liability company or a partnership, the certificates of formation or articles of organization) of each of the Companies.
7. Attached hereto as Exhibit C are true, correct and complete copies of all the bylaws (or, in the case of a limited liability company or a partnership, the operating agreement or partnership agreement) of the Companies.

8. Attached hereto as Exhibit D are Certificates of Good Standing or Certificates of Existence with respect to each Company from the issuing governmental agency of each Company’s respective jurisdiction of formation.
9. Attached hereto as Exhibit E are Certificates of Good Standing as foreign entities from the issuing governmental agency of each jurisdiction where each Company’s ownership, lease or operation of Property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect.
10. Pursuant to the Resolutions, the undersigned, or in our absence any other appropriate officer of the Companies, have been designated to execute the Loan Documents referred to in the Resolutions to which each Company is a party.
[Signature page follows]

This certificate is being delivered to the Administrative Agent pursuant to Section 5.1(k) of the Credit Agreement, and the Administrative Agent and the Lenders are authorized to rely on this Certificate in connection with the Credit Agreement and the transactions contemplated thereby. In addition, each legal counsel rendering an Opinion of Counsel is authorized to rely on this Certificate in connection with the Credit Agreement and the transactions contemplated thereby.

PINNACLE ENTERTAINMENT, INC., a Delaware corporation, as Borrower
By:
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

BILOXI CASINO CORP., a Mississippi corporation CASINO MAGIC CORP, a Minnesota corporation ST. LOUIS CASINO CORP., a Missouri corporation
By:
	Name:	Carlos A. Ruisanchez
	Title:	Chief Financial Officer and Treasurer

CASINO ONE CORPORATION, a Mississippi corporation PNK (BOSSIER CITY), INC., a Louisiana corporation
By:
	Name:	Carlos A. Ruisanchez
	Title:	Treasurer

BELTERRA RESORT INDIANA, LLC, a Nevada limited liability company By: Pinnacle Entertainment, Inc., its sole member
By:
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

BOOMTOWN, LLC, a Delaware limited liability company By: Pinnacle Entertainment, Inc., its sole member
By:
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

OGLE HAUS, LLC, an Indiana limited liability company By: Belterra Resort Indiana, LLC, its sole member By: Pinnacle Entertainment, Inc., its sole member
By:
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

PNK (LAKE CHARLES), L.L.C., a Louisiana limited liability company By: Pinnacle Entertainment, Inc., its sole member and manager
By:
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

PNK (RENO), LLC, a Nevada limited liability company By: Pinnacle Entertainment, Inc., its sole member
By:
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

LOUISIANA-I GAMING, a Louisiana partnership in commendam By: Boomtown, LLC, its general partner By: Pinnacle Entertainment, Inc., its sole member
By:
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

PNK (ES), LLC, a Delaware limited liability company By: Pinnacle Entertainment, Inc., its sole member
By:
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

PNK (ST. LOUIS RE), LLC, a Delaware limited liability company By: Pinnacle Entertainment, Inc., its sole member
By:
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

PNK (CHILE 1), LLC, a Delaware limited liability company By: Pinnacle Entertainment, Inc, its sole member
By:
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

PNK (CHILE 2), LLC, a Delaware limited liability company By: Pinnacle Entertainment, Inc, its sole member
By:
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

YANKTON INVESTMENTS, LLC, a Nevada limited liability company
By:
	Name:	John A. Godfrey
	Title:	Manager

PNK (BATON ROUGE) PARTNERSHIP, a Louisiana partnership By: PNK Development 8, LLC, its Managing Partner By: Pinnacle Entertainment, Inc., its sole member
By:
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

PNK Development 7, LLC, a Delaware limited liability company By: Pinnacle Entertainment, Inc., its sole member
By:
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

PNK Development 8, LLC, a Delaware limited liability company By: Pinnacle Entertainment, Inc., its sole member
By:
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

PNK Development 9, LLC, a Delaware limited liability company By: Pinnacle Entertainment, Inc., its sole member
By:
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

PNK (SCB), L.L.C., a Louisiana limited liability company By: PNK Development 7, LLC, its sole member By: Pinnacle Entertainment, Inc., its sole member
By:
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

PNK (STLH), LLC, a Delaware limited liability company By: Pinnacle Entertainment, Inc., its sole member
By:
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

President Riverboat Casino-Missouri, Inc. a Missouri corporation
By:
	Name:	Carlos A. Ruisanchez
	Title:	Chief Financial Officer and Treasurer

PNK (RIVER CITY), LLC, a Missouri limited liability company By: Pinnacle Entertainment, Inc., its sole member
By:
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

PNK (Ohio), LLC, an Ohio limited liability company By: Pinnacle Entertainment, Inc., its sole member
By:
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

PNK (Ohio) II, LLC, an Ohio limited liability company By: PNK (Ohio), LLC., its sole member
By:
	Name:	Carlos A. Ruisanchez
	Title:	Vice President and Treasurer

PNK (Ohio) III, LLC, an Ohio limited liability company By: PNK (Ohio), LLC, its sole member
By:
	Name:	Carlos A. Ruisanchez
	Title:	Vice President and Treasurer

ACCEPTED AND AGREED TO:
BARCLAYS BANK PLC,
as Administrative Agent

By:

Name:
Title:

EXHIBIT O
FORM OF ASSIGNMENT AND ACCEPTANCE
_____________, 20_______
Reference is made to the Fourth Amended and Restated Credit Agreement, dated as of August 2, 2011 (as amended and as the same may be further amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), among PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC, as Joint Lead Arrangers and Joint Book Runners, and BARCLAYS BANK PLC as Administrative Agent. Capitalized terms used and not defined herein shall have the meaning set forth in the Credit Agreement.
The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:
1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below in paragraph 4), the interest described on Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility” collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.
2. The Assignor: (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Facilities and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Facility, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 4.1 and Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including, without limitation, if it is organized under the laws of a jurisdiction outside of the United States, its obligation pursuant to Section 2.21 of the Credit Agreement.
4. The effective date of this Assignment and Acceptance shall be the “Effective Date of Assignment” set forth in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
7. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.
[Signature page follows]

Schedule 1
to Assignment and Acceptance

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Commitment Percentage
Credit Facility Assigned	Principal Amount Assigned	Assigned[1]

	$	.	%

[Name of Assignee]

By:

Title:

[Name of Assignor]

By:

Title:

[1]	Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.

Consented To:
PINNACLE ENTERTAINMENT, INC.,
a Delaware corporation2

By:

Title:

BARCLAYS BANK PLC, as Administrative Agent

By:

Title:

                                          , as Issuing Lender

By:

Title:

                                         , as Swing Line Lender

By:

Title:

[2]
The consents of the Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender may not be required. Typically, the Credit Agreement provides that the consent of the Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender is required unless (i) the assignee already is a Lender under the Credit Agreement and (ii) in the case of the Issuing Lender and the Swing Lender, Revolving Credit Commitments are not being assigned. Check Section 10.6 of the Credit Agreement to determine what is needed.

EXHIBIT Q
FORM OF DECLINING LENDER NOTICE
BARCLAYS BANK PLC
745 7th Avenue
New York, New York 10019
[Name and Address of Lender]
Attention of [_______________]
Telecopy No. [_______________]
[Date]
Ladies and Gentlemen:
The undersigned, BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”), refers to that certain Fourth Amended and Restated Credit Agreement, dated as of August 2, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC, as Joint Lead Arrangers and Joint Book Runners, and the Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The Administrative Agent hereby gives notice of an offer of prepayment made by the Borrower pursuant to Section 2.13 of the Credit Agreement of the prepayment amount. The portion of the prepayment amount to be allocated to the Loan held by you and the date on which such prepayment will be made to you (should you elect to receive such prepayment) are set forth below:

(A) Total prepayment amount:

(B) Portion of prepayment amount to be received by you:

(C) Mandatory prepayment date (5 Business Days after the date of this Declining Lender Notice):
IF YOU DO NOT WISH TO RECEIVE ALL OF THE PREPAYMENT AMOUNT TO BE ALLOCATED TO YOU ON THE MANDATORY PREPAYMENT DATE INDICATED IN PARAGRAPH (C) ABOVE, please sign this notice in the space provided below and indicate the percentage of the prepayment amount otherwise payable WHICH YOU DO NOT WISH TO RECEIVE. Please return this notice as so completed via telecopy to the attention of [_______________] at [_______________], no later than 10:00 a.m., New York City time, one business day prior to the mandatory prepayment date, at Telecopy No. [_______________].

IF YOU DO NOT RETURN THIS NOTICE, YOU WILL RECEIVE 100% OF THE PREPAYMENT ALLOCATED TO YOU ON THE MANDATORY PREPAYMENT DATE.

BARCLAYS BANK PLC, as Administrative Agent
By:
Name:
Title:
_______________, hereby DECLINES its option to receive all of the prepayment amount.
[Name of Lender]

By:

Name:

Title: